 Filed Pursuant to Rule 424(b)(5)
 Registration No. 333-256940
PROSPECTUS SUPPLEMENT
(To Prospectus Dated June 17, 2021)
1,700,000 Shares
7.75% Series A Cumulative Redeemable Preferred Stock
(Liquidation Preference $25.00 Per Share)
We are offering to the public 1,700,000 shares of our 7.75% Series A Cumulative Redeemable Preferred Stock, par value $0.001 per share, which we refer to in this Prospectus Supplement as the Series A Preferred Stock. This is the initial issuance of the Series A Preferred Stock. We will pay quarterly cumulative cash dividends on the Series A Preferred Stock, in arrears, on the 30th day of March, June, September and December of each year (provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day) from and including the date of original issuance at 7.75% of the $25.00 per share liquidation preference per annum (equivalent to $1.9375 per annum per share). Dividends will be payable, when, as and if authorized by our board of directors and declared by us, to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls. The first dividend on the Series A Preferred Stock sold in this offering will be payable on September 30, 2021 and will be in the amount of $0.4898 per share.
The Series A Preferred Stock may not be redeemed before June 29, 2026 except under circumstances intended to preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes and except as described below upon the occurrence of a Change of Control (as defined elsewhere in this Prospectus Supplement). On or after June 29, 2026, we may, at our option, redeem any or all of the shares of the Series A Preferred Stock at $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. In addition, upon the occurrence of a Change of Control, we may, at our option, redeem any or all of the shares of Series A Preferred Stock within 120 days after the first date on which such Change of Control occurred for a cash redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the redemption date. The Series A Preferred Stock has no stated maturity, is not subject to any sinking fund or mandatory redemption and will remain outstanding indefinitely unless repurchased or redeemed by us or converted into our common shares in connection with a Change of Control by the holders of shares of Series A Preferred Stock.
Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right (subject to our election to redeem the Series A Preferred Stock in whole or in part, as described above, prior to the Change of Control Conversion Date (as defined elsewhere in this Prospectus Supplement)) to convert some or all of the shares of Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of our common shares per share of Series A Preferred Stock equal to the lesser of:
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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of the Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

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25.00, or the Share Cap (as defined elsewhere in this Prospectus Supplement), subject to certain adjustments as explained herein;

in each case, on the terms and subject to the conditions described in this Prospectus Supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this Prospectus Supplement.
No current market exists for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on the NYSE American under the symbol “SACHPRA”. If the application is approved, trading of the Series A Preferred Stock on the NYSE American is expected to begin on or about July 6, 2021. Our common shares are traded on the NYSE American under the symbol “SACH.”
To assist us in maintaining our qualification as a REIT, among other purposes, our shareholders are generally restricted from owning (or being treated as owning under applicable attribution rules) more than 4.99% by value or number of shares, whichever is more restrictive, of our outstanding common shares or more than 4.99% by value of our outstanding shares of capital stock, unless our board of directors waives these limitations. In addition, except under limited circumstances as described in this Prospectus Supplement, holders of the Series A Preferred Stock generally do not have any voting rights.
We have granted the underwriters the right to purchase up to an additional 255,000 shares of Series A Preferred Stock from us to cover over-allotments, if any, on the same terms and conditions set forth above within 30 days of the date of this Prospectus Supplement.
Investing in the Series A Preferred Stock involves significant risks. Please read “Risk Factors” on page S-21 of this Prospectus Supplement, on page 12 of the accompanying Base Prospectus and in the documents incorporated by reference into this Prospectus Supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Series A Preferred Stock or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters have agreed to purchase the shares of Series A Preferred Stock from us at 96.00% of the liquidation preference per share, or $24.00 per share (resulting in $40,800,000 in aggregate proceeds to us, before deducting expenses payable by us). The underwriters propose to offer the shares of Series A Preferred Stock for sale, from time to time, in one or more negotiated transactions, at prices that may be different than par. These sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices negotiated by the joint book-running managers or with approval from the joint book-running managers.
	Per Share	Total(1)
Public offering price	$25.00	$42,500,000
Underwriting discount	$1.00	$1,700,000
Proceeds, before expenses, to us	$24.00	$40,800,000

(1)
Assumes no exercise of the underwriters’ over-allotment option.

Delivery of the shares of Series A Preferred Stock is expected to be made on or about June 29, 2021 only in book-entry form through the facilities of The Depository Trust Company.
Joint Book-Running Managers
Ladenburg Thalmann	Janney Montgomery Scott	William Blair
Co-Manager
Aegis Capital Corp.
Prospectus Supplement dated June 23, 2021.

Prospectus Supplement
Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
You should carefully read this entire Prospectus Supplement and the accompanying Base Prospectus, including the information included and referred to under “Risk Factors” below and in the accompanying Base Prospectus, the information incorporated by reference in this Prospectus Supplement and in the accompanying Base Prospectus, and the financial statements and the other information incorporated by reference in this Prospectus Supplement and in the accompanying Base Prospectus, before making an investment decision.
This Prospectus Supplement and the accompanying Base Prospectus form part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. This document contains two parts. The first part consists of this Prospectus Supplement, which provides you with specific information about this offering. The second part, the accompanying Base Prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “Prospectus,” we are referring to both parts combined. This Prospectus Supplement may add, update, or change information contained in the accompanying Base Prospectus. To the extent that any statement we make in this Prospectus Supplement is inconsistent with statements made in the accompanying Base Prospectus or any documents incorporated by reference herein or therein, the statements made in this Prospectus Supplement will be deemed to modify or supersede those made in the accompanying Base Prospectus and such documents incorporated by reference herein and therein.
This Prospectus Supplement and the accompanying Base Prospectus relate to the offering of the Series A Preferred Stock. Before buying any Series A Preferred Stock, we urge you to carefully read this Prospectus Supplement and the accompanying Base Prospectus, together with the information incorporated herein and therein by reference as described under the headings “Where You Can Find More Information; Incorporation by Reference.” These documents contain important information that you should consider when making your investment decision. This Prospectus Supplement may add, update, or change information in the accompanying Base Prospectus.
You should rely only on the information contained in or incorporated by reference in this Prospectus Supplement, the accompanying Base Prospectus and any free writing prospectus that we may authorize for use in connection with this offering. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the Series A Preferred Stock in any jurisdiction where the offer or sale is not permitted or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this Prospectus Supplement, the accompanying Base Prospectus, the documents incorporated by reference herein and therein and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should carefully read this entire Prospectus Supplement and the accompanying Base Prospectus, including the information included and referred to under “Risk Factors” below, the information incorporated by reference in this Prospectus Supplement and in the accompanying Base Prospectus, and the financial statements and the other information incorporated by reference in the accompanying Base Prospectus, before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the section of this Prospectus Supplement entitled “Where You Can Find More Information; Incorporation by Reference.”
This Prospectus Supplement and the accompanying Base Prospectus contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed as exhibits to the registration statement of which this Prospectus Supplement is a part or as exhibits to documents incorporated by reference herein, and you may obtain copies of those documents as described below under the headings “Where You Can Find More Information; Incorporation by Reference.” We note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.
The industry and market data and other statistical information contained in the documents we incorporate by reference are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.
Securities offered pursuant to the registration statement to which this Prospectus Supplement relates may only be offered and sold if not more than three years have elapsed since the initial effective date of the registration statement, subject to the extension of this period in compliance with applicable SEC rules.
All references in this Prospectus Supplement to “us,” “we,” or “our,” are references to Sachem Capital Corp. and its predecessor, Sachem Capital Partners, LLC, or SCP, unless specified otherwise.

PROSPECTUS SUPPLEMENT SUMMARY
The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this Prospectus Supplement and the accompanying Base Prospectus. This summary may not contain all the information that is important to you or that you should consider before making a decision to invest in the Series A Preferred Stock. Please read this entire Prospectus Supplement and the accompanying Base Prospectus, including the risk factors, as well as the information incorporated by reference in this Prospectus Supplement and the accompanying Base Prospectus, carefully.
Overview
We are a Connecticut-based real estate finance company that specializes in originating, underwriting, funding, servicing and managing a portfolio of short-term (i.e., three years or less) loans secured by first mortgage liens on real property. From our inception, in December 2010, through our initial public offering, in February 2017, we operated as a limited liability company. On February 9, 2017, we completed our initial public offering (the “IPO”), the primary purpose of which was to raise equity capital to fund mortgage loans and expand our mortgage loan portfolio and to diversify our ownership so that we could qualify, for federal income tax purposes, as a real estate investment trust, or REIT.
We believe that, since consummation of the IPO, we have qualified as a REIT for federal income tax purposes. We elected to be taxed as a REIT beginning with our 2017 tax year. As a REIT, we are entitled to claim deductions for distributions of taxable income to our shareholders thereby eliminating any corporate tax on such taxable income. Any taxable income not distributed to shareholders is subject to tax at the regular corporate tax rates and may also be subject to a 4% excise tax to the extent it exceeds 10% of our total taxable income. To maintain our qualification as a REIT, we are required to distribute each year at least 90% of our taxable income. As a REIT, we may also be subject to federal excise taxes and state taxes.
Our Competitive Strengths
We believe our competitive strengths include:
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History of successful operations.   We commenced operations as a limited liability company in December 2010 with three investors and limited equity capital. Since our inception through March 31, 2021, we have funded approximately 1,472 mortgage loans having an aggregate principal amount of $380.9 million. Immediately prior to our initial public offering in February 2017 (the “IPO”), we had approximately 155 investors and $27 million of members’ equity. Since we became a public company, as of March 31, 2021, we have raised approximately an additional $50.2 million (excluding the IPO proceeds) in equity capital and $114.2 million of debt capital. Similarly, since the IPO, our mortgage loan portfolio has grown from $33.8 million to $156.8 million at March 31, 2021. In addition, at March 31, 2021, we had $18.3 million of cash and cash equivalents. We have reported net profits in every quarter since our IPO.

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Long-standing relationships.   We have ongoing relationships with many of our borrowers. At March 31, 2021, our loan portfolio includes 157 loans having an aggregate principal balance of approximately $27.2 million that were extensions of prior loans. Customers are also a referral source for new borrowers. As long as these borrowers remain active real estate investors, they provide us with an advantage in securing new business and help us maintain a pipeline to attractive new opportunities that may not be available to many of our competitors or to the general market.

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Competent workforce.   Our employees are multi-skilled professionals who have a strong “team” orientation, a “continuous process improvement” mentality, and an authentic desire to learn all aspects of our business and contribute wherever and however they are needed. Our staff also includes the addition of NAMU®-CCUP Certified Commercial Mortgage Underwriters following the standards of The National Association of Mortgage Underwriters.

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Knowledge of the market.   We have an intimate knowledge of the Connecticut real estate market, which enhances our ability to identify attractive opportunities and helps distinguish us from many of our competitors.

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Disciplined lending.   We seek to maximize our risk-adjusted returns, and preserve and protect capital, through our disciplined and credit-based approach. We utilize rigorous underwriting and loan closing procedures that include numerous checks and balances to evaluate the risks and merits of each potential transaction. We seek to protect and preserve capital by carefully evaluating the condition of the property, the location of the property, the value of the property and other forms of collateral.

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Vertically integrated loan origination platform.   We manage and control the loan process from origination through closing with our own personnel or independent third parties, including legal counsel and appraisers, with whom we have long relationships. Together, these individuals constitute a team highly experienced in credit evaluation, underwriting and loan structuring. We also believe that our procedures and experience allow us to execute opportunities quickly and efficiently.

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Structuring flexibility.   As a small, non-bank, geographically focused real estate lender, we can move quickly and have much more flexibility than traditional lenders to structure loans to suit the needs of our clients. Our ability to customize financing structures to meet borrowers’ needs is one of our key business strengths.

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No legacy issues.   We are not burdened by distressed legacy real estate assets.

Market Opportunity
Notwithstanding the spread of the novel corona virus known as COVID-19, which had a severe adverse impact on certain segments of the U.S. and global economy, its impact on our business was negligible. And, now, that the spread of the virus is receding and the restrictions imposed to contain the virus are being lifted, we believe that there will continue to be a significant market opportunity for a well-capitalized “hard money” lender to originate attractively priced loans to small-scale real estate developers with strong equity positions (i.e., good collateral), particularly in Connecticut where, traditionally, real estate values in many neighborhoods have been stable and substandard properties are improved, rehabilitated and renovated. We further believe that there are many opportunities for us to expand our business into new markets. For example, since the fourth quarter of 2019, we have funded loans secured by properties in Naples, Florida, Phoenix, Arizona, Austin, Texas, Charleston, South Carolina, Littleton, Colorado and Sacramento, California. We also believe developers will prefer to borrow from us rather than other lending sources because of our flexibility in structuring loans to suit their needs, our lending criteria, which places greater emphasis on the value of the collateral rather than the property cash flow or credit of the borrower, and our ability to close quickly.
Our Objectives and Strategy and Outlook for 2021
Our primary business objective remains constant: to grow our loan portfolio while protecting and preserving capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term principally through dividends. We intend to achieve this objective by accelerating profitable growth and driving operational excellence. To accelerate profitable growth, we will continue to focus on selectively originating, managing, and servicing a portfolio of first mortgage real estate loans designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We are also targeting larger-value commercial loans with strong, experienced sponsors. To drive operational excellence, we have embarked on a broad change management initiative to review, assess, and upgrade — or transform if necessary — our existing operational processes, from workflows and employee roles/responsibilities to decision trees and data collection forms. We believe that our ability to react quickly to the needs of borrowers, our flexibility in terms of structuring loans to meet the needs of borrowers, our intimate knowledge of the Connecticut real estate market, which is our largest market, our expertise in “hard money” lending and our focus on newly originated first mortgage loans, should enable us to achieve our primary objective. Nevertheless, we remain flexible to take advantage of other real estate opportunities that may arise from time to time, whether they relate to the mortgage market or to direct or indirect investments in real estate.
Our strategy to achieve this objective also includes the following:
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capitalize on opportunities created by the long-term structural changes in the real estate lending market and the continuing lack of liquidity in the commercial and investment real estate markets;

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take advantage of the prevailing economic environment and current economic, political and social trends that may impact real estate lending, as well as the outlook for real estate in general and particular asset classes;

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remain flexible to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle; and

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operate to qualify as a REIT and for an exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act.

In terms of our outlook for 2021, the biggest challenge remains the unknown impact of COVID-19 and future actions that may be taken to contain the spread of COVID-19 should there be another “surge”. Keeping our workforce healthy and safe is our number one priority and we are following the updated guidelines and recommendations issued by the State of Connecticut on March 19, 2021. We continue to encourage employees to stay home when sick and encourage working from home when possible. In the event of a positive COVID-19 case, Sachem employees inform management and follow state testing and contact tracing protocols. At Sachem, we have not been immune to the virus striking our employees and their family members. Fortunately, none of these occurrences has been life-threatening in any way. However, to mitigate the risk of office closure and to ensure business continuity, our employees are equipped so they can seamlessly work remotely, away from the Sachem corporate office. This remote work set-up has proven to be effective since, at times during the pandemic, employees had to self-isolate based on their own health condition or that of an immediate family member. While loan processing and funding may have been marginally delayed, there was no impact to the service levels we provided our borrowers.
In the event we are forced to close our physical office, there would be some impact. For example, the underwriting process would continue to function but would take longer to complete without immediate access to background and credit profiles. Loan committee meetings would continue to be held virtually (as they are under normal conditions) but the loan approval process may incur delay or not be as thorough and efficient as in the past. In addition, we may not be able to meet with borrowers or potential borrowers, including physical property inspections, which could adversely impact our ability to service our loans, monitor compliance and originate new loans. Finally, the filing of loan documents with the various recording offices may be delayed.
In summary, the consequences may include one or more of the following:
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increase the amount of time necessary to review loan applications, structure loans and fund loans;

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adversely impact the ability of borrowers to remain current on their obligations;

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reduce the rate of prepayments;

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delay the completion of renovation projects in-process;

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inhibit the ability of borrowers to sell their properties to repay their obligation to us; and

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delay foreclosure or other judicial proceedings necessary to enforce our rights.

Other factors that we believe will impact our business in 2021 include the following:
Increased competition.   In the past, our primary competitors were other non-bank real estate finance companies and banks and other financial institutions. Our principal competitive advantages included our size and our ability to address the needs of borrowers in terms of timing and structuring loan transactions. More recently, we are encountering competition from private equity funds, hedge funds and other specialty finance entities funded by investment banks, asset managers, private equity funds and hedge funds. Clearly, the primary driver for these new market participants is the need to generate yield. They are well-funded and aggressive in terms of pricing.
Borrower expectations.   The new competitive landscape is shifting the negotiating leverage in favor of borrowers. As borrowers have more choices, they are demanding better terms. For the quarter ended March 31, 2021, the yield on our portfolio was 11.73% compared to 12.16% for the quarter ended March 31, 2020. We expect further rate compression in 2021.

Property value fluctuations.   We remain aware of property value market cycles and utilize a dashboard of indicators to track property value trends. If we see a decline in property values, our response to this development would be to adhere to our strict loan-to-value ratio, limit the term of our loans to not more than one year, and aggressively enforce our rights when loans go into default. We intend to be well-capitalized and well-positioned to be opportunistic through negative cycles as we did in the first quarter of 2020. By judiciously relying on our dashboard of leading indicators and continuing to make decisions in a sound and proper manner, we see no reason to expect any negative outcome regarding our business operations and growth. Some of our indicators within our dashboard are interest rate changes impacting mortgage rates, days-on-market, pending sales, National Association of Home Builders’ Housing Market Index, and the Senior Loan Officer Opinion Survey, among others.
Increased operating expenses.   We expect operating expenses to be higher in 2021 than they were in 2020. Specifically, we expect an increase in interest expense due to a higher level of indebtedness. In 2020, we sold approximately $56.1 million of unsecured unsubordinated five-year notes having an interest rate of 7.75%. The full impact of the interest will be felt for the first time in 2021. In addition, our compensation expense over the last 12 months has increased as we hired additional personnel at the senior and junior executive levels and increased salaries on account of our growth.
Despite the challenges we faced in 2020, the changing dynamics of the real estate finance marketplace and the impact of COVID-19, we continue to believe in the viability of our business model. Our goal is, and has always been, to continue to grow our mortgage loan portfolio and increase our loan profitability, while at the same time maintain or improve on our existing underwriting and loan criteria. Specifically, we believe that the following factors will, in fact, help us deal with the uncertainties expected in 2021:
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As of March 31, 2021, we had cash and cash equivalents and investment securities balance of approximately $54.7 million, which we will use to increase our mortgage loan portfolio. From January through March 31, 2021, we funded $31.7 million of mortgage loans including loan modifications and construction draws.

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Our largest expense item is interest and amortization of deferred financing costs, which has increased significantly as we have increased our indebtedness. At March 31, 2021, our capital structure consisted of 63.0% debt and 37.0% equity. The weighted average interest rate on our $114.5 million of outstanding unsecured unsubordinated five-year notes is 7.36% per annum. On the other hand, the notes provide us with operational flexibility. Other than interest, they do not have any significant costs and expenses, such as legal fees, collateral maintenance fees, unused facility fees, processing fees and the additional personnel costs relating to reporting and compliance. Second, they only have one financial covenant — an asset coverage ratio of 150%. There are no limitations in terms of the size of the mortgage loans we choose to fund, the markets in which we choose to operate and the nature of the collateral. Finally, the notes are unsecured. However, we may obtain a senior credit facility should such a facility be available at terms that are advantageous to our strategy.

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We have made the necessary adjustments to our operations to replace our former co-chief executive officer by hiring new employees and re-assigning existing employees to new tasks. We now have a robust executive team that includes our chief executive and chief financial officer, a chief operating officer and a chief investment officer. In addition, we have added junior executives as well in accounting and administration. Although these new hires will result in increased compensation, they were and will continue to be necessary to accommodate our growth and to maintain our ability to continue to service our borrowers and manage our business without sacrificing quality.

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We have adjusted and refined our business strategy to address changes in the marketplace and our growth to-date. Specifically, we continue to strengthen our geographic footprint beyond Connecticut with particular emphasis on Florida and Texas. We are funding larger loans than we have in the past that are secured by what we believe are higher-quality properties that are being developed by borrowers that we deem to be more stable and successful. In 2020, we funded loans secured by properties in Arizona, Texas, South Carolina, Florida, Colorado and California. We continue to look for opportunities in new markets that meet our basic underwriting and loan criteria. In addition, we believe the migration to these types of loans will offset any rate compression and help us maintain a low foreclosure rate.

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To leverage our expertise in real estate finance and our capital resources, on the one hand, and to capitalize on lending opportunities in specific markets, on the other, we plan to partner and invest with local “hard money” real estate lenders creating Satellite offices under the “Sachem” influence. An advantage of this model is that these local lenders subscribe to a “Sachem” model using their own personal assets and those of other investor partners to fund loan opportunities and operations which increases their capital commitment to the opportunity. Under these arrangements, we would provide loan funding capital as well as our underwriting and servicing expertise and our local partners would provide us with “boots on the ground” lending opportunities. We have had preliminary discussion with various local lenders in Austin, Texas, Orlando, Florida and Greenwich, Connecticut all of whom seem to be receptive to the notion. However, we have not yet entered into any definitive agreements and we cannot assure you that we will be able to consummate any such partnerships or joint ventures on terms that will be acceptable to all parties.

Operational and Financial Overview
Our loans typically have a maximum initial term of one to three years and bear interest at a fixed rate of 5% to 13% per year and a default rate of 18% per year. We usually receive origination fees, or “points,” ranging from 2% to 5% of the original principal amount of the loan as well as other fees relating to underwriting, funding and managing the loan, such as inspection fees. Since we treat an extension or renewal of an existing loan as a new loan, we also receive additional “points” and other loan-related fees in connection with those transactions. Interest is always payable monthly in arrears. As a matter of policy, we do not make any loans if the loan-to value ratio exceeds 70%. In the case of construction loans, the loan-to-value ratio is based on the post-construction value of the property. We rely on readily available market data, including appraisals when available or timely, tax assessment rolls, recent sales transactions and brokers to evaluate the value of the collateral. Finally, we have adopted a policy that limits the maximum amount of any loan we fund to a single borrower or a group of affiliated borrowers to 10% of the aggregate amount of our loan portfolio, taking into consideration the loan under consideration.
Our revenue consists primarily of interest earned on our loan portfolio. As our capital structure has tilted towards more debt over the past 24 months, debt service has become a significant factor in determining our net income. Our capital structure at March 31, 2021 was approximately 63.0% debt vs. 37.0% equity. Most of our debt, approximately $114.5 million, is unsecured unsubordinated 5-year notes. The weighted average interest rate on these notes is 7.36%. In addition, we had a balance of approximately $28.2 million at March 31, 2021 under our margin loan account with Wells Fargo. The outstanding balance on this loan bears interest at a rate equal to 1.75% below the prime rate. The interest rate on this loan as of March 31, 2021 was 1.5%.
In addition, our net income for three months ended March 31, 2021 was adversely impacted by a reduction in the yield on our mortgage loan portfolio as well as $30.5 million of loan payoffs during the period compared to $55 million for all of 2020. In the first quarter of 2021, we realized faster payoff of investment “fix and flip” loans with these projects coming to fruition quicker due to a stronger real estate market and, we believe, our sound underwriting and analysis of each project. According to Realtor.com, nationwide for April 2021, year-over-year, “days on market,” a common real estate market indicator, fell approximately 32%, active listings fell 53% and median list prices increased 17%. Our strategy continues to be to adhere to our current underwriting guidelines, which we believe will allow us to continue to grow our loan portfolio while protecting and preserving capital in a manner that provides attracted risk-adjusted returns to our shareholders.
For the three months ended March 31, 2021 and 2020, the yield on our mortgage loan portfolio was 11.73% and 12.16%, respectively. For this purpose, yield only takes into account the stated interest rate on the mortgage note adjusted to the default rate, if applicable. We believe the interest rate compression will continue to be a factor in 2021 as we implement our new strategy focusing on larger loans, secured by higher quality properties being developed by more seasoned developers with a history of successful development projects. On the other hand, since the interest rate on our outstanding indebtedness is fixed, we have reduced the risk on interest rate compression if and when interest rates begin to increase. That will enable us to continue to focus on growth and building market share rather than short-term profits and cash flow.

We seek to mitigate the risk associated with rising rates by limiting the term of new loans to one year. At March 31, 2021, approximately 82.7% of the mortgage loans in our portfolio had a term of one year or less. If, at the end of the term, the loan is not in default and meets our other underwriting criteria, we will consider an extension or renewal of the loan at our then prevailing interest rate. If interest rates have decreased and we renew a loan at a lower rate, the “spread” between our borrowing costs and the yield on our portfolio will be squeezed and would adversely impact our net income. We cannot assure you that we will be able to increase our rates at any time in the future and we cannot assure you that we can continue to increase our market share.
As a real estate finance company, we deal with a variety of default situations, including breaches of covenants, such as the obligation of the borrower to maintain adequate liability insurance on the mortgaged property, to pay the taxes on the property and to make timely payments to us. As such, we may not be aware that a default occurred. At March 31, 2021, five of our mortgage loans were the subject of enforcement or collection proceedings. The aggregate amount due on these loans, including principal, unpaid accrued interest and borrower charges, was approximately $496,000, representing approximately 0.3% of our aggregate mortgage loan portfolio. In the case of each of these loans, we have determined the value of the collateral exceeds the aggregate amount due. To date, the aggregate amount of realized losses on our loan portfolio have been de minimis.
Financing Strategy Overview
To continue to grow our business, we must increase the size of our loan portfolio, which requires that we use our existing working capital to fund new loans and raise additional capital either by selling shares of our capital stock or by incurring additional indebtedness. We do not have a policy limiting the amount of indebtedness that we may incur. Thus, our operating income in the future will depend on how much debt we incur and the spread between our cost of funds and the yield on our loan portfolio. Rising interest rates could have an adverse impact on our business if we cannot increase the rates on our loans to offset the increase in our cost of funds and to satisfy investor demand for yield. In addition, rapidly rising interest rates could have an unsettling effect on real estate values, which could compromise some of our collateral.
We do not have any formal policy limiting the amount of indebtedness we may incur. Depending on various factors we may, in the future, decide to take on additional debt to expand our mortgage loan origination activities to increase the potential returns to our shareholders. Although we have no pre-set guidelines in terms of leverage ratio, the amount of leverage depends on our assessment of a variety of factors, which may include the liquidity of the real estate market in which most of our collateral is located, employment rates, general economic conditions, the cost of funds relative to the yield curve, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, our opinion regarding the creditworthiness of our borrowers, the value of the collateral underlying our portfolio, and our outlook for interest rates and property values. At March 31, 2021, debt proceeds represented approximately 63.0% of our total capital. To grow the business and satisfy the requirement to pay out 90% of net profits, during the last two years we increased our level of debt from 41.7% to 63.0% of our total capital. We intend to maintain a modest amount of leverage for the sole purpose of financing our portfolio and not for speculating on changes in interest rates.
Our total outstanding indebtedness at March 31, 2021 was approximately $142.7 million, which included a credit line loan of approximately $28.2 million and three series of unsecured, unsubordinated five-year notes having an aggregate original principal amount of approximately $114.5 million (collectively, the “Notes”). The Notes include notes having an aggregate principal amount of approximately $23.7 million bearing interest at the rate of 7.125% per annum and have a maturity date of June 30, 2024 (the “June 2024 Notes”); notes having an aggregate principal amount of $34.5 million bearing interest at the rate of 6.875% per annum and have a maturity date of December 30, 2024 (the “December 2024 Notes”); and notes having an aggregate original principal amount of approximately $56.4 million, bearing interest at the rate of 7.75% per annum and have a maturity date of September 30, 2025 (the “2025 Notes”). All three series of Notes are unsecured, unsubordinated obligations and rank equally in right of payment with all our existing and future senior unsecured and unsubordinated indebtedness but are effectively subordinated in right of payment to all our existing and future secured indebtedness (including indebtedness that is initially unsecured but to which we subsequently grant a security interest). Interest on all three series of Notes is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year the Notes are outstanding.
Each series of Notes was issued pursuant to the Indenture, dated June 21, 2019, and a supplement thereto, which provides for the form and terms, including default provisions and cures, applicable to each series. All three series of Notes are subject to (i) “Defeasance,” which means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on such notes when due and satisfying any additional conditions required under the Indenture, we will be deemed to have been discharged from our obligations under such notes and (ii) an “Asset Coverage Ratio” requirement pursuant to which we may not pay any dividends or make distributions in excess of 90% of our taxable income, incur any indebtedness or purchase any shares of our capital stock unless we have an “Asset Coverage Ratio” of at least 150% after giving effect to the payment of such dividend, the making of such distribution or the incurrence of such indebtedness. “Asset Coverage Ratio” means the ratio (expressed as a percentage) of the value of our total assets relative to the aggregate amount of its indebtedness.
We may, at our option, at any time and from time to time, on or after June 30, 2021, in the case of the June 2024 Notes, November 7, 2021, in the case of the December 2024 Notes, and September 4, 2022, in the case of the 2025 Notes, redeem such notes, in whole or in part, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest to, but excluding, the date fixed for redemption. On and after any redemption date, interest will cease to accrue on the redeemed notes.
All three series of Notes trade on the NYSE American. The June 2024 Notes trade under the symbol “SCCB”, the December 2024 Notes trade under the symbol “SACC” and the 2025 Notes trade under the symbol “SCCC”.
We have a margin loan account with Wells Fargo, which is secured by our portfolio of short-term securities and has a balance of approximately $28.2 million at March 31, 2021. The outstanding balance on this loan bears interest at a rate equal to 1.75% below the prime rate. The interest rate at March 31, 2021 is 1.5%.
REIT Qualification
We believe that we have qualified as a REIT since the consummation of the IPO and that it is in the best interests of our shareholders that we operate as a REIT. We made the election to be taxed as a REIT beginning with our 2017 tax year. As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders on an annual basis. We cannot assure you that we will be able to maintain REIT status.
Our qualification as a REIT depends on our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended (the “Code”), relating to, among other things, the sources of our gross income, the composition and values of our assets, our compliance with the distribution requirements applicable to REITs and the diversity of ownership of our outstanding common shares. We cannot assure you that we will be able to maintain our qualification as a REIT.
So long as we qualify as a REIT, we, generally, will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate income tax rates and may be precluded from electing to be treated as a REIT for four taxable years following the year during which we lose our REIT qualification. Even though we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income.
Distribution Policy
U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income. To the extent that it annually distributes less than 100% of its taxable income, the undistributed amount is taxed at regular corporate rates.

We intend to pay regular quarterly dividends in an amount necessary to maintain our qualification as a REIT. Any distributions we make to our shareholders, the amount of such dividend and whether such dividend is payable in cash, our common shares or other property, or a combination thereof, is at the discretion of our board of directors and will depend on, among other things, our actual results of operations and liquidity. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and other expenditures and the restrictions and limitations imposed by the New York Business Corporation Law, referred to as the BCL, and any restrictions and/or limitations imposed on us by our creditors.
To comply with certain REIT qualification requirements, we will, before the end of any REIT taxable year in which we have accumulated earnings and profits attributable to a non-REIT year, declare a dividend to our shareholders to distribute such accumulated earnings and profits, referred to as a Purging Distribution. As of January 1, 2017, we had no accumulated earnings and profits.
For information regarding dividends paid See “Dividend and Distribution Policy” at page 15 of the accompanying Base Prospectus.
Restrictions Relating to our Common Shares
Our certificate of incorporation, as amended, includes several provisions that are designed to ensure that we satisfy various Code-imposed requirements applicable to REITs including the following:
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Shareholders are prohibited from beneficially or constructively owning, applying certain attribution rules under the Code, more than 4.99% by value or number of shares, whichever is more restrictive, of our outstanding capital shares. This restriction does not apply to Jeffrey C. Villano, one of our founders and our former co-Chief Executive Officer, and John L. Villano, our other founder and our current Chief Executive Officer. As of March 31, 2021, Jeffrey Villano and John Villano beneficially own approximately 6.6% and 5.6%, respectively, of our outstanding common shares. In addition, our board of directors may, in its sole discretion, waive the ownership limit with respect to a shareholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

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Shareholders are not allowed to transfer their shares of our capital stock if, as a result of such transfer, we would have fewer than 100 shareholders.

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Any ownership or purported transfer of our capital shares in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in those shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in the violation will be void from the time of the purported transfer.

The foregoing limitations and restrictions could delay or prevent a transaction or a change in control of us that might involve a premium price for our capital shares or otherwise be in the best interests of our shareholders.
Our board of directors has granted three exemptions to the ownership limitation. One waiver was granted to an investment fund allowing it to purchase up to 9.9% of our outstanding common shares. However, under the constructive ownership rules applicable to REITs, for tax purposes, those shares are deemed to be owned by the investors in the fund rather than a single shareholder. A second waiver was granted to an investment advisor and asset manager allowing it to purchase up to 9.9% of our outstanding common shares for the accounts of its clients. The third waiver was given to Brian Prinz, one of our independent directors who, following the completion of our initial public offering (the “IPO”), was the constructive owner of more than 4.99% of our outstanding common shares. However, as a result of the follow-on offering in October-November 2017, Mr. Prinz’s constructive ownership of our outstanding shares has been reduced and no longer exceeds the 4.99% limitation. We are not aware of any shareholder, other than Jeffrey C. Villano and John L. Villano, owning more than 4.99% of our outstanding common shares for tax purposes or otherwise. Accordingly, we do not believe that there are five or fewer shareholders who currently own more than 50% of our outstanding shares and we have no intention of granting any further waivers to the ownership limitation. However, if one or more shareholders were to acquire a significant number of our shares without our knowledge, we may fail the diversified ownership requirement and, as a result, fail to qualify as a REIT. The ownership limitation provided for by our charter provides a mechanism by which we may be able to force a shareholder to reduce his, her or its interest if we know about it but it may not prevent them from acquiring shares in excess of the limit initially.
Summary Risk Factors
An investment in our securities involves various risks that you should consider carefully before investing in us. Many of these risks are discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and as supplemented by other risk factors discussed in our Quarterly Reports on Form 10-Q filed in 2021. If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose a portion or your entire investment. These risks include:
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The Series A Preferred Stock effectively ranks junior to all our indebtedness and other liabilities and of our subsidiaries.

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We may issue additional shares of Series A Preferred Stock and additional series of preferred shares that rank on parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.

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Market interest rates may materially and adversely affect the value of the Series A Preferred Stock.

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Our ability to pay dividends is limited by the requirements of New York law.

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The change of control conversion rights described in this Prospectus Supplement may not adequately compensate you in the event we undergo a change of control. The change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.

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The trading price of the Series A Preferred Stock could be substantially affected by various factors.

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Our certificate of incorporation, as amended, including the certificate of amendment establishing the terms of the Series A Preferred Stock, contains restrictions upon ownership and transfer of the Series A Preferred Stock, which may impair the ability of holders to convert Series A Preferred Stock into our common shares.

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As a holder of shares of Series A Preferred Stock, you will have extremely limited voting rights.

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The Series A Preferred Stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell your shares.

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If our common shares are delisted, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.

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We will have broad discretion with respect to the use of the proceeds of this offering.

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The outbreak and spread of the novel coronavirus disease, known as COVID-19 may have a material adverse effect on our business operations and financial condition.

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Difficult conditions in the mortgage and real estate markets, the financial markets and the economy generally have caused and may cause us to experience losses in the future.

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An increase in interest rates could adversely affect our ability to generate income and pay dividends.

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Prepayment rates can change, adversely affecting the performance of our assets.

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Short-term loans may involve a greater risk of loss than traditional mortgage loans.

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Many of our loans are not funded with interest reserves and our borrowers may be unable to pay the interest accruing on the loans when due, which could have a material adverse impact on our financial condition.

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Many of the properties securing our mortgage loans are not income producing, thus increasing the risks of delinquency and foreclosure.

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Our due diligence may not reveal all the risks associated with a mortgage loan or the property that will be mortgaged to secure the loan, which could lead to losses.

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Residential mortgage loans are subject to increased risks.

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Our real estate assets are subject to risks particular to real property.

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We may be adversely affected by the economies and other conditions of the markets in which we operate, particularly in Connecticut, where we have a high concentration of our loans.

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The illiquidity of our loan portfolio could significantly impede our ability to respond to adverse changes in economic, financial, investment and other conditions.

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Declining real estate valuations could result in impairment charges, the determination of which involves a significant amount of judgment on our part. Any impairment charge could have a material adverse effect on us.

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Competition could have a material adverse effect on our business, financial condition and results of operations.

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We may adopt new or change our existing investment, financing, or hedging strategies and asset allocation and operational and management policies without shareholder consent, which may result in the purchase of riskier assets, the use of greater leverage or commercially unsound actions, any of which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

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In connection with our lending operations, we rely on third-party service providers to perform a variety of services, comply with applicable laws and regulations, and carry out contractual covenants and terms, the failure of which by any of these third-party service providers may adversely impact our business and financial results.

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We may be adversely affected by deficiencies in foreclosure practices as well as related delays in the foreclosure process.

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We may be unable to identify and complete acquisitions on favorable terms or at all, which may inhibit our growth and have a material adverse effect on us.

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The downgrade of the credit ratings of the U.S., any future downgrades of the credit ratings of the U.S. and the failure to resolve issues related to U.S. fiscal and debt policies may materially adversely affect our business, liquidity, financial condition and results of operations.

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Interruptions in our ability to provide our products and our service to our customers could damage our reputation, which could have a material adverse effect on us.

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The occurrence of cyber-incidents, or a deficiency in our cybersecurity or in those of any of our third party service providers, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information or damage to our business relationships or reputation, all of which could negatively impact our business and results of operations

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The loss of key personnel, including our executive officers, could have a material adverse effect on us.

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Our inability to recruit or retain qualified personnel or to maintain access to key third-party service providers and software developers, could have a material adverse effect on us.

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The stock ownership limit imposed by our charter may inhibit market activity in our common shares and may restrict our business combination opportunities.

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If we sell or transfer mortgage loans to a third party, including a securitization entity, we may be required to repurchase such loans or indemnify such third party if we breach representations and warranties.

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An inability to access external sources of capital on favorable terms or at all could limit our ability to execute our business and growth strategies.

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If we are unable to leverage our assets to the extent we currently anticipate, the returns on certain of our assets could be diminished, which may limit or eliminate our ability to make distributions to our shareholders.

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Our outstanding indebtedness as of December 31, 2020 was approximately $143.6 million, which exposes us to the risk of default thereunder, among other risks.

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Despite our current debt levels, we may still incur substantially more debt or take other actions which could have the effect of diminishing our ability to make payments on our indebtedness when due and distributions to our shareholders.

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Our outstanding fixed rate term notes are unsecured and therefore are effectively subordinated to any secured indebtedness we have incurred or may incur in the future.

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The Notes are subordinated to the indebtedness and other liabilities of our subsidiaries.

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The indenture under which the Notes are issued contains limited protection for holders of the Notes.

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An increase in market interest rates could result in a decrease in the value of the Notes.

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Although the Notes are listed on the NYSE American, an active trading market for the Notes may not develop, which could limit the ability of Noteholders to sell the Notes and/or the market price of the Notes.

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We may choose to redeem the Notes when prevailing interest rates are relatively low.

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If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

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We are not obligated to contribute to a sinking fund to retire the Notes and the Notes are not guaranteed by a third-party.

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A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.

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Maintenance of our Investment Company Act exemption imposes limits on our operations.

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Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

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Qualifying as a REIT involves highly technical and complex provisions of the Code and therefore, in certain circumstances, may be subject to uncertainty.

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Even though we qualify as a REIT, we, nevertheless, may be subject to taxes, which will reduce our cash flow.

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The REIT distribution requirements could adversely affect our ability to grow our business and may force us to seek third-party capital during unfavorable market conditions.

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Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends, which could depress the market price of our common shares if it is perceived as a less attractive investment (though U.S. shareholders (as defined in the Base Prospectus) that are individuals, trusts or estates may be entitled to the 20% deduction with respect to aggregate ordinary dividends distributed by us for taxable years beginning before January 1, 2026, subject to certain limitations).

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We may in the future choose to pay dividends in the form of common shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

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Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive investment opportunities.

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We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

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The market price and trading volume of our securities may be volatile.

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We have not established a minimum dividend payment level for our common shareholders and there are no assurances of our ability to pay dividends to our common shareholders in the future.

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Future offerings of preferred shares or debt securities would rank senior to our common shares upon liquidation and for dividend purposes, would dilute the interests of our common shareholders and may adversely affect the market price of our common shares.

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An increase in interest rates may have an adverse effect on the market price of our common shares and our ability to make distributions to our shareholders.

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Your investment in and resulting interest in us may be diluted or lose value if we issue additional shares.

Corporate Information
Our principal executive offices are currently located at 698 Main Street, Branford, Connecticut 06405 and our telephone number is (203) 433-4736. The URL for our website is www.sachemcapitalcorp.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this base prospectus.

SPECIFIC TERMS OF THE SERIES A PREFERRED STOCK AND THE OFFERING
Issuer
Sachem Capital Corp.
Securities offered by us
1,700,000 shares of 7.75% Series A Cumulative Redeemable Preferred Stock, plus up to an additional 255,000 shares if the underwriters exercise their over-allotment option in full.
Use of Proceeds
Our net proceeds from this offering will be approximately $40.5 million, after deducting the underwriting discount and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, our net proceeds from this offering will be approximately $46.6 million, after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds of this offering for working capital and general corporate purposes. See the section entitled “Use of Proceeds” on page S-27 of this Prospectus Supplement.
Dividends
Holders of the Series A Preferred Stock will be entitled to receive cumulative cash dividends at a rate of 7.75% per annum of the $25.00 per share liquidation preference (equivalent to $1.9375 per annum per share). Dividends will be payable quarterly in arrears on the 30th day of March, June, September and December of each year, provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day. Dividends will be payable, when, as and if authorized by our board of directors and declared by us, to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls. Dividends will accrue and be cumulative from, and include, the date of initial issuance, which is expected to be June 29, 2021. The first dividend will be payable on September 30, 2021 in the amount of $0.4898 per share and will be paid to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which we expect will be September 15, 2021.
No Maturity Date
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “Description of the Series A Preferred Stock — Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.
Optional Redemption
The Series A Preferred Stock is not redeemable by us prior to June 29, 2026, except under circumstances intended to preserve our qualification as a REIT for federal income tax purposes and except as described below under “Description of the Series A Preferred Stock — Redemption — Special Optional Redemption.” On and after June 29, 2026, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price equal to $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. See “Description of the Series A Preferred Stock — Redemption — Optional Redemption.”
Special Optional Redemption
Upon the occurrence of a Change of Control, we may, at our option, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date (as defined herein), we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above or this special optional redemption right), the holders of shares of Series A Preferred Stock will not have the conversion right described below under “Description of the Series A Preferred Stock —  Conversion Rights” with respect to the shares of Series A Preferred Stock called for redemption. See “Description of the Series A Preferred Stock — Redemption — Special Optional Redemption.”
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC, or the Nasdaq Global Market, or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or Nasdaq.

Conversion Rights
Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right, subject to our election to redeem the Series A Preferred Stock in whole or part, as described above under “Description of the Series A Preferred Stock — Redemption — Optional Redemption” or “— Special Optional Redemption,” prior to the Change of Control Conversion Date, to convert some or all of the shares of Series A Preferred Stock held by such holder on the Change of Control Conversion Date into a number of our common shares per share of Series A Preferred Stock equal to the lesser of:

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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and

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25.00, subject to adjustments to the Share Cap for any share splits, subdivisions or combinations with respect to our common shares;

in each case, on the terms and subject to the conditions described in this Prospectus Supplement, including provisions for the receipt, under specified circumstances, of alternative consideration as described in this Prospectus Supplement.
For definitions of “Change of Control Conversion Date” and “Common Stock Price” and a description of certain adjustments and provisions for the receipt of alternative consideration that may be applicable to the conversion of Series A Preferred Stock in the event of a Change of Control, and for other important information, see “Description of the Series A Preferred Stock — Conversion Rights.”
Liquidation Preference
If we liquidate, dissolve or wind up, holders of shares of Series A Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common shares or any other class or series of our stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights. See “Description of the Series A Preferred Stock — Liquidation Preference.”
Ranking
The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common shares and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible to our common shares or preferred shares) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. Please see the section entitled “Description of the Series A Preferred Stock — Ranking.”

Limited Voting Rights
Holders of Series A Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series A Preferred Stock for six or more quarterly dividend periods (whether or not consecutive), the holders of the Series A Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred shares we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series A Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series A Preferred Stock — Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock is required for us to authorize or issue any class or series of our capital stock ranking senior to the Series A Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our certificate of incorporation so as to materially and adversely affect any rights of the Series A Preferred Stock or to take certain other actions. If any such amendments to our certificate of incorporation would be material and adverse to holders of the Series A Preferred Stock and any other series of parity preferred shares upon which similar voting rights have been conferred and are exercisable, a vote of at least two-thirds of the outstanding shares of Series A Preferred Stock and the shares of the other applicable series materially and adversely affected, voting together as a class, would be required. Please see the section entitled “Description of the Series A Preferred Stock — Voting Rights.”
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of shares of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holder or prospective holder of shares of Series A Preferred Stock, subject to certain exceptions described in this Prospectus Supplement. We will use our best efforts to post to our website or mail (or otherwise provide) the information to the holders of shares of Series A Preferred Stock within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Listing
No current market exists for the Series A Preferred Stock. We have filed an application to list the Series A Preferred Stock on the NYSE American. If approved for listing, we expect that trading on the NYSE American will commence on or about July 6, 2021. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of any trading on the NYSE American, but they are not obligated to do so and market making may be discontinued at any time without notice. We cannot assure you that a market for the Series A Preferred Stock will develop prior to commencement of trading on the NYSE American or, if developed, will be maintained or will provide you with adequate liquidity.
Private Rating of Series A Preferred Stock
In connection with this offering, the Series A Preferred Stock has received a rating of BBB from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Series A Preferred Stock should be evaluated independently from similar ratings of other securities. A credit rating of a security is paid for by the issuer and is not a recommendation to buy, sell or hold securities and maybe subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. See “Risk Factors — A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Series A Preferred Stock, if any, could cause the liquidity or market value of the Series A preferred to decline significantly.”
Restrictions on Ownership and Transfer
To ensure that we remain a qualified REIT for federal income tax purposes, our charter provides that no person may own, or be deemed to own by virtue of applicable attribution provisions of the Internal Revenue Code of 1986, as amended (the “Code”), more than 4.99% (by value or by number of shares, whichever is more restrictive) of our common shares outstanding or 4.99% by value of the outstanding shares of our capital stock, subject to certain exceptions. These provisions may restrict the ability of a holder of shares of Series A Preferred Stock to convert such stock into our common shares and may limit the number of shares of Series A Preferred Stock that a holder may acquire or otherwise own. See “Description of the Series A Preferred Stock — Restrictions on Ownership and Transfer” in this Prospectus Supplement and “Restrictions on Ownership and Transfer of Capital Stock” in the accompanying Base prospectus.
Risk Factors
Investing in the Series A Preferred Stock involves risks. You should carefully consider the risks described under “Risk Factors” in this Prospectus Supplement, the accompanying Base Prospectus and our most recent Annual Report on Form 10-K and our subsequent Quarterly Report on Form 10-Q as well as the other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Base Prospectus before deciding to invest in the Series A Preferred Stock.

U.S. Federal Income Tax Considerations
For a discussion of the U.S. federal income tax consequences of owning and disposing of the Series A Preferred Stock, see “Supplement to U.S. Federal Income Tax Considerations.” For a discussion of the U.S. federal income tax consequences of owning and disposing of any common shares received upon conversion of the Series A Preferred Stock, see “Material U.S. Federal Income Tax Considerations” in the accompanying Base prospectus.
Book-Entry and Form
The Series A Preferred Stock will be represented by one or more global certificates in definitive, fully registered form deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company.

RISK FACTORS
Investing in the Series A Preferred Stock involves a high degree of risk. You should carefully consider the risks referenced below and described in the documents incorporated by reference in this Prospectus Supplement and the accompanying Base Prospectus, as well as other information we include or incorporate by reference into this Prospectus Supplement and the accompanying Base Prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by the materialization of any of these risks. The trading price of the Notes could decline due to the materialization of any of these risks, and you may lose all or part of your investment.
Risks Related to the Series A Preferred Stock and this Offering
The Series A Preferred Stock effectively ranks junior to all our indebtedness and other liabilities and of our subsidiaries.
In the event of our bankruptcy, liquidation, dissolution or winding up of our affairs, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series A Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors and any future series or class of preferred stock we may issue that ranks senior to the Series A Preferred Stock. In addition, the Series A Preferred Stock effectively ranks junior to all existing and future indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries in that the Series A Preferred Stock is structurally subordinated to these types of indebtedness and other liabilities. Our existing subsidiaries are, and any future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series A Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series A Preferred Stock then outstanding. We and our subsidiaries have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series A Preferred Stock. At March 31, 2021, we had approximately $142.7 million of indebtedness and other liabilities ranking senior to the Series A Preferred Stock, consisting of a credit line loan of approximately $28.2 million and three series of unsecured, unsubordinated five-year notes having an aggregate original principal amount of approximately $114.5 million. Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series A Preferred Stock.
Future offerings of debt or senior equity securities may adversely affect the market price of the Series A Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series A Preferred Stock and may result in dilution to owners of the Series A Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Series A Preferred Stock will bear the risk of our future offerings reducing the market price of the Series A Preferred Stock and diluting the value of their holdings in us.
We may issue additional shares of Series A Preferred Stock and additional series of preferred shares that rank on parity with the Series A Preferred Stock as to dividend rights, rights upon liquidation or voting rights.
We are allowed to issue additional shares of Series A Preferred Stock and additional series of preferred shares that would rank equally to the Series A Preferred Stock as to dividend payments and rights upon our liquidation, dissolution or winding up of our affairs pursuant to our certificate of incorporation, as amended, including the certificate of amendment creating the Series A Preferred Stock without any vote of the holders of the Series A Preferred Stock.
The issuance of additional shares of Series A Preferred Stock and additional series of parity preferred stock could have the effect of reducing the amounts available to the holders of the Series A Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series A Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all Series A Preferred Stock outstanding and other classes of stock with equal priority with respect to dividends.
In addition, although holders of shares of Series A Preferred Stock are entitled to limited voting rights, as described in “Description of the Series A Preferred Stock — Voting Rights,” with respect to such matters, the Series A Preferred Stock will vote separately as a class together with all other classes or series of our preferred shares that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of shares of Series A Preferred Stock may be significantly diluted, and the holders of such other series of preferred shares that we may issue may be able to control or significantly influence the outcome of any vote.
Future issuances and sales of parity preferred shares, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series A Preferred Stock and our common shares to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.
Market interest rates may materially and adversely affect the value of the Series A Preferred Stock.
One of the factors that will influence the price of the Series A Preferred Stock will be the dividend yield on the Series A Preferred Stock (as a percentage of the market price of the Series A Preferred Stock) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of the Series A Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series A Preferred Stock to materially decrease.
Our ability to pay dividends is limited by the requirements of New York law.
Our ability to pay dividends on the Series A Preferred Stock is limited by the laws of New York. Under applicable New York law, a New York corporation may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business, or, except in limited circumstances, the corporation’s total assets would be less than the sum of its total liabilities plus, unless our certificate of incorporation, as amended, provides otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Accordingly, we may not make a distribution on our Series A Preferred Stock if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or, except in limited circumstances, our total assets would be less than the sum of our total liabilities plus, unless the charter provides otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred shares then outstanding, if any, with preferences senior to those of our Series A Preferred Stock.
The change of control conversion rights described in this Prospectus Supplement may not adequately compensate you in the event we undergo a change of control. The change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.
Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described under “Description of the Series A Preferred Stock — Redemption — Optional Redemption” or “— Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of such holder’s shares of Series A Preferred Stock into our common shares (or under specified circumstances certain alternative consideration). Notwithstanding that we generally may not redeem the Series A Preferred Stock prior to June 29, 2026, we have a special optional redemption right to redeem the Series A Preferred Stock in the event of a Change of Control, and holders of the Series A Preferred Stock will not have the right to convert any shares that we have elected to redeem prior to the Change of Control Conversion Date. See “Description of the Series A Preferred Stock — Redemption — Special Optional Redemption” and “Description of the Series A Preferred Stock — Conversion Rights.”
If we do not elect to redeem the Series A Preferred Stock prior to the Change of Control Conversion Date, then upon an exercise of the conversion rights described in this Prospectus Supplement, the holders of Series A Preferred Stock will be limited to a maximum number of our common shares (or, if applicable, the Alternative Conversion Consideration (as defined herein)) equal to the lesser of (a) the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (as defined herein); and (b) 25.00, multiplied by the number of shares of Series A Preferred Stock converted.
In addition, the Change of Control conversion feature of the Series A Preferred Stock may have the effect of discouraging a third party from making an acquisition proposal for us or of delaying, deferring or preventing certain of our change of control transactions under circumstances that otherwise could provide the holders of our common shares and Series A Preferred Stock with the opportunity to realize a premium over the then-current market price of such stock or that shareholders may otherwise believe is in their best interests.
The trading price of the Series A Preferred Stock could be substantially affected by various factors.
If the Series A Preferred Stock is approved for listing, the trading price of the Series A Preferred Stock will depend on many factors, which may change from time to time, including:
•
prevailing interest rates, increases in which may have an adverse effect on the market price of the Series A Preferred Stock;

•
market prices of common and preferred equity securities issued by REITs and other real estate companies;

•
the annual yield from distributions on the Series A Preferred Stock as compared to yields on other financial instruments;

•
general economic and financial market conditions;

•
government action or regulation;

•
the financial condition, performance and prospects of us and our competitors;

•
changes in financial estimates or recommendations by securities analysts with respect to us, our competitors or our industry;

•
our issuance of additional common equity or debt securities;

•
our issuance of additional series or classes of preferred securities; and

•
actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, investors who purchase the Series A Preferred Stock in this offering may experience a decrease, which could be substantial and rapid, in the trading price of the Series A Preferred Stock, including decreases unrelated to our operating performance or prospects.
Our certificate of incorporation, as amended, including the certificate of amendment establishing the terms of the Series A Preferred Stock, contains restrictions upon ownership and transfer of the Series A Preferred Stock, which may impair the ability of holders to convert Series A Preferred Stock into our common shares.
Our certificate of incorporation, as amended, including the certificate of amendment creating the Series A Preferred Stock, contains restrictions on ownership and transfer of the Series A Preferred Stock intended, among other things, to assist us in maintaining our qualification as a REIT for federal income tax purposes. For example, our charter provides that no person may own, or be deemed to own by virtue of applicable attribution provisions of the Code, more than 4.99% (by value or by number of shares, whichever is more restrictive) of our outstanding common shares or 4.99% by value of our outstanding shares of capital stock, subject to certain exceptions. See “Description of the Series A Preferred Stock — Restrictions on Ownership and Transfer” in this Prospectus Supplement. Given that shares of the Series A Preferred Stock owned or treated as owned by you will be counted as our capital stock for purposes of the 4.99% ownership limitation applicable to our capital stock, you should consider this ownership limitation prior to your purchase of the Series A Preferred Stock. Notwithstanding any other provision of the Series A Preferred Stock, no holder of shares of Series A Preferred Stock will be entitled to convert such stock into our common shares to the extent that receipt of our common shares would cause the holder to exceed the ownership limitations contained in our certificate of incorporation, as amended, including the certificate of amendment creating the Series A Preferred Stock. In addition, these restrictions could have takeover defense effects and could reduce the possibility that a third party will attempt to acquire control of us, which could adversely affect the market price of the Series A Preferred Stock.
As a holder of shares of Series A Preferred Stock, you will have extremely limited voting rights.
Your voting rights as a holder of shares of Series A Preferred Stock will be limited. Our common shares are the only class of our securities that carry full voting rights. Voting rights for holders of shares of Series A Preferred Stock exist primarily with respect to the ability to elect, voting together as a single class with the holders of any other class or series of our preferred shares having similar voting rights, two additional directors to our board of directors, in the event that six quarterly dividends (whether or not consecutive) payable on the Series A Preferred Stock are in arrears, and with respect to voting on amendments to our charter, including the certificate of amendment creating the Series A Preferred Stock, that materially and adversely affect the rights of the holders of shares of Series A Preferred Stock or authorize, increase or create additional classes or series of our stock that are senior to the Series A Preferred Stock. Other than the limited circumstances described in this Prospectus Supplement, holders of shares of Series A Preferred Stock will not have any voting rights. See “Description of the Series A Preferred Stock — Voting Rights.”
The Series A Preferred Stock is a new issue of securities and does not have an established trading market, which may negatively affect its value and your ability to transfer and sell your shares.
The Series A Preferred Stock is a new issue of securities and currently no market exists for the Series A Preferred Stock. We have applied to list the Series A Preferred Stock on the NYSE American. However, the Series A Preferred Stock may not be approved for listing on the NYSE American. Even if so approved, trading of the Series A Preferred Stock on the NYSE American is expected to commence on or about July 6, 2021 and, in any event, a trading market on the NYSE American for the Series A Preferred Stock may never develop or, even if one develops, may not be maintained and may not provide you with adequate liquidity. The underwriters have advised us that they intend to make a market in the Series A Preferred Stock prior to the commencement of any trading on the NYSE American, but are not obligated to do so and may discontinue market making at any time without notice. The liquidity of any market for the Series A Preferred Stock that may develop will depend on a number of factors, including prevailing interest rates, the dividend rate on our common shares, our financial condition and operating results, the number of holders of the Series A Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series A Preferred Stock. As a result, the ability to transfer or sell the Series A Preferred Stock and the amount you receive upon any sale or transfer of the Series A Preferred Stock could be adversely affected.
If our common shares are delisted, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.
Other than in connection with a Change of Control, the Series A Preferred Stock does not contain rights that are intended to protect you if our common shares are delisted from the NYSE American. Because the Series A Preferred Stock has no stated maturity date, you may be forced to hold your shares of the Series A Preferred Stock and receive stated dividends on the Series A Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance as to ever receiving the liquidation value thereof. In addition, if our common shares are delisted from the NYSE American, it is likely that the

Series A Preferred Stock will be delisted from the NYSE American as well. Accordingly, if our common shares are delisted from the NYSE American, your ability to transfer or sell your shares of the Series A Preferred Stock may be limited and the market value of the Series A Preferred Stock will likely be materially adversely affected.
We will have broad discretion with respect to the use of the proceeds of this offering.
We will have broad discretion to use the net proceeds from this offering for any of the intended purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to determine how the net proceeds will be used. Because of the number and variability of factors that will determine how we use the net proceeds from this offering, their ultimate use may vary. The failure by us to apply these funds effectively could harm our business.
A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Series A preferred Stock, could cause the liquidity or market value of the Series A Preferred Stock to decline significantly.
Our credit rating is an assessment by third parties of our ability to pay our obligations. Consequently, real or anticipated changes in our credit rating will generally affect the market value of the Series A Preferred. Our credit rating, however, may not reflect the potential impact of risks related to market conditions generally or other factors discussed above on the market value of or trading market for the shares of our Series A Preferred Stock. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion.
In connection with this offering, the Series A Preferred Stock has received a private rating of BBB from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. Neither we nor any underwriter undertakes any obligation to maintain our credit rating or to advise holders of the Series A Preferred Stock of any changes in our credit rating. There can be no assurance that the credit rating will remain for any given period of time or that such credit rating will not be lowered or withdrawn entirely by the rating agency if in their judgment future circumstances relating to the basis of the credit rating, such as adverse changes in our operations, business or financial condition, so warrant.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This Prospectus Supplement includes forward-looking statements. All statements other than statements of historical facts contained in this Prospectus Supplement, including statements regarding our future results of operations and financial position, strategy and plans, and our expectations for future operations, are forward-looking statements. The words “anticipate,” “estimate,” “expect,” “project,” “plan,” “seek,” “intend,” “believe,” “may,” “might,” “will,” “should,” “could,” “likely,” “continue,” “design,” and the negative of such terms and other words and terms of similar expressions are intended to identify forward-looking statements.
We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short-term and long-term business operations and objectives and financial needs. These forward-looking statements are subject to risks, uncertainties and assumptions, including those described in “Risk Factors.” In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Prospectus Supplement may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.
You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. In addition, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We disclaim any duty to update any of these forward-looking statements after the date of this Prospectus Supplement to confirm these statements in relationship to actual results or revised expectations.
All forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements as well as others made in this Prospectus Supplement. You should evaluate all forward-looking statements made by us in the context of these risks and uncertainties.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the Series A Preferred Stock offered under this Prospectus Supplement for working capital and general corporate purposes, i.e., to fund new real estate loans secured by first mortgage liens. In addition, we may use the net proceeds from the sale of the Series A Preferred Stock to acquire other real estate finance companies or existing mortgage loan portfolios, although at this time, no such acquisitive transactions are pending. Pending such use, the net proceeds from the sale of the Series A Preferred Stock will be temporarily invested in short-term government securities and other low risk investments.

CAPITALIZATION
The following table shows our cash and cash equivalents and capitalization as of March 31, 2021:
•
on an actual basis;

•
on a pro forma basis to give effect to (i) the sale of 4,212,324 common shares from April 1, 2021 through June 18, 2021 and receipt of $21,556,913 of net proceeds therefrom; and (ii) an additional approximately $6.1 million drawdown under the Wells Fargo Margin Loan Account; and

•
on a pro forma, as adjusted basis to give effect to the pro forma adjustments and the issuance and sale of 1,700,000 shares of our Series A Preferred Stock at a price of $25.00 per share in this offering and the receipt of approximately $40,500,000 of net proceeds therefrom, after deducting estimated offering expenses payable by us (assuming no exercise of the underwriters’ over-allotment option).

You should read the data set forth in the table below in conjunction with “Use of Proceeds,” appearing elsewhere in this Prospectus Supplement, as well as our unaudited financial statements and the accompanying notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each included in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and incorporated by reference into this Prospectus Supplement and the accompanying Base Prospectus.
	March 31, 2021 (Unaudited)
	Actual	Pro Forma	Pro Forma, As adjusted
Assets
Cash and cash equivalents	$18,345,654	$45,970,932	$86,468,932
Investments securities	36,305,439	36,305,439	36,305,439
Total	$54,651,093	$82,276,371	$122,774,371
Indebtedness:
Notes payable (net of deferred financing costs of $4,641,953)	$109,884,797	$109,884,797	$109,884,797
Credit line	28,160,988	34,229,353	34,229,353
Other loans	257,845	257,845	257,845
Total indebtedness	$138,303,630	$144,371,995	$144,371,995
Equity:
Preferred shares – $.001 par value; 5,000,000 shares authorized; no shares issued and outstanding, actual or pro forma; 1,700,000 shares of Series A Preferred Stock issued and outstanding, pro forma, as adjusted	$—	$—	$1,700
Common shares – $.001 par value; 100,000,000 shares authorized; 22,428,208 shares issued and outstanding, actual and 26,640,532 shares issued and outstanding pro forma and pro forma, as adjusted	22,428	26,640	26,640
Paid-in capital	85,360,645	106,913,346	147,409,646
Accumulated deficit	(707,868)	(707,868)	(707,868)
Accumulated other comprehensive loss	(33,486)	(33,486)	(33,486)
Total shareholders’ equity	84,641,719	106,198,632	146,696,632
Total capitalization	$222,945,349	$250,570,627	$291,068,627

DESCRIPTION OF THE SERIES A PREFERRED STOCK
This description of certain terms of the Series A Preferred Stock supplements, and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred shares set forth in the accompanying Base Prospectus. The description of certain terms of the Series A Preferred Stock in this Prospectus Supplement does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our certificate of incorporation, as amended, including the certificate of amendment creating the Series A Preferred Stock, our bylaws and New York law. Copies of our charter and our bylaws are available from us upon request.
General
Pursuant to our certificate of incorporation, as amended, we are currently authorized to classify, designate and issue up to 5,000,000 preferred shares, par value $0.001 per share, in one or more classes or series and, subject to the limitations prescribed by our certificate of incorporation, as amended, and New York law, with such preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications, or terms or conditions of redemption and the number of shares constituting any class or series as our board of directors may determine, without any vote or action by our shareholders. As of the date of this Prospectus Supplement, no preferred shares are issued and outstanding. In connection with this offering, our board of directors will, as permitted by our certificate of incorporation, as amended, classify authorized but unissued preferred shares into a new series of preferred shares with the rights set forth herein consisting of up to 1,955,000 shares, including up to 255,000 shares which may be issued upon exercise of the underwriters’ over-allotment option, designated as 7.75% Series A Cumulative Redeemable Preferred Shares, which we refer to in this Prospectus Supplement as the Series A Preferred Stock, and adopt a certificate of amendment setting forth the terms of the Series A Preferred Stock. Subsequent to the completion of this offering, we will have available for issuance 3,045,000 authorized but unissued preferred shares. Our board of directors may, without the approval of holders of the Series A Preferred Stock or our common shares, classify additional classes or series of authorized and unissued preferred shares ranking junior to or on parity with the Series A Preferred Stock or designate additional shares of the Series A Preferred Stock and authorize the issuance of such shares. Our board of directors may, with the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time (voting together as a single class with other classes or series of our preferred shares we may issue ranking on a parity with the Series A Preferred Stock and upon which like voting rights have been conferred and are exercisable), classify and designate equity securities ranking senior to the Series A Preferred Stock.
We have applied to list the shares of the Series A Preferred Stock on the NYSE American under the symbol “SACHPRA.” If our listing application is approved, we expect trading to commence on or about July 6, 2021.
The registrar, transfer agent and dividend and redemption price disbursing agent in respect of the Series A Preferred Stock will be Computershare Trust Company, N. A. located at 250 Royal Street, Canton, Massachusetts.
Maturity
The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of the Series A Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them or they become convertible and are converted as described below under “— Conversion Rights.” We are not required to set aside funds to redeem the Series A Preferred Stock.
Ranking
The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:
1)
senior to all classes or series of our common shares and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3) below;

2)
on a parity with all other equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up;

3)
junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

4)
effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common shares or preferred shares), and to the indebtedness of our existing subsidiaries and any future subsidiaries.

Dividends
Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if authorized by our board of directors and declared by us, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 7.75% of the $25.00 per share liquidation preference per annum (equivalent to $1.9375 per annum per share). Dividends on the Series A Preferred Stock shall accrue daily and be cumulative from, and include, the date of original issuance or, if later, the latest dividend payment date (as defined below) to which dividends have been paid in full (or declared and the record date for determining shareholders entitled to payment thereof has passed) and shall be payable quarterly in arrears on the 30th day of March, June, September and December of each year (each, a “dividend payment date”); provided that if any dividend payment date is not a business day, as defined in the certificate of amendment creating the Series A Preferred Stock, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accrue on the amount so payable for the period from and after that dividend payment date to that next succeeding business day. The first dividend on the Series A Preferred Stock is scheduled to be paid on September 30, 2021 in the amount of $0.4898 per share, and that dividend will be paid to the persons who are the holders of record of the Series A Preferred Stock at the close of business on the corresponding record date, which we expect will be September 15, 2021. Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable, when, as and if authorized by our board of directors and declared by us, to holders of record as they appear in our stock records for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the fifteenth day of the calendar month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”).
No dividends on shares of Series A Preferred Stock shall be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement to which we are a party or by which we are bound, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law. You should review the information appearing above under “Risk Factors — Our ability to pay dividends is limited by the requirements of New York law” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series A Preferred Stock.
Notwithstanding the foregoing, dividends on the Series A Preferred Stock will accrue whether or not we have earnings, whether or not there are assets legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of shares of Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.
Future distributions on our common shares and preferred shares, including the Series A Preferred Stock offered pursuant to this Prospectus Supplement, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, the annual distribution requirements under the REIT provisions of the Code, any debt service requirements, applicable law and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred shares or what the actual distributions will be for any future period.
Unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid, (i) no dividends (other than in common shares or in any class or series of preferred shares that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared and paid upon our common shares or preferred shares that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation; (ii) no other distribution shall be declared and made upon our common shares or preferred shares that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation; and (iii) no our common shares or preferred shares that we may issue ranking junior to or on a parity with the Series A Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except (x) by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, (y) for transfers made pursuant to the provisions of our charter relating to restrictions on ownership and transfers of our capital stock or (z) pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock and any preferred shares that we may issue ranking on a parity with the Series A Preferred Stock as to dividends or upon liquidation).
When dividends are not paid in full upon the Series A Preferred Stock and the shares of any other class or series of preferred shares that we may issue ranking on a parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock and any other class or series of preferred shares ranking on a parity that we may issue as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other class or series of preferred shares that we may issue shall in all cases bear to each other the same ratio that accrued dividends per share on the Series A Preferred Stock and such other class or series of preferred shares that we may issue (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.
Liquidation Preference
In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our shareholders, subject to the preferential rights of the holders of any class or series of our stock we may issue ranking senior to the Series A Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common shares or any other class or series of our stock we may issue that ranks junior to the Series A Preferred Stock as to liquidation rights.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
Holders of shares of Series A Preferred Stock will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series A Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, shall not be deemed to constitute a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption and contingent conversion rights described below).
In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of our stock or otherwise, is permitted under the New York Business Corporation Law, amounts that would be needed, if we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of shares of the Series A Preferred Stock will not be added to our total liabilities.
Redemption
The Series A Preferred Stock is not redeemable by us prior to June 29, 2026, except as described below under “— Special Optional Redemption” and except that, as provided in our charter, we may purchase or redeem shares of the Series A Preferred Stock prior to that date in order to preserve our qualification as a REIT for federal income tax purposes. See below and “Restrictions on Ownership and Transfer of Capital Stock” in the accompanying Base prospectus.
Optional Redemption.   On and after June 29, 2026, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If we elect to redeem any shares of Series A Preferred Stock as described in this paragraph, we may use any available cash to pay the redemption price, and we will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.
Special Optional Redemption.   Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to our optional redemption right described above under “— Optional Redemption” or this special optional redemption right), the holders of shares of Series A Preferred Stock will not have the Change of Control Conversion Right (as defined below) described below under “— Conversion Rights” with respect to the shares called for redemption.
A “Change of Control” is deemed to occur when, after the original issuance of the Series A Preferred Stock, the following have occurred and are continuing:
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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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following the closing of any transaction referred to in the bullet point above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American LLC or Nasdaq, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American LLC or Nasdaq.

Redemption Procedures.   In the event we elect to redeem Series A Preferred Stock, the notice of redemption will be mailed to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records and will state the following:
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the redemption date;

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the number of shares of Series A Preferred Stock to be redeemed;

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the redemption price;

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the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price;

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that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

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whether such redemption is being made pursuant to the provisions described above under “— Optional Redemption” or “— Special Optional Redemption;”

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if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and

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if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock, except as to the holder to whom notice was defective or not given.
Holders of Series A Preferred Stock to be redeemed shall surrender the Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series A Preferred Stock has been given and if we have irrevocably set apart the funds necessary for redemption in trust for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless we default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accrue on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot, provided that no shares will be redeemed in a manner that would result in the automatic transfer of any shares of our stock to a trust as described below under “— Restrictions on Ownership and Transfer.”
Immediately prior to any redemption of Series A Preferred Stock, we shall pay, in cash, any accumulated and unpaid dividends through but not including the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of shares of Series A Preferred Stock at the close of business on such dividend record date shall be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.
Unless full cumulative dividends on all shares of Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A

Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for shares of our capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series A Preferred Stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.
Subject to applicable law, we may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that we acquire will become authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.
Conversion Rights
Upon the occurrence of a Change of Control, each holder of shares of Series A Preferred Stock will have the right (unless, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described above under “— Optional Redemption” or “— Special Optional Redemption,” in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption) to convert some or all of the Series A Preferred Stock held by such holder, or the Change of Control Conversion Right, on the Change of Control Conversion Date into a number of shares of our common shares per share of Series A Preferred Stock, or the Common Stock Conversion Consideration, equal to the lesser of:
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the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a dividend record date and prior to the corresponding dividend payment date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price, as defined below (such quotient, the Conversion Rate); and

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25.00, or the Share Cap, subject to certain adjustments as described below.

Anything in the certificate of amendment creating the Series A Preferred Stock to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on the corresponding dividend payment date notwithstanding the conversion of those shares after such dividend record date and on or prior to such dividend payment date and, in such case, the full amount of such dividend shall be paid on such dividend payment date to the persons who were the holders of record at the close of business on such dividend record date. Except as provided above, we will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common shares to existing holders of our common shares), subdivisions or combinations (in each case, a Share Split) with respect to our common shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of our common shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of our common shares outstanding immediately after giving effect to such Share Split and the denominator of which is the number of our common shares outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of common shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed 42,500,000 of our common shares (or equivalent Alternative Conversion Consideration, as applicable), subject to proportionate increase to the extent the underwriters’ over-allotment option to purchase additional shares of Series A Preferred Stock is exercised, not to exceed 48,875,000 of our common shares in total (or equivalent Alternative Conversion Consideration, as applicable), or the Exchange Cap. The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and will also be increased on a pro rata basis with respect to any additional shares of Series A Preferred Stock designated and authorized for issuance pursuant to any subsequent certificate of amendment to our certificate of incorporation and subsequently issued.
In the case of a Change of Control pursuant to which our common shares is or will be converted into cash, securities or other property or assets (including any combination thereof), or the Alternative Form Consideration, a holder of shares of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of our common shares equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control, or the Alternative Conversion Consideration; the Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the Conversion Consideration.
If the holders of our common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of our outstanding common shares that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding common shares that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of our common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.
We will not issue fractional shares of our common shares upon the conversion of the Series A Preferred Stock in connection with a Change of Control. Instead, we will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Common Stock Conversion Consideration for such Change of Control.
Within 15 days following the occurrence of a Change of Control, unless we have, prior to the expiration of such 15-day period, provided notice of our election to redeem all shares of Series A Preferred Stock pursuant to the redemption provisions described above, we will provide to holders of shares of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right. This notice will state the following:
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the events constituting the Change of Control;

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date of the Change of Control;

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the last date on which the holders of Series A Preferred Stock may exercise their Change of Control Conversion Right;

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the method and period for calculating the Common Stock Price;

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the Change of Control Conversion Date;

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that if, prior to the Change of Control Conversion Date, we have provided notice of our election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

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if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock;

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the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock;

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the procedures that the holders of shares of Series A Preferred Stock must follow to exercise the Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of notice to be delivered by such holders as described below; and
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the last date on which holders of shares of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

Under such circumstances, we will also issue a press release containing such notice for publication on The Wall Street Journal, Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.
To exercise the Change of Control Conversion Right, the holders of shares of Series A Preferred Stock will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by us, duly completed, to our transfer agent. The conversion notice must state:
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the relevant Change of Control Conversion Date;

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the number of shares of Series A Preferred Stock to be converted; and

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that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

The “Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a business day selected by us that is no fewer than 20 days nor more than 35 days after the date on which we provide the notice described above to the holders of shares of Series A Preferred Stock.
The “Common Stock Price” is (i) if the consideration to be received in the Change of Control by the holders of our common shares is solely cash, the amount of cash consideration per common share or (ii) if the consideration to be received in the Change of Control by holders of our common shares is other than solely cash (x) the average of the closing sale prices per common share (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common shares is then traded, or (y) the average of the last quoted bid prices for our common shares in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common shares is not then listed for trading on a U.S. securities exchange.
Holders of shares of Series A Preferred Stock may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to our transfer agent prior to the close of business on the business day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state:
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the number of withdrawn shares of Series A Preferred Stock;

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if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and

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the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.

Notwithstanding the foregoing, if any shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company, or DTC, or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.
Series A Preferred Stock as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date we have provided notice of our election to redeem some or all of the shares of Series A Preferred Stock, as described above under “— Optional Redemption” or “— Special Optional Redemption,” in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If we elect to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price described above under “— Optional Redemption” or “— Special Optional Redemption,” as applicable.
We will deliver all securities, cash and any other property owing upon conversion no later than the third (3rd) business day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any common shares or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.
In connection with the exercise of any Change of Control Conversion Right, we will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into our common shares or other property. Notwithstanding any other provision of the certificate of amendment creating the Series A Preferred Stock, no holder of shares of Series A Preferred Stock will be entitled to convert such Series A Preferred Stock into our common shares to the extent that receipt of such common shares would cause such holder (or any other person) to violate the restrictions on ownership and transfer of our stock contained in our charter, including the certificate of amendment creating the Series A Preferred Stock, unless we provide an exemption from such restrictions to such holder. See “— Restrictions on Ownership and Transfer” below and “Restrictions on Ownership and Transfer of Capital Stock” in the accompanying Base prospectus.
The Change of Control conversion feature may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors — The change of control conversion rights described in this Prospectus Supplement may not adequately compensate you in the event we undergo a change of control. The change of control conversion rights may also make it more difficult for a party to acquire us or discourage a party from acquiring us.”
Except as provided above in connection with a Change of Control, the Series A Preferred Stock is not convertible into or exchangeable for any other securities or property.
Voting Rights
Holders of the Series A Preferred Stock will not have any voting rights, except as set forth herein. Whenever dividends on any shares of Series A Preferred Stock are in arrears for six or more quarterly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of shares of Series A Preferred Stock (voting together as a single class with all other classes or series of preferred shares we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of preferred shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been fully paid. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, the term of any directors elected by holders of the Series A Preferred Stock shall immediately terminate and the number of directors constituting the board of directors shall be reduced accordingly. For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting together as a single class with all other classes or series of preferred shares we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to these voting rights exceed two.
If a special meeting is not called by us within 30 days after request from the holders of Series A Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series A Preferred Stock may designate a holder to call the meeting at our expense.
On each matter on which holders of shares of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of our preferred shares have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).
So long as any shares of Series A Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting, voting together as a single class with other classes or series of our preferred shares we may issue ranking on a parity with the Series A Preferred Stock upon which like voting rights have been conferred and are exercisable (a) authorize or create, or increase the number of authorized or issued shares of, any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into shares of such class or series, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (b) amend, alter or repeal the provisions of our charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock; provided, however, with respect to the occurrence of any event set forth in (b) above, so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged or the holders of shares of Series A Preferred Stock receive securities of a successor person or entity with substantially identical rights as those of the Series A Preferred Stock, taking into account that, upon an occurrence of such an event, we may not be the surviving entity, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the Series A Preferred Stock and, provided further, that any increase in the number of authorized shares of preferred shares, including the Series A Preferred Stock, or the creation or issuance of any additional Series A Preferred Stock or other class or series of preferred shares that we may issue, or any increase in the number of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series A Preferred Stock that we may issue with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.
Except as expressly stated in the certificate of amendment creating the Series A Preferred Stock, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action. The holders of Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter only the contract rights, as expressly set forth in the charter, of the Series A Preferred Stock.

Holders of any series of preferred shares that we may issue ranking on a parity with the Series A Preferred Stock shall not be entitled to vote together as a class with the holders of Series A Preferred Stock on any amendment, alteration or repeal of any provision of the charter unless such action affects the holders of the Series A Preferred Stock and such other series of preferred stock equally.
Private Rating of the Series A Preferred Stock
The Series A Preferred Stock has a private credit rating of BBB from Egan-Jones Ratings Company. An explanation of the significance of ratings may be obtained from the rating agency. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the Series A Preferred Stock should be evaluated independently from similar ratings of other securities. A credit rating of a security is paid for by the issuer and is not a recommendation to buy, sell or hold securities and maybe subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency. See “Risk Factors — A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Series A Preferred Stock, if any, could cause the liquidity or market value of the Series A Preferred Stock to decline significantly.”
Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, we will use our best efforts to (i) post to our website or transmit by mail (or other permissible means under the Exchange Act) to all holders of shares of Series A Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holder or prospective holder of shares of Series A Preferred Stock. We will use our best efforts to post to our website or mail (or otherwise provide) the information to the holders of shares of Series A Preferred Stock within 15 days after the respective dates by which a report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Restrictions on Ownership and Transfer
To qualify as a REIT under the Code, our shares of stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year.
Our charter contains restrictions on the ownership and transfer of our outstanding stock, including the Series A Preferred Stock. The relevant sections of our charter provide that, subject to certain exceptions, no person or entity may own, or be deemed to own, by virtue of applicable constructive ownership provisions of the Code, more than 4.99% (by value or by number of shares, whichever is more restrictive) of the outstanding shares of our common shares or 4.99% by value of our outstanding capital stock.
For further information regarding restrictions on ownership and transfer of the Series A Preferred Stock, see “Restrictions on Ownership and Transfer of Capital Stock” in the accompanying Base Prospectus.
Preemptive Rights
No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for our common shares or any other security.

Book-Entry Procedures
DTC will act as securities depositary for the Series A Preferred Stock. We will issue one or more fully registered global securities certificates in the name of DTC’s nominee, Cede & Co. These certificates will represent the total aggregate number of shares of Series A Preferred Stock. We will deposit these certificates with DTC or a custodian appointed by DTC. We will not issue certificates to you for the shares of Series A Preferred Stock that you purchase, unless DTC’s services are discontinued as described below.
Title to book-entry interests in the Series A Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series A Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series A Preferred Stock.
DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or Direct Participants, deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including the underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly, or Indirect Participants. The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.
When you purchase shares of Series A Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series A Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series A Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series A Preferred Stock are credited.
You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series A Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.
Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.
Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.
We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action which a holder is entitled to take under our certificate of incorporation, as amended (including the certificate of amendment creating the Series A Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.
Any redemption notices with respect to the Series A Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series A Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series A Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series A Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series A Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.
Dividends on the Series A Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.
Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.
DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series A Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series A Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series A Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.
According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.
Global Clearance and Settlement Procedures
Initial settlement for the Series A Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s Participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.
Transfer Agent and Registrar
The transfer agent and registrar for the Series A Preferred Stock is Computershare Trust Company, N.A. located at 250 Royal Street, Canton, Massachusetts. is Computershare LLC.

SUPPLEMENT TO U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following summary of certain U.S. federal income tax considerations supplements the discussion set forth under the heading “U.S. Federal Income Tax Considerations” in the accompanying Base Prospectus and is subject to the qualifications set forth therein. Capitalized terms used but not defined herein have the meanings set forth in the accompanying Base Prospectus. The following summary is for general information only and is not tax advice. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular holders of our Series A Preferred Stock in light of their personal investment or tax circumstances.
EACH PROSPECTIVE HOLDER IS ADVISED TO CONSULT HIS OR HER TAX ADVISOR REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES TO HIM OR HER OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF OUR SERIES A PREFERRED STOCK AND OF OUR ELECTION TO BE TAXED AS A REIT, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.
General.   Subject to the discussion below, an investment in our Series A Preferred Stock is generally subject to the same U.S. federal income tax considerations applicable to an investment in our common shares. See “Material U.S. Federal Income Tax Considerations” in the accompanying Base Prospectus, as supplemented by the discussion below, for a discussion of the considerations relating to an investment in our common shares, including a discussion of the tax rules that apply to us.
In connection with this offering of Series A Preferred Stock, we expect to receive an opinion of the law firm of Kurzman Eisenberg Corbin & Lever, LLP to the effect that, commencing with our taxable year ended December 31, 2017, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as REITs under the Code. It must be emphasized that an opinion of counsel is expressed as of the date given, is based on various assumptions relating to how we were organized and how we operate and our affiliates and is conditioned upon representations and covenants made by our management and affiliated entities regarding their organization, assets and income, and the past, present and future conduct of their business operations.
While we intend to operate so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in circumstances, no assurance can be given by Kurzman Eisenberg Corbin & Lever, LLP or by us that we will so qualify for any particular year. Kurzman Eisenberg Corbin & Lever, LLP will have no obligation to advise us or the holders of our stock of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”), and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code and the Treasury regulations issued thereunder, including requirements relating to the nature and composition of our assets and income, the compliance with which will not be reviewed by Kurzman Eisenberg Corbin & Lever, LLP. Our ability to comply with the REIT asset requirements also depends, in part, upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination.
Distributions.   In the case of distributions with respect to the Series A Preferred Stock, an owner of such stock will generally be subject to the same rules that are applicable to distributions received by holders of our common shares, as discussed in the accompanying Base Prospectus. However, in determining the extent to which a distribution will be treated as being made from our earnings and profits, our earnings and profits will be allocated on a pro rata basis, first to distributions with respect to our preferred shares, and then to our common shares.
Sale or Exchange.   Subject to the discussion below regarding redemptions and conversions of the Series A Preferred Stock, a sale or exchange of Series A Preferred Stock will generally be treated in accordance with the sections of the discussion in the accompanying Base Prospectus relating to sales and exchanges of common shares.

Redemptions.   A redemption of Series A Preferred Stock will be treated under Section 302 of the Code as a distribution subject to Section 301 of the Code, generally taxable in accordance with the sections of this discussion and the discussion in the accompanying Base Prospectus relating to distributions to our stockholders, unless the redemption satisfies one or more of the tests set forth in Section 302(b) of the Code that enable the redemption to be treated as a sale or exchange of the redeemed Series A Preferred Stock. A redemption of Series A Preferred Stock will be treated as a sale or exchange (rather than a distribution under Section 301 of the Code) if the redemption satisfies one of the following tests under Section 302(b) of the Code, which require that the redemption: (i) is “substantially disproportionate” with respect to the holder’s interest in our stock; (ii) results in a “complete termination” of the holder’s interest in all classes of our stock; or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares (including common and preferred shares) considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, must generally be taken into account. Holders of Series A Preferred Stock should also be aware that substantially contemporaneous dispositions or acquisitions of our shares that are part of a plan viewed as an integrated transaction with the redemption may be taken into account in determining whether any of the tests described above are satisfied. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder will depend upon the facts and circumstances as of the time the determination is made, prospective investors are advised to consult their tax advisors to determine such tax treatment.
If a redemption of the Series A Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution would be measured by the amount of cash and the fair market value of any property received by the holder in the redemption. The holder’s adjusted tax basis in the Series A Preferred Stock redeemed would, in that case, be transferred to the holder’s remaining stockholdings in us. If, however, the holder has no remaining stockholdings in us, such basis may, under certain circumstances, be transferred to a related person, or it may be lost entirely.
With respect to a redemption of our Series A Preferred Stock that is treated as a distribution but that is not otherwise taxable as a dividend because it exceeds our earnings and profits, the method by which a holder must reduce its basis is uncertain in situations where the holder owns different blocks of stock that were acquired at different prices and thus have different tax bases. Each holder should consult its own tax advisor with respect to the treatment of a redemption of our Series A Preferred Stock that is treated as a distribution.
If a redemption is not treated as a distribution to a particular holder under the Section 302(b) tests described above, it will generally be treated as to that holder as a taxable sale or other disposition, in accordance with the sections of this discussion and the discussion in the accompanying Base Prospectus relating to sales or other dispositions of our stock by our stockholders, except that redemption proceeds attributable to declared but unpaid dividends, if any, generally would be treated as a distribution.
Conversion of the Preferred Stock in Connection with a Change of Control.   The treatment of the conversion of the Series A Preferred Stock to common shares pursuant to the Change of Control conversion right, or the receipt by a holder of Alternative Conversion Consideration in connection with a Change of Control, may depend on a number of factors, including the nature of the transaction that gives rise to the Change of Control, the nature of any Alternative Conversion Consideration, and a holder’s particular circumstances and tax status, and such transaction could be in whole or in part a taxable transaction for any particular holder. Holders should consult their own tax advisors as to the treatment of any such transaction.

UNDERWRITING
Ladenburg Thalmann is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this Prospectus Supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of shares of the Series A Preferred Stock set forth opposite the underwriter’s name.
Underwriter	Number of Shares
Ladenburg Thalmann & Co. Inc.	902,000
Janney Montgomery Scott LLC	434,000
William Blair & Company, L.L.C.	224,000
Aegis Capital Corp.	140,000
Total	1,700,000
The underwriting agreement provides that the obligations of the underwriters to purchase the shares of Series A Preferred Stock included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares of Series A Preferred Stock (other than those covered by the over-allotment option described below) if they purchase any of the shares of Series A Preferred Stock.
The underwriters have agreed to purchase the shares of Series A Preferred Stock from us at 96.00% of the liquidation preference per share, or $24.00 per share (resulting in $40,800,000 in aggregate proceeds to us, before deducting expenses payable by us).
The underwriters propose to offer the shares of Series A Preferred Stock for sale, from time to time, in one or more negotiated transactions, at prices that may be different than par. These sales may occur at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices negotiated by the joint book-running managers or with approval from the joint book-running managers.
The underwriters hold an option, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to an additional 255,000 shares of Series A Preferred Stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.
We, our officers and directors, and our principal shareholders have agreed that, for a period of 90 days from the date of this Prospectus Supplement, we and they will not, without the prior written consent of Ladenburg Thalmann, dispose of or hedge any shares Series A Preferred Stock, or any securities convertible into or exchangeable for shares of Series A Preferred Stock. Ladenburg Thalmann in its sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. Notwithstanding the foregoing, if (i) during the last 17 days of the 90-day restricted period, we issue an earnings release or material news or a material event relating to the Company occurs; or (ii) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.
Prior to this offering, there has been no public market for the shares of Series A Preferred Stock. Consequently, the public offering price for the shares of Series A Preferred Stock was determined by negotiations between us and the representative. Among the factors considered in determining the public offering price were our results of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to the Company. We have applied to list the Series A Preferred Stock on the NYSE American under the symbol “SACHPRA.” If the application is approved, trading of the Series A Preferred Stock on the NYSE American is expected to begin on or about July 6, 2021. We cannot assure you, however, that the price at which the shares of Series A Preferred Stock will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in the shares of Series A Preferred Stock will develop and continue after this offering.
The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.
	Per Share	Without Option	With Option
Public offering price	$25.00	$42,500,000	$48,875,000
Underwriting discount (sales load) paid by us(1)	$1.00	$1,700,000	$1,955,000
Estimated proceeds to us, before expenses	$24.00	$40,800,000	$46,920,000

(1)
The expenses associated with the offering, including the underwriting discount, are paid by us and are ultimately borne by our shareholders.

We have agreed to reimburse the underwriters for the reasonable fees and disbursements of counsel in connection with the qualification of the Notes under Blue Sky and state securities laws and in connection with the review and qualification of this offering with FINRA up to a maximum of $65,000.
In connection with this offering, the underwriters may purchase and sell shares of Series A Preferred Stock in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the overallotment option and stabilizing purchases.
•
Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering.

•
“Covered” short sales are sales of shares in an amount up to the number of shares represented by the underwriters’ over-allotment option.

•
“Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters’ over-allotment option.

•
Covering transactions involve purchases of shares either pursuant to the underwriters’ over-allotment option or in the open market in order to cover short positions.

•
To close a naked short position, the underwriters must purchase shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•
To close a covered short position, the underwriters must purchase shares in the open market or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•
Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares of Series A Preferred Stock. They may also cause the price of the shares of Series A Preferred Stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE American, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”), to contribute to payments the underwriters may be required to make because of any of those liabilities and to reimburse the underwriters for certain expenses.
Selling Restrictions
No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the Series A Preferred Stock, or the possession, circulation or distribution of this Prospectus Supplement, the accompanying Base Prospectus or any other material relating to us or the Series A Preferred Stock where action for that purpose is required. Accordingly, the Series A Preferred Stock may not be offered or sold, directly or indirectly, and neither this Prospectus Supplement, the accompanying Base Prospectus nor any other offering material or advertisements in connection with the Series A Preferred Stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.
The underwriters may arrange to sell the shares offered hereby in certain jurisdictions outside the United States, either directly or through affiliates, where it is permitted to do so.
Notice to Prospective Investors in the European Economic Area
In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no offer of shares may be made to the public in that Relevant Member State other than:
A.   to any legal entity which is a qualified investor as defined in the Prospectus Directive;
B.   to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative; or
C.   in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require us or the representative to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.
Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that (A) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2 (1)(e) of the Prospectus Directive, and (B) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article(3)(2) of the Prospectus Directive, the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” as defined in the Prospectus Directive, or in circumstances in which the prior consent of the representative has been given to the offer or resale. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.
We, the representative and their affiliates will rely upon the truth and accuracy of the foregoing representation, acknowledgement and agreement.
This Prospectus Supplement and the accompanying Base Prospectus have been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares.

Accordingly, any person making or intending to make an offer in that Relevant Member State of shares that are the subject of the offering contemplated in this Prospectus Supplement or the accompanying Base Prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.
For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.
Notice to Prospective Investors in the United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article4 9(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.
Notice to Prospective Investors in Russia
This Prospectus Supplement and the accompanying Base Prospectus is only being distributed in Russia to “qualified investors” (as defined by the Russian Securities Law). The information in this Prospectus Supplement and the accompanying Base Prospectus may not be passed on to third parties or otherwise made publicly available in the Russian Federation. The Series A Preferred Stock to which this Prospectus Supplement relates and this Prospectus Supplement and accompanying Base Prospectus have not been and will not be registered with the Russian Federal Service for Financial Markets and are not intended for placement or public circulation in the Russian Federation. The Series A Preferred Stock will not be offered, advertised, transferred or sold as part of the initial distribution or at any time thereafter to or for the benefit of any persons (including legal entities) resident, incorporated, established or having their usual residence in the Russian Federation or to any person located within the territory of the Russian Federation who is not a qualified investor in accordance with Russian law, unless and to the extent otherwise permitted under Russian law.
Notice to Prospective Investors in Taiwan
Shares of Series A Preferred Stock cannot be offered, distributed, sold or resold to the public in Taiwan unless prior approval from, or effective registration with, the Republic of China government authorities has been obtained pursuant to the applicable laws or a private placement exemption is available under the applicable securities laws.
This Prospectus Supplement and the accompanying Base Prospectus may be made available in electronic format on Internet websites maintained by the underwriter of this offering. Other than this Prospectus Supplement and the accompanying Base Prospectus, in electronic format, the information on the underwriters’ websites and any information contained in any other websites maintained by the underwriters is not part of this Prospectus Supplement or the accompanying Base Prospectus, or the registration statement of which the accompanying Base Prospectus and this Prospectus Supplement form a part.

LEGAL MATTERS
The validity of the shares offered hereby will be passed upon for us by Kurzman Eisenberg Corbin & Lever, LLP, White Plains, New York. Certain partners of Kurzman Eisenberg Corbin &Lever, LLP own in the aggregate 52,000 common shares. Certain legal matters in connection with this offering will be passed upon for the distribution agent by Blank Rome LLP, New York, New York.
EXPERTS
Our financial statements as of, and for each of the years ended, December 31, 2020 and 2019 have been so included in reliance on the report of Hoberman & Lesser CPA’s, LLP, an independent registered public accounting firm, included in this Prospectus Supplement given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares offered hereby. This Prospectus Supplement, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this Prospectus Supplement regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
We are a reporting company and file annual, quarterly and current reports, proxy statements and other material with the SEC. You may read and copy our reports, proxy statements and other information, including the registration statement of which this Prospectus Supplement is a part at the Public Reference Room of the SEC, 100 F Street, N. E., Room 1580, Washington D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.
The SEC allows us to “incorporate by reference” information into this Prospectus Supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus Supplement, except for any information superseded by information in this Prospectus Supplement or any document that we file in the future with the SEC. This Prospectus Supplement incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this Prospectus Supplement from their respective filing dates. These documents contain important information about us, our business and our finances.
Document	Filed
Annual Report on Form 10-K for the year ended December 31, 2020	March 31, 2021
Quarterly Report on Form 10-Q for the period ended March 31, 2021	May 12, 2021
Current Reports on Form 8-K	April 5, 2021, April 14, 2021 and May 19, 2021
Description common shares contained in our Registration Statement on Form 8-A	January 25, 2017
Description of 7.75% September 2025 notes contained in Registration Statement on Form 8-A	September 2, 2020
Description of 7.125% June 2024 notes contained in Registration Statement on Form 8-A	June 24, 2019
Description of 6.875% December 2024 notes contained in Registration Statement on Form 8-A	November 6, 2019
Description of the Series A Preferred Stock contained in Registration Statement on Form 8-A	June 24, 2021
At your request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Sachem Capital Corp., 698 Main Street, Branford, Connecticut 06405, Attention: Chief Financial Officer, telephone number (203) 433-4736.

PROSPECTUS
$150,000,000
Common Shares, Preferred Shares, Debt Securities, Guarantees of Debt Securities, Warrants and Units
We may, from time to time, offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:
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common shares, par value $0.001 per share;

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preferred shares, par value $0.001 per share;

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warrants to purchase common shares or preferred shares;

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debt securities;

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guarantees of debt securities; or

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units consisting of two or more of the classes of securities listed above.

We refer to the common shares, preferred shares, warrants, debt securities and units collectively as the “Securities” in this base prospectus.
This base prospectus describes some of the general terms that may apply to the Securities and the general manner in which they may be offered. The specific terms of any Securities to be offered, and the specific manner in which they may be offered will be set forth in the applicable prospectus supplement. The prospectus supplement will also contain information, where applicable, about the material federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such prospectus supplement. It is important that you read both this base prospectus and the applicable prospectus supplement before you invest in the Securities.
The Securities may be offered and sold to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement will describe the terms of the plan of distribution and set forth the names of any agents, dealers or underwriters involved in the sale of the securities. See “Plan of Distribution” beginning on page 59 for more information on this topic. No Securities may be sold without delivery of a prospectus supplement describing the method and terms of the offering of the Securities.
Our common shares are listed on the NYSE American under the symbol “SACH.” On June 8, 2021, the closing sale price of the common shares on NYSE American was $5.11 per share. In addition, we have three series of five-year unsecured unsubordinated notes listed upon the NYSE American under the symbols “SCCB,” “SACC” and “SCCC”. None of the other Securities are currently listed on any exchange or quoted on any other trading venue or system.
See “Risk Factors” in Item 1A of our Annual Report on Form 10-K, filed March 31, 2021, with respect to our year ended December 31, 2020, in Item 1A of each subsequently filed Quarterly Report on form 10-Q (which documents are incorporated by reference herein) as well as the other information contained or incorporated by reference in this base prospectus or any prospectus supplement hereto before making a decision to invest in the Securities. See “Where You Can Find More Information; Incorporation By Reference” on page 61 of this base prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is June 17, 2021.

You should rely only on the information contained or incorporated by reference in this base prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell Securities in any jurisdiction where the offer or sale is not permitted. The information appearing in this base prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on other dates which are specified in those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: We have not done anything that would permit any offering under this base prospectus or any prospectus supplement to this prospectus or possession or distribution of this base prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this base prospectus must inform themselves about, and observe any restrictions relating to, the offering of Securities and the distribution of this base prospectus outside the United States.

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ABOUT THIS PROSPECTUS
This base prospectus is part of a shelf registration statement that we filed with the Securities and Exchange Commission, or the SEC, in accordance with General Instruction I.B.1 of Form S-3, using a “shelf” registration process for the delayed offering and sale of Securities pursuant to Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. Under the shelf registration process, we may, from time to time, sell the Securities described in this base prospectus in one or more offerings. This base prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement containing specific information about the terms of the Securities being offered and the manner in which they will be offered. The prospectus supplement may also add, update or change information contained in this base prospectus.
This base prospectus and any accompanying prospectus supplement do not contain all the information included in the registration statement. We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3 of which this base prospectus is a part, including its exhibits. Statements contained in this base prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.
You should read this base prospectus together with any additional information you may need to make your investment decision. You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find More Information; Incorporation by Reference” below. Information incorporated by reference after the date of this base prospectus may add, update or change information contained in this base prospectus. Any information in such subsequent filings that is inconsistent with this base prospectus will supersede the information in this base prospectus or any earlier prospectus supplement.
The industry and market data and other statistical information, if any, contained in this base prospectus and in the documents that we incorporate by reference are based on our own estimates, independent publications, government publications, reports by market research firms or other published independent sources, and, in each case, are believed by us to be reasonable estimates. Although we believe these sources are reliable, we have not independently verified the information.
All references in this base prospectus to “us,” “we,” or “our,” are references to Sachem Capital Corp. and its predecessor, Sachem Capital Partners, LLC, or SCP, unless specified otherwise.

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PROSPECTUS SUMMARY
The information below is only a summary of more detailed information included elsewhere in or incorporated by reference in this base prospectus. This summary may not contain all the information that is important to you or that you should consider before deciding to invest in of our securities. Please read this entire base prospectus, including the risk factors, as well as the information incorporated by reference in this base prospectus and any related prospectus supplement, carefully.
Overview
We are a Connecticut-based real estate finance company that specializes in originating, underwriting, funding, servicing and managing a portfolio of short-term (i.e., three years or less) loans secured by first mortgage liens on real property. From our inception, in December 2010, through our initial public offering, in February 2017, we operated as a limited liability company. On February 9, 2017, we completed our initial public offering (the “IPO”), the primary purpose of which was to raise equity capital to fund mortgage loans and expand our mortgage loan portfolio and to diversify our ownership so that we could qualify, for federal income tax purposes, as a real estate investment trust, or REIT.
We believe that, since consummation of the IPO, we met all the requirements to qualify as a REIT for federal income tax purposes and elected to be taxed as a REIT beginning with our 2017 tax year. As a REIT, we are entitled to claim deductions for distributions of taxable income to our shareholders thereby eliminating any corporate tax on such taxable income. Any taxable income not distributed to shareholders is subject to tax at the regular corporate tax rates and may also be subject to a 4% excise tax to the extent it exceeds 10% of our total taxable income. To maintain our qualification as a REIT, we are required to distribute each year at least 90% of our taxable income. As a REIT, we may also be subject to federal excise taxes and state taxes.
Our Competitive Strengths
We believe our competitive strengths include:
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History of successful operations.   We commenced operations as a limited liability company in December 2010 with three investors and limited equity capital. Since our inception through March 31, 2021, we have funded approximately 1,472 mortgage loans having an aggregate principal amount of $380.9 million. Immediately prior to our initial public offering in February 2017 (the “IPO”), we had approximately 155 investors and $27 million of members’ equity. Since we became a public company, as of March 31, 2021, we have raised approximately an additional $50.2 million (excluding the IPO proceeds) in equity capital and $114.2 million of debt capital. Similarly, since the IPO, our mortgage loan portfolio has grown from $33.8 million to $156.8 million at March 31, 2021. In addition, at March 31, 2021, we had $18.3 million of cash and cash equivalents. We have reported net profits in every quarter since our IPO.

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Long-standing relationships.    We have ongoing relationships with many of our borrowers. At March 31, 2021, our loan portfolio includes 157 loans having an aggregate principal balance of approximately $27.2 million that were extensions of prior loans. Customers are also a referral source for new borrowers. As long as these borrowers remain active real estate investors, they provide us with an advantage in securing new business and help us maintain a pipeline to attractive new opportunities that may not be available to many of our competitors or to the general market.

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Competent workforce.    Our employees are multi-skilled professionals who have a strong “team” orientation, a “continuous process improvement” mentality, and an authentic desire to learn all aspects of our business and contribute wherever and however they are needed.

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Knowledge of the market.    We have an intimate knowledge of the Connecticut real estate market, which enhances our ability to identify attractive opportunities and helps distinguish us from many of our competitors.

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Disciplined lending.    We seek to maximize our risk-adjusted returns, and preserve and protect capital, through our disciplined and credit-based approach. We utilize rigorous underwriting and loan closing procedures that include numerous checks and balances to evaluate the risks and merits of each potential transaction. We seek to protect and preserve capital by carefully evaluating the condition of the property, the location of the property, the value of the property and other forms of collateral.
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Vertically-integrated loan origination platform.    We manage and control the loan process from origination through closing with our own personnel or independent third parties, including legal counsel and appraisers, with whom we have long relationships. Together, these individuals constitute a team highly experienced in credit evaluation, underwriting and loan structuring. We also believe that our procedures and experience allow us to execute opportunities quickly and efficiently.

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Structuring flexibility.    As a small, non-bank, geographically focused real estate lender, we can move quickly and have much more flexibility than traditional lenders to structure loans to suit the needs of our clients. Our ability to customize financing structures to meet borrowers’ needs is one of our key business strengths.

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No legacy issues.    We are not burdened by distressed legacy real estate assets.

Market Opportunity
Notwithstanding the spread of the novel corona virus known as COVID-19, which has had a severe adverse impact on general economic conditions, we continue to believe that once the spread of the virus abates there still will be a significant market opportunity for a well-capitalized “hard money” lender to originate attractively priced loans to small-scale real estate developers with strong equity positions (i.e., good collateral), particularly in Connecticut where, traditionally, real estate values in many neighborhoods have been stable and substandard properties are improved, rehabilitated and renovated. We further believe that there will be many opportunities for us to expand our business into new markets. For example, since the fourth quarter of 2019 and during 2020, we have funded loans secured by properties in Naples, Florida, Phoenix, Arizona, Austin, Texas, Charleston, South Carolina, Littleton, Colorado and Sacramento, California. We also believe these developers will prefer to borrow from us rather than other lending sources because of our flexibility in structuring loans to suit their needs, our lending criteria, which places greater emphasis on the value of the collateral rather than the property cash flow or credit of the borrower, and our ability to close quickly.
Our Objectives and Strategy and Outlook for 2021
Our primary business objective remains constant: to grow our loan portfolio while protecting and preserving capital in a manner that provides for attractive risk-adjusted returns to our shareholders over the long term principally through dividends. We intend to achieve this objective by accelerating profitable growth and driving operational excellence. To accelerate profitable growth, we will continue to focus on selectively originating, managing, and servicing a portfolio of first mortgage real estate loans designed to generate attractive risk-adjusted returns across a variety of market conditions and economic cycles. We are also targeting larger-value commercial loans with strong, experienced sponsors. To drive operational excellence, we have embarked on a broad change management initiative to review, assess, and upgrade — or transform if necessary — our existing operational processes, from workflows and employee roles/responsibilities to decision trees and data collection forms. We believe that our ability to react quickly to the needs of borrowers, our flexibility in terms of structuring loans to meet the needs of borrowers, our intimate knowledge of the Connecticut real estate market, which is our largest market, our expertise in “hard money” lending and our focus on newly originated first mortgage loans, should enable us to achieve our primary objective. Nevertheless, we remain flexible to take advantage of other real estate opportunities that may arise from time to time, whether they relate to the mortgage market or to direct or indirect investments in real estate.
Our strategy to achieve this objective also includes the following:
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capitalize on opportunities created by the long-term structural changes in the real estate lending market and the continuing lack of liquidity in the commercial and investment real estate markets;

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take advantage of the prevailing economic environment and current economic, political and social trends that may impact real estate lending, as well as the outlook for real estate in general and particular asset classes;

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remain flexible to capitalize on changing sets of investment opportunities that may be present in the various points of an economic cycle; and

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operate to qualify as a REIT and for an exemption from registration under the Investment Company Act of 1940, as amended, or the Investment Company Act.

In terms of our outlook for 2021, the biggest challenge remains the unknown impact of COVID-19 and future actions that may be taken to contain the spread of COVID-19. Keeping our workforce healthy and safe is our number one priority and we are following the updated guidelines and recommendations issued by the State of Connecticut on March 19, 2021. We continue to encourage employees to stay home when sick and encourage working from home when possible. In the event of a positive COVID-19 case, Sachem employees inform management and follow state testing and contact tracing protocols. At Sachem, we have not been immune to the virus striking our employees and their family members. Fortunately, none of these occurrences has been life-threatening in any way. However, to mitigate the risk of office closure and to ensure business continuity, our employees are equipped so they can seamlessly work remotely, away from the Sachem corporate office. This remote work set-up has proven to be effective since, at times during the pandemic, employees had to self-isolate based on their own health condition or that of an immediate family member. While loan processing and funding may have been marginally delayed, there was no impact to the service levels we provided our borrowers.
In the event we are forced to close our physical office, there would be some impact. For example, the underwriting process would continue to function but would take longer to complete without immediate access to background and credit profiles. Loan committee meetings would continue to be held virtually (as they are under normal conditions) but the loan approval process may incur delay or not be as thorough and efficient as in the past. In addition, we may not be able to meet with borrowers or potential borrowers, including physical property inspections, which could adversely impact our ability to service our loans, monitor compliance and originate new loans. Finally, the filing of loan documents with the various recording offices may be delayed.
In summary, the consequences may include one or more of the following:
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increase the amount of time necessary to review loan applications, structure loans and fund loans;

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adversely impact the ability of borrowers to remain current on their obligations;

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reduce the rate of prepayments;

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delay the completion of renovation projects in-process;

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inhibit the ability of borrowers to sell their properties to repay their obligation to us; and

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delay foreclosure or other judicial proceedings necessary to enforce our rights.

Other factors that we believe will impact our business in 2021 include the following:
Increased competition.    In the past, our primary competitors were other non-bank real estate finance companies and banks and other financial institutions. Our principal competitive advantages included our size and our ability to address the needs of borrowers in terms of timing and structuring loan transactions. More recently, we are encountering competition from private equity funds, hedge funds and other specialty finance entities funded by investment banks, asset managers, private equity funds and hedge funds. Clearly, the primary driver for these new market participants is the need to generate yield. They are well-funded and aggressive in terms of pricing.
Borrower expectations.    The new competitive landscape is shifting the negotiating leverage in favor of borrowers. As borrowers have more choices, they are demanding better terms. For the quarter ended March 31, 2021, the yield on our portfolio was 11.73% compared to 12.16% for the quarter ended March 31, 2020. We expect further rate compression in 2021.
Property value fluctuations.    We remain aware of property value market cycles and utilize a dashboard of indicators to track property value trends. If we see a decline in property values, our response to this development would be to adhere to our strict loan-to-value ratio, limit the term of our loans to not more than one year, and aggressively enforce our rights when loans go into default. We intend to be well-capitalized and well-positioned to be opportunistic through negative cycles as we did in the first quarter of 2020. By judiciously relying on our dashboard of leading indicators and continuing to make decisions in a sound and proper manner, we see no reason to expect any negative outcome regarding our business operations and growth. Some of our indicators within our dashboard are interest rate changes impacting mortgage rates, days-on-market, pending sales, NAHB’s Housing Market Index, and the Senior Loan Officer Opinion Survey, among others.
Increased operating expenses.    We expect operating expenses to be higher in 2021 than they were in 2020. Specifically, we expect an increase in interest expense due to a higher level of indebtedness. In 2020, we sold approximately $56.1 million of unsecured unsubordinated five-year notes having an interest rate of 7.75%. The full impact of the interest will be felt for the first time in 2021. In addition, we expect our compensation expense to increase as we hired new personnel and increased salaries on account of our growth.
Despite the challenges we faced in 2020, the changing dynamics of the real estate finance marketplace and the impact of COVID-19, we continue to believe in the viability of our business model. Our goal is, and has always been, to continue to grow our mortgage loan portfolio and increase our loan profitability, while at the same time maintain or improve on our existing underwriting and loan criteria. Specifically, we believe that the following factors will, in fact, help us deal with the uncertainties expected in 2021.
As of March 31, 2021, we had cash and cash equivalents and investment securities balance of approximately $54.7 million, which we will use to increase our mortgage loan portfolio. From January through March 31, 2021, we funded $31.7 million of mortgage loans including loan modifications and construction draws.
Our largest expense item is interest and amortization of deferred financing costs, which has increased significantly as we have increased our indebtedness. At March 31, 2021, our capital structure was 63.0% debt and 37.0% equity. The weighted average interest rate on our $114.5 million of outstanding unsecured unsubordinated five-year notes is 7.36% per annum. On the other hand, the notes provide us with operational flexibility. Other than interest, they do not have any significant costs and expenses, such as legal fees, collateral maintenance fees, unused facility fees, processing fees and the additional personnel costs relating to reporting and compliance. Second, they only have one financial covenant — an asset coverage ratio of 150%. There are no limitations in terms of the size of the mortgage loans we choose to fund, the markets in which we choose to operate and the nature of the collateral. Finally, the notes are unsecured. However, we may obtain a senior credit facility should such a facility be available at terms that are advantageous to our strategy.
We have made the necessary adjustments to our operations to replace our former co-chief executive officer by hiring new employees and re-assigning existing employees to new tasks. We now have a robust executive team that includes our chief executive and chief financial officer, a chief operating officer and a chief investment officer. In addition, we have added junior executives as well in accounting and administration. Although these new hires will result in increased compensation, they were and will continue to be necessary to accommodate our growth and to maintain our ability to continue to service our borrowers and manage our business without sacrificing quality.
We have adjusted and refined our business strategy to address changes in the marketplace and our growth to-date. Specifically, we continue to strengthen our geographic footprint beyond Connecticut with particular emphasis on Florida and Texas. We are funding larger loans than we have in the past that are secured by what we believe are higher-quality properties that are being developed by borrowers that we deem to be more stable and successful. In 2020, we funded loans secured by properties in Arizona, Texas, South Carolina, Florida, Colorado and California. We continue to look for opportunities in new markets that meet our basic underwriting and loan criteria. In addition, we believe the migration to these types of loans will offset any rate compression and help us maintain a low foreclosure rate.
Operational and Financial Overview
Our loans typically have a maximum initial term of one to three years and bear interest at a fixed rate of 5% to 13% per year and a default rate of 18% per year. We usually receive origination fees, or “points,”

ranging from 2% to 5% of the original principal amount of the loan as well as other fees relating to underwriting, funding and managing the loan, such as inspection fees. Since we treat an extension or renewal of an existing loan as a new loan, we also receive additional “points” and other loan-related fees in connection with those transactions. Interest is always payable monthly in arrears. As a matter of policy, we do not make any loans if the loan-to value ratio exceeds 70%. In the case of construction loans, the loan-to-value ratio is based on the post-construction value of the property. We rely on readily available market data, including appraisals when available or timely, tax assessment rolls, recent sales transactions and brokers to evaluate the value of the collateral. Finally, we have adopted a policy that limits the maximum amount of any loan we fund to a single borrower or a group of affiliated borrowers to 10% of the aggregate amount of our loan portfolio, taking into consideration the loan under consideration.
Our revenue consists primarily of interest earned on our loan portfolio. As our capital structure has tilted towards more debt over the past 24 months, debt service has become a significant factor in determining our net income. Our capital structure at March 31, 2021 was approximately 63.0% debt vs. 37.0% equity. Most of our debt, approximately $114.5 million, is unsecured unsubordinated 5-year notes. The weighted average interest rate on these notes is 7.36%. In addition, we had a balance of approximately $28.2 million at March 31, 2021 under our margin loan account with Wells Fargo. The outstanding balance on this loan bears interest at a rate equal to 1.75% below the prime rate. The interest rate on this loan as of March 31, 2021 was 1.5%.
In addition, our net income for three months ended March 31, 2021 has been adversely impacted by a reduction in the yield on our mortgage loan portfolio as well as $30.5 million of loan payoffs during the period compared to $55 million for all of 2020. In the first quarter of 2021, we realized faster payoff of investment “fix and flip” loans with these projects coming to fruition quicker due to a stronger real estate market and, we believe, our sound underwriting and analysis of each project. According to Realtor.com, nationwide for April 2021, year-over-year, “days on market,” a common real estate market indicator, fell 31%, active listings fell 53% and median list prices increased 17%. For the Connecticut market over the same period, days on market decreased between 43.1% – 51.5% and median list prices increased 1.7% – 18.3%, depending on the county. Our strategy continues to be to adhere to our current underwriting guidelines, which we believe will allow us to continue to grow our loan portfolio while protecting and preserving capital in a manner that provides attracted risk-adjusted returns to our shareholders.
For the three months ended March 31, 2021 and 2020, the yield on our mortgage loan portfolio was 11.73% and 12.16%, respectively. For this purpose, yield only takes into account the stated interest rate on the mortgage note adjusted to the default rate, if applicable. We believe the interest rate compression will continue to be a factor in 2021 as we implement our new strategy focusing on larger loans, secured by higher quality properties being developed by more seasoned developers with a history of successful development projects. On the other hand, since the interest rate on our outstanding indebtedness is fixed, we have reduced the risk on interest rate compression if and when interest rates begin to increase. That will enable us to continue to focus on growth and building market share rather than short-term profits and cash flow.
We seek to mitigate the risk associated with rising rates by limiting the term of new loans to one year. At March 31, 2021, approximately 82.7% of the mortgage loans in our portfolio had a term of one year or less. If, at the end of the term, the loan is not in default and meets our other underwriting criteria, we will consider an extension or renewal of the loan at our then prevailing interest rate. If interest rates have decreased and we renew a loan at a lower rate, the “spread” between our borrowing costs and the yield on our portfolio will be squeezed and would adversely impact our net income. We cannot assure you that we will be able to increase our rates at any time in the future and we cannot assure you that we can continue to increase our market share.
As a real estate finance company, we deal with a variety of default situations, including breaches of covenants, such as the obligation of the borrower to maintain adequate liability insurance on the mortgaged property, to pay the taxes on the property and to make timely payments to us. As such, we may not be aware that a default occurred. At March 31, 2021, five of our mortgage loans were the subject of enforcement or collection proceedings. The aggregate amount due on these loans, including principal, unpaid accrued interest and borrower charges, was approximately $496,000, representing approximately 0.3% of our aggregate mortgage loan portfolio. In the case of each of these loans, we have determined the value of the collateral exceeds the aggregate amount due. To date, the aggregate amount of realized losses on our loan portfolio have been de minimis.
Financing Strategy Overview
To continue to grow our business, we must increase the size of our loan portfolio, which requires that we use our existing working capital to fund new loans and raise additional capital either by selling shares of our capital stock or by incurring additional indebtedness. We do not have a policy limiting the amount of indebtedness that we may incur. Thus, our operating income in the future will depend on how much debt we incur and the spread between our cost of funds and the yield on our loan portfolio. Rising interest rates could have an adverse impact on our business if we cannot increase the rates on our loans to offset the increase in our cost of funds and to satisfy investor demand for yield. In addition, rapidly rising interest rates could have an unsettling effect on real estate values, which could compromise some of our collateral.
We do not have any formal policy limiting the amount of indebtedness we may incur. Depending on various factors we may, in the future, decide to take on additional debt to expand our mortgage loan origination activities to increase the potential returns to our shareholders. Although we have no pre-set guidelines in terms of leverage ratio, the amount of leverage depends on our assessment of a variety of factors, which may include the liquidity of the real estate market in which most of our collateral is located, employment rates, general economic conditions, the cost of funds relative to the yield curve, the potential for losses and extension risk in our portfolio, the gap between the duration of our assets and liabilities, our opinion regarding the creditworthiness of our borrowers, the value of the collateral underlying our portfolio, and our outlook for interest rates and property values. At March 31, 2021, debt proceeds represented approximately 63.0% of our total capital. To grow the business and satisfy the requirement to pay out 90% of net profits, during the last two years we increased our level of debt from 41.7% to 63.0% of our total capital. We intend to maintain a modest amount of leverage for the sole purpose of financing our portfolio and not for speculating on changes in interest rates.
Our total outstanding indebtedness at March 31, 2021 was approximately $142.7 million, which included a credit line loan of approximately $28.2 million and three series of unsecured, unsubordinated five-year notes having an aggregate original principal amount of approximately $114.5 million (collectively, the “Notes”). The Notes include notes having an aggregate principal amount of approximately $23.7 million bearing interest at the rate of 7.125% per annum and have a maturity date of June 30, 2024 (the “June 2024 Notes”); notes having an aggregate principal amount of $34.5 million bearing interest at the rate of 6.875% per annum and have a maturity date of December 30, 2024 (the “December 2024 Notes”); and notes having an aggregate original principal amount of approximately $56.4 million, bearing interest at the rate of 7.75% per annum and have a maturity date of September 30, 2025 (the “2025 Notes”). All three series of Notes are unsecured, unsubordinated obligations and rank equally in right of payment with all our existing and future senior unsecured and unsubordinated indebtedness but are effectively subordinated in right of payment to all our existing and future secured indebtedness (including indebtedness that is initially unsecured but to which we subsequently grant a security interest). Interest on all three series of Notes is payable quarterly in arrears on March 30, June 30, September 30 and December 30 of each year the Notes are outstanding.
Each series of Notes was issued pursuant to the Indenture, dated June 21, 2019, and a supplement thereto, which provides for the form and terms, including default provisions and cures, applicable to each series. All three series of Notes are subject to (i) “Defeasance,” which means that, by depositing with a trustee an amount of cash and/or government securities sufficient to pay all principal and interest, if any, on such notes when due and satisfying any additional conditions required under the Indenture, we will be deemed to have been discharged from our obligations under such notes and (ii) an “Asset Coverage Ratio” requirement pursuant to which we may not pay any dividends or make distributions in excess of 90% of our taxable income, incur any indebtedness or purchase any shares of our capital stock unless we have an “Asset Coverage Ratio” of at least 150% after giving effect to the payment of such dividend, the making of such distribution or the incurrence of such indebtedness. “Asset Coverage Ratio” means the ratio (expressed as a percentage) of the value of our total assets relative to the aggregate amount of its indebtedness.

We may, at our option, at any time and from time to time, on or after June 30, 2021, in the case of the June 2024 Notes, November 7, 2021, in the case of the December 2024 Notes, and September 4, 2022, in the case of the 2025 Notes, redeem such notes, in whole or in part, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest to, but excluding, the date fixed for redemption. On and after any redemption date, interest will cease to accrue on the redeemed notes.
All three series of Notes trade on the NYSE American. The June 2024 Notes trade under the symbol “SCCB”, the December 2024 Notes trade under the symbol “SACC” and the 2025 Notes trade under the symbol “SCCC”.
We have a margin loan account with Wells Fargo, which is secured by our portfolio of short-term securities and has a balance of approximately $28.2 million at March 31, 2021. The outstanding balance on this loan bears interest at a rate equal to 1.75% below the prime rate. The interest rate at March 31, 2021 is 1.5%.
REIT Qualification
We believe that we have qualified as a REIT since the consummation of the IPO and that it is in the best interests of our shareholders that we operate as a REIT. We made the election to be taxed as a REIT beginning with our 2017 tax year. As a REIT, we are required to distribute at least 90% of our taxable income to our shareholders on an annual basis. We cannot assure you that we will be able to maintain REIT status.
Our qualification as a REIT depends on our ability to meet on a continuing basis, through actual investment and operating results, various complex requirements under the Internal Revenue Code of 1986, as amended (the “Code”), relating to, among other things, the sources of our gross income, the composition and values of our assets, our compliance with the distribution requirements applicable to REITs and the diversity of ownership of our outstanding common shares. We cannot assure you that we will be able to maintain our qualification as a REIT.
So long as we qualify as a REIT, we, generally, will not be subject to U.S. federal income tax on our taxable income that we distribute currently to our shareholders. If we fail to qualify as a REIT in any taxable year and do not qualify for certain statutory relief provisions, we will be subject to U.S. federal income tax at regular corporate income tax rates and may be precluded from electing to be treated as a REIT for four taxable years following the year during which we lose our REIT qualification. Even though we qualify as a REIT, we may be subject to certain U.S. federal, state and local taxes on our income.
Distribution Policy
U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its taxable income. To the extent that it annually distributes less than 100% of its taxable income, the undistributed amount is taxed at regular corporate rates.
We intend to pay regular quarterly dividends in an amount necessary to maintain our qualification as a REIT. Any distributions we make to our shareholders, the amount of such dividend and whether such dividend is payable in cash, our common shares or other property, or a combination thereof, is at the discretion of our board of directors and will depend on, among other things, our actual results of operations and liquidity. These results and our ability to pay distributions will be affected by various factors, including the net interest and other income from our portfolio, our operating expenses and other expenditures and the restrictions and limitations imposed by the New York Business Corporation Law, referred to as the BCL, and any restrictions and/or limitations imposed on us by our creditors.
To comply with certain REIT qualification requirements, we will, before the end of any REIT taxable year in which we have accumulated earnings and profits attributable to a non-REIT year, declare a dividend to our shareholders to distribute such accumulated earnings and profits, referred to as a Purging Distribution. As of January 1, 2017, we had no accumulated earnings and profits.
For information regarding dividends paid See “Dividend and Distribution Policy” at page 15 below.

Restrictions Relating to our Common Shares
Our certificate of incorporation, as amended, includes several provisions that are designed to ensure that we satisfy various Code-imposed requirements applicable to REITs including the following:
•
Shareholders are prohibited from beneficially or constructively owning, applying certain attribution rules under the Code, more than 4.99% by value or number of shares, whichever is more restrictive, of our outstanding capital shares. This restriction does not apply to Jeffrey C. Villano, one of our founders and our former co-Chief Executive Officer, and John L. Villano, our other founder and our current Chief Executive Officer. As of March 31, 2021, Jeffrey Villano and John Villano beneficially own approximately 6.6% and 5.6%, respectively, of our outstanding common shares. In addition, our board of directors may, in its sole discretion, waive the ownership limit with respect to a shareholder if it is presented with evidence satisfactory to it that such ownership will not then or in the future jeopardize our qualification as a REIT.

•
Shareholders are not allowed to transfer their shares of our capital stock if, as a result of such transfer, we would have fewer than 100 shareholders.

•
Any ownership or purported transfer of our capital shares in violation of the foregoing restrictions will result in the shares so owned or transferred being automatically transferred to a charitable trust for the benefit of a charitable beneficiary, and the purported owner or transferee acquiring no rights in those shares. If a transfer to a charitable trust would be ineffective for any reason to prevent a violation of the restriction, the transfer resulting in the violation will be void from the time of the purported transfer.

The foregoing limitations and restrictions could delay or prevent a transaction or a change in control of us that might involve a premium price for our capital shares or otherwise be in the best interests of our shareholders.
Our board of directors has granted three exemptions to the ownership limitation. One waiver was granted to an investment fund allowing it to purchase up to 9.9% of our outstanding common shares. However, under the constructive ownership rules applicable to REITs, for tax purposes, those shares are deemed to be owned by the investors in the fund rather than a single shareholder. A second waiver was granted to an investment advisor and asset manager allowing it to purchase up to 9.9% of our outstanding common shares for the accounts of its clients. The third waiver was given to Brian Prinz, one of our independent directors who, following the completion of our initial public offering (the “IPO”), was the constructive owner of more than 4.99% of our outstanding common shares. However, as a result of the follow-on offering in October-November 2017, Mr. Prinz’s constructive ownership of our outstanding shares has been reduced and no longer exceeds the 4.99% limitation. We are not aware of any shareholder, other than Jeffrey C. Villano and John L. Villano, owning more than 4.99% of our outstanding common shares for tax purposes or otherwise. Accordingly, we do not believe that there are five or fewer shareholders who currently own more than 50% of our outstanding shares and we have no intention of granting any further waivers to the ownership limitation. However, if one or more shareholders were to acquire a significant number of our shares without our knowledge, we may fail the diversified ownership requirement and, as a result, fail to qualify as a REIT. The ownership limitation provided for by our charter provides a mechanism by which we may be able to force a shareholder to reduce his, her or its interest if we know about it but it may not prevent them from acquiring shares in excess of the limit initially.
Summary Risk Factors
An investment in our securities involves various risks that you should consider carefully before investing in us. Many of these risks are discussed in our Annual Report on Form 10-K for the year ended December 31, 2020 and as supplemented by other risk factors discussed in our Quarterly Reports on
Form 10-Q filed in 2021. If any of these risks occur, our business, financial condition, liquidity, results of operations, prospects and ability to make distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our securities could decline, and you may lose a portion or your entire investment. These risks include:
•
The outbreak and spread of the novel coronavirus disease, known as COVID-19 may have a material adverse effect on our business operations and financial condition.

•
Difficult conditions in the mortgage and real estate markets, the financial markets and the economy generally have caused and may cause us to experience losses in the future.

•
An increase in interest rates could adversely affect our ability to generate income and pay dividends.

•
Prepayment rates can change, adversely affecting the performance of our assets.

•
Short-term loans may involve a greater risk of loss than traditional mortgage loans.

•
Many of our loans are not funded with interest reserves and our borrowers may be unable to pay the interest accruing on the loans when due, which could have a material adverse impact on our financial condition.

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Many of the properties securing our mortgage loans are not income producing, thus increasing the risks of delinquency and foreclosure.

•
Our due diligence may not reveal all the risks associated with a mortgage loan or the property that will be mortgaged to secure the loan, which could lead to losses.

•
Residential mortgage loans are subject to increased risks.

•
Our real estate assets are subject to risks particular to real property.

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We may be adversely affected by the economies and other conditions of the markets in which we operate, particularly in Connecticut, where we have a high concentration of our loans.

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The illiquidity of our loan portfolio could significantly impede our ability to respond to adverse changes in economic, financial, investment and other conditions.

•
Declining real estate valuations could result in impairment charges, the determination of which involves a significant amount of judgment on our part. Any impairment charge could have a material adverse effect on us.

•
Competition could have a material adverse effect on our business, financial condition and results of operations.

•
We may adopt new or change our existing investment, financing, or hedging strategies and asset allocation and operational and management policies without shareholder consent, which may result in the purchase of riskier assets, the use of greater leverage or commercially unsound actions, any of which could materially adversely affect our business, financial condition and results of operations and our ability to make distributions to our shareholders.

•
In connection with our lending operations, we rely on third-party service providers to perform a variety of services, comply with applicable laws and regulations, and carry out contractual covenants and terms, the failure of which by any of these third-party service providers may adversely impact our business and financial results.

•
We may be adversely affected by deficiencies in foreclosure practices as well as related delays in the foreclosure process.

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We may be unable to identify and complete acquisitions on favorable terms or at all, which may inhibit our growth and have a material adverse effect on us.

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The downgrade of the credit ratings of the U.S., any future downgrades of the credit ratings of the U.S. and the failure to resolve issues related to U.S. fiscal and debt policies may materially adversely affect our business, liquidity, financial condition and results of operations.

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Interruptions in our ability to provide our products and our service to our customers could damage our reputation, which could have a material adverse effect on us.

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The occurrence of cyber-incidents, or a deficiency in our cybersecurity or in those of any of our third party service providers, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information or damage to our business relationships or reputation, all of which could negatively impact our business and results of operations

•
The loss of key personnel, including our executive officers, could have a material adverse effect on us.

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Our inability to recruit or retain qualified personnel or to maintain access to key third-party service providers and software developers, could have a material adverse effect on us.

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The stock ownership limit imposed by our charter may inhibit market activity in our common shares and may restrict our business combination opportunities.

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If we sell or transfer mortgage loans to a third party, including a securitization entity, we may be required to repurchase such loans or indemnify such third party if we breach representations and warranties.

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An inability to access external sources of capital on favorable terms or at all could limit our ability to execute our business and growth strategies.

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If we are unable to leverage our assets to the extent we currently anticipate, the returns on certain of our assets could be diminished, which may limit or eliminate our ability to make distributions to our shareholders.

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Our outstanding indebtedness as of December 31, 2020 was approximately $143.6 million, which exposes us to the risk of default thereunder, among other risks.

•
Despite our current debt levels, we may still incur substantially more debt or take other actions which could have the effect of diminishing our ability to make payments on our indebtedness when due and distributions to our shareholders.

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Our outstanding fixed rate term notes are unsecured and therefore are effectively subordinated to any secured indebtedness we have incurred or may incur in the future.

•
The Notes are subordinated to the indebtedness and other liabilities of our subsidiaries.

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The indenture under which the Notes are issued contains limited protection for holders of the Notes.

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An increase in market interest rates could result in a decrease in the value of the Notes.

•
Although the Notes are listed on the NYSE American, an active trading market for the Notes may not develop, which could limit the ability of Noteholders to sell the Notes and/or the market price of the Notes.

•
We may choose to redeem the Notes when prevailing interest rates are relatively low.

•
If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the Notes.

•
We are not obligated to contribute to a sinking fund to retire the Notes and the Notes are not guaranteed by a third- party.

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A downgrade, suspension or withdrawal of the credit rating assigned by a rating agency to us or the Notes, if any, could cause the liquidity or market value of the Notes to decline significantly.

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Maintenance of our Investment Company Act exemption imposes limits on our operations.

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Failure to qualify as a REIT would adversely affect our operations and ability to make distributions.

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Qualifying as a REIT involves highly technical and complex provisions of the Code and therefore, in certain circumstances, may be subject to uncertainty.

•
Even though we qualify as a REIT, we, nevertheless, may be subject to taxes, which will reduce our cash flow.

•
The REIT distribution requirements could adversely affect our ability to grow our business and may force us to seek third-party capital during unfavorable market conditions.

•
Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends, which could depress the market price of our common shares if it is perceived as a less attractive investment.

•
We may in the future choose to pay dividends in the form of common shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

•
Complying with REIT requirements may cause us to liquidate or forgo otherwise attractive investment opportunities.

•
We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common shares.

•
The market price and trading volume of our securities may be volatile.

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We have not established a minimum dividend payment level for our common shareholders and there are no assurances of our ability to pay dividends to our common shareholders in the future.

•
Future offerings of preferred shares or debt securities would rank senior to our common shares upon liquidation and for dividend purposes, would dilute the interests of our common shareholders and may adversely affect the market price of our common shares.

•
An increase in interest rates may have an adverse effect on the market price of our common shares and our ability to make distributions to our shareholders.

•
Your investment in and resulting interest in us may be diluted or lose value if we issue additional shares.

Corporate Information
Our principal executive offices are currently located at 698 Main Street, Branford, Connecticut 06405 and our telephone number is (203) 433-4736. The URL for our website is www.sachemcapitalcorp.com. The information contained on or connected to our website is not incorporated by reference into, and you must not consider the information to be a part of, this base prospectus.

RISK FACTORS
Investing in our securities involves risks. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as such risk factors may be updated in our subsequent filings with the SEC (including our subsequent quarterly reports on Form 10-Q) and the other information contained in this document, in an applicable prospectus supplement or incorporated by reference herein or therein, before purchasing any of our securities. See “Where You Can Find More Information; Incorporation by Reference” in this base prospectus. These risks are not the only ones faced by us. Additional risks not presently known or that are currently deemed immaterial could also materially and adversely affect our financial condition, results of operations, business and prospects. In connection with the forward-looking statements that appear in this prospectus, you should carefully review the factors referred to above and the cautionary statements referred to in “Forward-Looking Statements May Prove Inaccurate” below. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described above and in the documents incorporated herein by reference.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS
This prospectus and certain documents incorporated by reference herein include certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are intended to be covered by the safe harbor provisions thereof. All statements, other than statements of historical facts, included in this prospectus and certain documents incorporated by reference herein that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including such matters as future capital expenditures, dividends and acquisitions (including the amount and nature thereof), development trends of the real estate industry and the New York metropolitan area markets, business strategies, expansion and growth of our operations and other similar matters, are forward-looking statements. These forward-looking statements are based on certain assumptions and analyses made by us considering our experience and our perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate.
Forward-looking statements are not guaranties of future performance and actual results or developments may differ materially, and we caution you not to place undue reliance on such statements. Forward-looking statements are generally identifiable by the use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “project,” “continue,” or the negative of these words, or other similar words or terms. Forward-looking statements contained in this prospectus and certain documents incorporated by reference herein are subject to a number of risks and uncertainties that may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by forward-looking statements made by us. These risks and uncertainties include those described in detail in our annual, quarterly and current periodic reports filed pursuant to the Securities and Exchange Act of 1934, as amended and that are incorporated herein by reference, as well as any additional risk factors included in any prospectus supplement used in connection with the offering and sale of any Securities, as well as others that may not be included in these reports and prospectus supplements. In addition, many of the risk factors that could adversely impact our business, operations and financial results are beyond our control. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of future events, new information or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus and the incorporated documents might not occur and actual results, performance or achievement could differ materially from that anticipated or implied in the forward-looking statements.

USE OF PROCEEDS
Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the Securities offered hereby for general corporate purposes and working capital, which may include repaying existing indebtedness, investing in real estate opportunities other than as a mortgage lender and acquisitions of existing mortgage loan portfolios or real estate finance companies as suitable opportunities arise. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of Securities by a selling shareholder. Further details relating to the use of the net proceeds from any particular offering of Securities will be set forth in the applicable prospectus supplement.

MARKET PRICE OF COMMON SHARES AND RELATED SHAREHOLDER MATTERS
Market Information
On February 10, 2017, our common shares listed on the NYSE American (f/k/a “NYSE MKT”) and began trading under the symbol “SACH”. Prior to its listing on the NYSE American, our common shares were not publicly traded.
On June 8, 2021, the last reported sale price of our common shares on NYSE American was $5.11 per share.
Holders
As of June 8, 2021, we had 60 shareholders of record. The number of holders does not include individuals or entities who beneficially own shares but whose shares, which are held of record by a broker or clearing agency but does include each such broker or clearing agency as one record holder. We believe we have approximately 1,600 beneficial shareholders.

DIVIDENDS AND DISTRIBUTION POLICY
The holders of our common shares are entitled to receive dividends as may be declared from time to time by our board of directors. Payments of future dividends are within the discretion of our board of directors and depend on, among other factors, our retained earnings, capital requirements, operations and financial condition.
As a REIT, we will be required, before the end of any REIT taxable year in which we have accumulated earnings and profits attributable to a non-REIT year, to declare a dividend to our shareholders to distribute such accumulated earnings and profits (a “Purging Distribution”). As of January 1, 2017, we did not have any accumulated earnings and profits attributable to a non-REIT year.
From and after the effective date of our REIT election, we intend to pay regular quarterly distributions to holders of our common shares in an amount not less than 90% of our REIT taxable income (determined before the deduction for dividends paid and excluding any net capital gains). U.S. federal income tax law generally requires that a REIT distribute annually at least 90% of its REIT taxable income, without regard to the deduction for dividends paid and excluding net capital gains, and that it pay tax at regular corporate rates to the extent that it annually distributes less than 100% of its taxable income. We intend to make distributions to our shareholders to comply with the REIT requirements of the Code.
The table below sets forth dividends paid since we began operating as a REIT.
Payment Date	Amount Per Share
2021
April 16	$0.12
January 8¥	$0.12
2020
November 4	$0.12
August 7***	$0.12
January 27*	$0.12
2019
October 22	$0.12
July 29	$0.12
April 18	$0.12
January 10**	$0.17
2018
November 6	$0.12
July 27	$0.11
April 27***	$0.105
February 27****	$0.105
2017
November 17	$0.105
July 27	$0.105
April 27	$0.05

¥
A portion represents a distribution of 2020 income.

*
A portion represents a distribution of 2019 income.

**
Represents a distribution of 2018 income.

***
A portion represents a distribution of 2017 income.

****
Represents a distribution of 2017 income.

Our ability to pay dividends, the amount of the dividend and the frequency at which we will pay dividends is subject to numerous factors, including the following:
•
how quickly we can deploy the net proceeds from the sale of Securities to make new loans;

•
our ability to increase the interest rate on our loans to keep pace with the frequency and size of rate increases under our credit line;

•
our ability to manage and control our operating and administrative expenses, particularly those relating to our status as a public reporting REIT;

•
defaults by our borrowers;

•
the rate of prepayments on our outstanding loans and our ability to reinvest those payments in new loans;

•
regional and national economic conditions;

•
competition from banks and other financing sources;

•
our cash flow from operations;

•
unanticipated developments, write-offs or liabilities;

•
restrictions and limitations imposed by the BCL; and

•
restrictions in our existing and future credit facilities.

See, generally, “Risk Factors” incorporated herein by reference.

DESCRIPTION OF COMMON SHARES
The following description of our common shares is only a summary. This description and the description contained in any prospectus supplement is subject to, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the BCL.
Authorized Capitalization
Our authorized capital stock includes 100,000,000 common shares, par value $0.001 per share. At June 8, 2021, we had 25,474,662 common shares and no preferred shares issued and outstanding.
Common Shares
Subject to preferences that may apply to preferred shares outstanding at the time, the holders of outstanding common shares are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. Each shareholder is entitled to one vote for each common share held on all matters submitted to a vote of shareholders. Directors are elected by plurality vote. Therefore, the holders of a majority of the outstanding common shares voted can elect all the directors then standing for election. Holders of common shares are not entitled to preemptive rights and are not subject to conversion or, as more fully described below in “Restrictions on Ownership and Transfer of Capital Stock,” except in the case of a prohibited transfer, redemption. If we liquidate or dissolve or our business is otherwise wound up, the holders of common shares would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred shares. Each outstanding common share is, and all common shares outstanding upon completion of an offering of common shares will be, fully paid and nonassessable.
Authorized but Unissued Shares of Capital Stock
New York law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of NYSE American, which would apply for so long as our common shares are listed on the NYSE American, require shareholder approval of certain issuances (other than a public offering) equal to or exceeding 20% of the then outstanding voting power or then outstanding common shares, as well as for certain issuances of shares of capital stock in compensatory transactions. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common shares may be to enable our board of directors to sell common shares to persons friendly to current management, for such consideration, in form and amount, as is acceptable to the board, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive shareholders of opportunities to sell their common shares at prices higher than prevailing market prices.
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Computershare Trust Company, N. A. located at 250 Royal Street, Canton, Massachusetts.

DESCRIPTION OF PREFERRED SHARES
The following description of the terms of our preferred shares is only a summary. This description and the description contained in any prospectus supplement is subject to, and qualified in its entirety by reference to, our certificate of incorporation and bylaws, each as amended, each of which has previously been filed with the SEC and which we incorporate by reference as exhibits to the registration statement of which this prospectus is a part, and the BCL. In addition, the specific terms of any series of preferred shares will be described in the applicable prospectus supplement.
General
Our authorized capital stock includes 5,000,000 preferred shares, $0.001 par value per share. There are no preferred shares currently outstanding.
The following description of the preferred shares sets forth general terms and provisions of the preferred shares to which any prospectus supplement may relate. The statements below describing the preferred shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our restated certificate of incorporation and bylaws and any applicable articles supplementary designating terms of a series of preferred shares.
The issuance of preferred shares could adversely affect the voting power, dividend rights and other rights of holders of common shares. Our board of directors could establish another series of preferred shares that could, depending on the terms of the series, delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for the common shares or otherwise be in the best interest of the holders thereof. Management believes that the availability of preferred shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Terms
Subject to the limitations prescribed by our certificate of incorporation, our board of directors is authorized to fix the number of preferred shares constituting each series and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and other subjects or matters as may be fixed by resolution of the board of directors. The preferred shares, when issued in exchange for the consideration therefor, will be fully paid and nonassessable by us and will have no preemptive rights.
Reference is made to the prospectus supplement relating to the series of preferred shares offered thereby for the specific terms thereof, including:
•
The title and stated value of the preferred shares;

•
The number of preferred shares in the class, the liquidation preference per share and the offering price;

•
The dividend rate(s), period(s) and/or payment day(s) or method(s) of calculation thereof applicable to the preferred shares;

•
The date from which dividends on the preferred shares shall accumulate, if applicable;

•
The procedures for any auction and remarketing, if any, for the preferred shares;

•
The provision for a sinking fund, if any, for the preferred shares;

•
The provision for redemption, if applicable, of the preferred shares;

•
Any listing of the preferred shares on any securities exchange;

•
The terms and conditions, if applicable, upon which the preferred shares may or will be convertible into common shares, including the conversion price or manner of calculation thereof;

•
The relative ranking and preferences of the preferred shares as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs;

•
Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of our company as a REIT;

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A discussion of federal income tax considerations applicable to the preferred shares; and

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Any other specific terms, preferences, rights, limitations or restrictions of the preferred shares.

Rank
Unless otherwise specified in the applicable prospectus supplement, the preferred shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank:
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senior to all classes or series of common shares and to all equity securities issued by us the terms of which provide that the equity securities shall rank junior to the preferred shares;

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junior to all equity securities issued by us which the terms of the preferred shares provide will rank senior to it. The term “equity securities” does not include convertible debt securities; and

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on a parity with all equity securities issued by us other than those referred above.

Dividends
Unless otherwise specified in the applicable prospectus supplement, the preferred shares will have the rights with respect to payment of dividends set forth below.
Holders of the preferred shares of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment, cash dividends in the amounts and on the dates as will be set forth in, or pursuant to, the applicable prospectus supplement. Each dividend shall be payable to holders of record as they appear on our share transfer books on the record dates as shall be fixed by our board of directors.
Dividends on any series of preferred shares may be cumulative or non-cumulative, as provided in the applicable prospectus supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement. If the board of directors fails to declare a dividend payable on a dividend payment date on any series of preferred shares for which dividends are non-cumulative, then the holders of such series of preferred shares will have no right to receive a dividend in respect of the related dividend period and we will have no obligation to pay the dividend accrued for the period, whether or not dividends on such series of preferred shares are declared payable on any future dividend payment date.
Redemption
If so provided in the applicable prospectus supplement, the preferred shares will be subject to mandatory redemption or redemption at our option, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement.
Liquidation Preference
Upon any voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of our capital stock ranking junior to the preferred shares of such series in the distribution of assets upon any liquidation, dissolution or winding up of our company, the holders of the preferred shares shall be entitled to receive out of the assets of our company legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share that is set forth in the applicable prospectus supplement, plus an amount equal to all dividends accumulated and unpaid thereon, which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred shares do not have a cumulative dividend. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no rights or claim to any of our remaining assets. In the event that, upon any voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding preferred shares of such series and the corresponding amounts payable on all shares of other classes or series of capital stock of our company ranking on a parity with the preferred shares in the distribution of assets, then the holders of the preferred shares and all such other classes or series of capital stock shall share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.
In determining whether a distribution (other than upon our voluntary or involuntary liquidation, dissolution or winding up) by dividend, redemption or other acquisition of shares of our stock or otherwise is permitted under the BCL, no effect shall be given to amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of any series of preferred shares whose preferential rights upon dissolution are superior to those receiving the distribution.
Voting Rights
Holders of preferred shares will not have any voting rights, except as set forth below or as otherwise indicated in the applicable prospectus supplement.
Conversion Rights
The terms and conditions, if any, upon which any series of preferred shares is convertible into common shares will be set forth in the applicable prospectus supplement. The terms will include the number of common shares into which the preferred shares are convertible, the conversion price, or manner of calculation thereof, the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of the preferred shares.
Restrictions on Ownership
As discussed below under “Restrictions on Ownership and Transfer of Capital Stock,” for us to qualify as a REIT under the Code, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of a taxable year. An individual for these purposes is defined by the federal income tax laws pertaining to REITs. The application of the Code restrictions on stock ownership is very complex. Therefore, the certificate of designation for each series of preferred shares may contain provisions restricting the ownership and transfer of such series of preferred shares. The applicable prospectus supplement will specify any additional ownership limitation relating to a series of preferred shares.

DESCRIPTION OF WARRANTS
The following description of warrants is only a summary. This description is subject to, and qualified in its entirety by reference to, the provisions of the applicable warrant agreement.
Warrants Outstanding
In connection with the IPO, we issued to the underwriters warrants to purchase an aggregate of 130,000 common shares at an exercise price of $6.25 per common share. These warrants are exercisable at any time, and from time to time, in whole or in part, commencing on February 9, 2018 and expire on February 9, 2022. The fair value of these warrants, using the Black-Scholes option pricing model, on the date of issuance was $114,926. As of June 8, 2021, none of these warrants had been exercised.
In connection with a public offering of common shares in October-November 2017, we issued to the underwriters warrants to purchase an aggregate of 187,500 common shares at an exercise price of $5.00 per share. These warrants are exercisable at any time, and from time to time, in whole or in part, commencing on October 24, 2018 and expire on October 24, 2022. The fair value of these warrants, using the Black-Scholes option pricing model, on the date of issuance was $131,728. In July 2019, warrants to purchase an aggregate of 16,407 common shares were exercised for which we received approximately $82,000. As of June 8, 2021, 171,093 of these warrants were outstanding.
General
The following description, together with the additional information we may include in any applicable prospectus supplements, summarizes the material terms and provisions of the warrants that we may offer under this prospectus. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.
We will file as exhibits to the registration statement of which this prospectus is a part or will incorporate by reference from another report that we file with the SEC, the form of warrant agreement, which may include a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summary of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we sell under this prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.
We will describe in the applicable prospectus supplement the terms relating to warrants being offered including:
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the offering price and aggregate number of warrants offered;

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if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

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if applicable, the date on and after which the warrants and the related securities will be separately transferable;

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in the case of warrants to purchase common shares or preferred shares, the number of shares of common shares or preferred shares, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

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the terms of any rights to redeem or call the warrants;

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any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

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the dates on which the right to exercise the warrants will commence and expire;

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the manner in which the warrant agreements and warrants may be modified;

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federal income tax consequences of holding or exercising the warrants, if material;

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the terms of the securities issuable upon exercise of the warrants; and

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any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including, in the case of warrants to purchase common shares or preferred shares, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up of our affairs or to exercise voting rights, if any.
Exercise of Warrants
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We intend to set forth in any warrant agreement and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.
Upon receipt of the required payment and any warrant certificate or other form required for exercise properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all the warrants represented by the warrant or warrant certificate are exercised, then we will issue a new warrant or warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

DESCRIPTION OF DEBT SECURITIES
The following description of the terms of debt securities that we may issue and the related indenture, if any, is only a summary. This description and the description contained in any prospectus supplement are subject to and qualified in their entirety by reference to the applicable indentures, which will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part.
We may offer secured or unsecured debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible or exchangeable into another security. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in one or more series under the Indenture, dated June 21, 2019, between us and U.S. Bank, N.A. (the “Indenture”), and the specific terms applicable to such debt securities will be set forth in a supplement to such Indenture and in the applicable debt securities in accordance with the Trust Indenture Act of 1939, as amended (the “TIA”).
The following description of selected provisions of the Indenture and the debt securities that may be issued thereunder is not complete, and the description of the selected terms of a specific series of debt securities included in the applicable prospectus supplement also will not be complete. You should review the form of the Indenture, any supplemental indentures and the form of the applicable debt security, which forms have been or will be filed as exhibits to the registration statement of which this prospectus is a part, or as exhibits to documents which have been or will be incorporated by reference in this base prospectus. To obtain a copy of the form of the Indenture or the form of the applicable debt securities, see “Where You Can Find More Information” in this prospectus. The following description of debt securities and the description of the debt securities of the particular series in the applicable prospectus supplement are qualified in their entirety by reference to all of the provisions of the Indenture, any supplemental indentures and the applicable debt securities, which provisions, including defined terms, are incorporated by reference in this prospectus. Capitalized terms used but not defined in this section shall have the meanings assigned to those terms in the Indenture.
General
The aggregate principal amount of debt securities that we may issue under the Indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:
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the issuer or co-obligors of such debt securities;

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the guarantors of each series, if any, and the terms of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;

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the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

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whether the debt securities will be senior, subordinated or junior subordinated;

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whether the debt securities will be secured or unsecured;

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any applicable subordination provisions;

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the maturity date(s) or method for determining same;

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whether the debt security is rated, by whom it was rated and the rating;

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the interest rate(s) or the method for determining same;

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the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

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whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

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redemption or early repayment provisions;

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authorized denominations;

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form;

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if other than the principal amount, the principal amount of debt securities payable upon acceleration;

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place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon us may be made;

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whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as of which the securities are dated if other than the date of original issuance;

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amount of discount or premium, if any, with which such debt securities will be issued;

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any covenants applicable to the debt securities being issued;

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any defaults and events of default applicable to the debt securities being issued;

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the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

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the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the issuer or co-obligors, as the case may be, can select the payment currency;

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our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

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any restriction or conditions on the transferability of the debt securities;

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the securities exchange(s) on which the debt securities will be listed, if any;

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whether any underwriter(s) will act as a market maker(s) for the debt securities;

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the extent to which a secondary market for the debt securities is expected to develop;

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provisions granting special rights to holders of the debt securities upon occurrence of specified events;

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compensation payable to and/or reimbursement of expenses of the trustee of the series of debt securities;

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provisions for the defeasance of the debt securities or related to satisfaction and discharge of the indenture:

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provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

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any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series debt securities).

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the applicable indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
Debt securities to be issued in fully registered form without coupons and in various denominations. Subject to the limitations provided in the Indenture, applicable indenture supplement and/or in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.
Governing Law
The Indentures and the corresponding debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES
We, or a subsidiary of ours, may guarantee (either fully and unconditionally or in a limited manner) the due and punctual payment of the principal of, premium, if any, and interest on one or more series of debt securities issued by us or a subsidiary of ours, as the case may be, whether at maturity, by acceleration, redemption or repayment or otherwise, in accordance with the terms of the applicable guarantee and the applicable indenture.

DESCRIPTION OF UNITS
We may issue units consisting of a combination of two or more of any offered Securities, at a single price or at a separate price for each security included in the unit. The Securities offered may be issued separately or may be evidenced by a separate unit certificate, which may or may not trade separately. The terms and conditions governing the issuance of any units, including the form and content of any certificate evidencing the units, will be described in detail in the prospectus supplement to be filed in connection with the offering of such units.

CERTAIN PROVISIONS OF NEW YORK LAW AND OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS
The following summary of certain provisions of New York law, our certificate of incorporation, as amended, and our bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the New York Business Corporation Law and to our certificate of incorporation, as amended, and bylaws. Copies of our certificate of incorporation, as amended, and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”
Our Board of Directors
We have one class of directors. Each director serves for a one-year term or until his or her successor is elected and qualified. Our bylaws provide that our board of directors will consist of not less than one and not more than five directors. Our board of directors currently consists of four members.
Election of Directors; Removals; Vacancies; Meetings
Directors are elected by a plurality of all the votes cast in the election of directors. Under our bylaws a director may be removed for cause by the board of directors or by shareholders acting by a simple majority. Our bylaws provide that vacancies on our board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum. However, only shareholders can fill a vacancy on our board of directors that is caused by the removal of a director by action of shareholders. Any director elected to fill a vacancy will serve for the remainder of the full term of the director he or she is replacing or until his or her successor is duly elected and qualifies. Our bylaws provide as follows:
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The annual meeting of the board of directors for the election of officers and the transaction of such other business as may come before the meeting, shall be held, without notice, immediately following the annual meeting of shareholders.

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Regular meetings of the board of directors shall be held at such time and place as may be fixed by resolution of the Board, and when so fixed, no further notice thereof need be given. Regular meetings not fixed by resolution of the board of directors may be held on notice at such time and place as shall be determined by the board of directors.

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Special meetings of the board of directors may be called on notice at any time by the Chairman, if one shall have been appointed, or the President, and shall be called by the Chairman, if one shall have been appointed, or by the President at the written request of a majority of the directors then in office.

Meetings of Shareholders
Our bylaws provide that a meeting of our shareholders for the election of directors and the transaction of any business will be held annually on such day during the period from May 1 through October 31, other than a legal holiday and at the time and place set by the board of directors. Our bylaws provide that a special meeting of shareholders may be called at any time by the president and must be called by the president at the request in writing of a majority of the directors then in office or at the request in writing filed with our secretary by the holders of a majority of our issued and outstanding shares of capital shares entitled to vote at such a meeting.
Shareholder Actions by Written Consent
Under Section 615 of the BCL and our certificate of incorporation, as amended, shareholder action may be taken without a meeting if a written consent, setting forth the action so taken, is given by the shareholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of shareholders.
Amendment of Certificate of Incorporation and Bylaws
Under the BCL, a New York corporation may amend its certificate of incorporation if such action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our bylaws provide that each of our board of directors and our shareholders has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Transactions Outside the Ordinary Course of Business
Under the BCL, a New York corporation generally may not dissolve, merge or consolidate with another entity, sell all or substantially all its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of shareholders entitled to cast a majority of the votes entitled to be cast on the matter, unless a greater percentage is specified in the corporation’s certificate of incorporation. Our certificate of incorporation, as amended, does not provide for a super majority vote on any matter.
Business Combinations
Under the BCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a New York corporation and an “interested shareholder” (defined generally as any person who beneficially owns, directly or indirectly, 20% or more of the voting power of the corporation’s outstanding voting shares or an affiliate of such an interested shareholder) are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of holders of a majority of the outstanding voting shares of the corporation other than shares held by the interested shareholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested shareholder, unless, among other conditions, the corporation’s common shareholders receive a minimum price (as described in the BCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested shareholder for its shares. A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested shareholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
REIT Qualification
Our certificate of incorporation, as amended, provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election, without approval of our shareholders, if it determines that it is no longer in our best interests to continue to qualify to be taxed as a REIT.
Limitation on Directors’ Liability and Indemnification of Directors and Officers
The BCL permits a New York corporation to include in its certificate of incorporation a provision limiting the liability of its directors to the corporation and its shareholders for money damages, except if a judgment or other final adjudication establishes that (i) the director’s acts were committed in bad faith, (ii) involved intentional misconduct or a knowing violation of law, (iii) he personally gained a financial profit or other advantage to which he was not legally entitled or (iv) his act involves (A) the declaration of a dividend that violated section 510 of the BCL; (B) the purchase or redemption of shares of our capital shares in violation of section 513 of the BCL; (C) the distribution of assets to shareholders after dissolution without paying or adequately providing for the payment of all known liabilities; and (D) the making of loans to a director in violation of section 714 of the BCL.
The BCL permits us to indemnify any present or former director or officer, against judgments, fines, settlements and reasonable expenses including attorney’s fees actually and necessarily incurred as a result of the action or proceeding, including any appeals, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

In addition, the BCL permits us to advance reasonable expenses to a director or officer upon our receipt of an undertaking by or on behalf of such officer or director to repay such amount as, and to the extent, such officer or director is ultimately found not to be entitled to indemnification or, if entitled to indemnification, to the extent the amount advanced exceeds the indemnification to which such officer or director is entitled.
Our certificate of incorporation, as amended, and bylaws obligate us, to the fullest extent permitted by New York law in effect from time to time, to indemnify, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity and any individual who, while a member of our board of directors and at our request, serves or has served as a director, officer, trustee or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity authorized by:
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the board, acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in the BCL; or

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the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer; or

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shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our certificate of incorporation, as amended, and bylaws are not deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of shareholders or disinterested directors or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK
For us to qualify to be taxed as a REIT under the Code, our capital shares must be owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to qualify to be taxed as a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our capital stock (after taking into account options to acquire shares of capital stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify to be taxed as a REIT, we must satisfy other requirements as well.
Our certificate of incorporation, as amended, provides that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 4.99%, by value or number of shares, whichever is more restrictive, of our outstanding capital stock. We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of shares as described below, would beneficially own or constructively own shares of our capital stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares as a “prohibited owner.”
The constructive ownership rules under the Code are complex and may cause shares owned beneficially or constructively by a group of related individuals and/or entities to be deemed owned beneficially or constructively by one individual or entity. As a result, even if a shareholder’s actual ownership does not exceed the share ownership limits described, on a constructive ownership basis such shareholder may exceed those limits.
The ownership limits described above do not apply to our founders, Jeffrey C. Villano and John L. Villano, In addition, our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular shareholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if we obtain representations and undertakings from such shareholders as are reasonably necessary for the board of directors to determine that such shareholder’s beneficial or constructive ownership of our shares will not result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT. Any violation or attempted violation of any such representations or undertakings will result in such shareholder’s shares being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing the excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of directors, in its sole discretion, to determine or ensure our status as a REIT. Our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.
In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common share ownership limit, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding shares or we would otherwise fail to qualify to be taxed as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common shares or our shares of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common shares or our shares of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of our common shares or shares of other classes or series of our capital stock, as applicable, will violate the decreased ownership limit.
Considering these limitations, our certificate of incorporation, as amended, prohibits:
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any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify to be taxed as a REIT;

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any person from transferring shares of our capital stock if the transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and

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any person from beneficially or constructively owning shares of our capital stock to the extent such ownership would result in our failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of shares of our capital stock described above, or who would have owned shares of our capital stock transferred to the trust as described below, must immediately give notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of shares of our capital stock will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of shares of our capital stock described above is no longer required.
If any transfer of shares of our capital stock would result in such shares being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our capital stock or any other event would otherwise result in any person violating the ownership limits or an excepted holder limit established by our board of directors, or in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT or as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violating transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limits or our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify to be taxed as a REIT or as a “domestically controlled qualified investment entity,” then the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.
Shares of our capital stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any of our capital shares held in the trust and will have no rights to distributions and no rights to vote or other rights attributable to the shares held in the trust. The trustee of the trust will exercise all voting rights and receive all distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to New York law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Shares of our capital stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of  (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accepts such offer. We may reduce the amount so payable to the prohibited owner by the amount of any dividend or distribution that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust, and we may pay the amount of any such reduction to the trustee for distribution to the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our capital shares held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of shares of our capital shares. After the sale of the shares, the interest of the charitable beneficiary in the shares transferred to the trust will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of  (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares have been transferred to a trust, such shares are sold by a prohibited owner, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount will be paid to the trustee upon demand. The prohibited owner has no rights in the shares held by the trustee.
In addition, if our board of directors determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares of our stock described above, our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer, including, but not limited to, causing us to redeem the shares, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of shares of our stock, within 30 days after the end of each taxable year, must give us written notice stating the shareholder’s name and address, the number of shares of each class and series of our capital stock that the shareholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us such additional information as we may request to determine the effect, if any, of the shareholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our capital stock and any person or entity (including the shareholder of record) who is holding shares of our capital stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits.
Certificates representing shares of our capital stock will bear a legend referring to the restrictions on ownership and transfer of shares of our capital stock described above.
The restrictions on ownership and transfer of shares of our capital stock described above could delay, defer or prevent a transaction or a change in control, including one that might involve a premium price for our common shares or otherwise be in the best interests of our shareholders.
Our board of directors has granted three exemptions to the ownership limitation. One waiver was granted to an investment fund allowing it to purchase up to 9.9% of our outstanding common shares. However, under the constructive ownership rules applicable to REITs, for tax purposes, those shares will be deemed to be owned by the investors in the fund rather than a single shareholder. A second waiver was granted to an investment advisor and asset manager allowing it to purchase up to 9.9% of our outstanding common shares for the accounts of its clients. The third waiver was given to Brian Prinz, one of our independent directors who, following the completion of our IPO, was the constructive owner of more than 4.99% of our outstanding common shares. However, as a result of the follow-on offering in October-November 2017, Mr. Prinz’s constructive ownership of our outstanding shares has been reduced and no longer exceeds the 4.99% limitation. We are not aware of any shareholder, other than Jeffrey C. Villano and John L. Villano, owning more than 4.99% of our outstanding common shares for tax purposes or otherwise. Accordingly, we do not believe that there are five or fewer shareholders who currently own more than 50% of our outstanding shares and we have no intention of granting any further waivers to the ownership limitation. However, if one or more shareholders were to acquire a significant number of our shares without our knowledge, we may fail the diversified ownership requirement and, as a result, fail to qualify as a REIT. The ownership limitation provided for by our charter provides a mechanism by which we may be able to force a shareholder to reduce his, her or its interest if we know about it but it may not prevent them from acquiring shares in excess of the limit in the first place.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material U.S. federal income tax considerations relating to our qualification and taxation as a real estate investment trust (“REIT”), and the acquisition, holding, and disposition of our common shares, our preferred shares, warrant to purchase our common shares or preferred shares, debt securities (including convertible securities) guarantees of our debt securities as well as units consisting of two or more of any of the foregoing classes of securities (collectively, “Securities”). For purposes of the following discussion, references to “our,” we,” and “us” means Sachem Capital Corp. as well as our subsidiaries and affiliates unless stated or the context implies otherwise. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations, rulings and other administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”) (including administrative interpretations and practices expressed in private letter rulings which are binding on the IRS only with respect to the particular taxpayers who requested and received those rulings), and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. We have not sought and will not seek an advance ruling from the IRS regarding any matter discussed in this section. The discussion is also based upon the assumption that we will operate in accordance with our respective applicable organizational documents. This discussion is for general information only, and does not purport to discuss all aspects of U.S. federal income taxation that may be important to an investor in light of the particular investment strategies and goals or tax circumstances of such investor, or to investors subject to special tax rules, including:
•
financial institutions;

•
pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes);

•
persons acting as nominees or otherwise not as beneficial owners;

•
insurance companies;

•
broker-dealers;

•
except to the extent described in the discussion below entitled “— Taxation of U.S. Shareholders — Taxation of Tax-Exempt Shareholders,” tax-exempt organizations;

•
dealers in securities or currencies;

•
traders in securities that elect to use a mark to market method of accounting;

•
persons that hold shares as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated transaction for U.S. federal income tax purposes;

•
regulated investment companies (“RICs”);

•
REITs;

•
certain U.S. expatriates;

•
foreign (non-U.S.) governments;

•
except to the extent described in the discussion below entitled “— Taxation of Non-U.S. Shareholders,” non-U.S. shareholders (as defined below);

•
U.S. shareholders whose “functional currency” is not the U.S. dollar;

•
persons who acquired their shares through the exercise of stock options or otherwise in connection with compensation;

•
persons who do not hold their shares as a capital asset within the meaning of Section 1221 of the Code; and

•
for purposes of the discussion below entitled “— Taxation of U.S. Shareholders,” persons subject to the alternative minimum tax under the Code.

For purposes of this discussion, a “U.S. shareholder” (or “U.S. stockholder”) means a beneficial owner of shares of our capital stock that is:
•
an individual who is a citizen or resident of the United States for U.S. federal income tax purposes;

•
an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) was in existence on August 20, 1996, was treated as a U.S. person prior to such date and has a valid election in place to continue to be treated as a U.S. person, as defined in the Code.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, and the partners in such partnership (as determined for U.S. federal income tax purposes), should consult their tax advisors.
This discussion of material U.S. federal income tax considerations is not binding on the IRS. We cannot assure you that the IRS will not assert, or that a court would not sustain, a position contrary to any described herein.
THE U.S. FEDERAL INCOME TAX RULES APPLICABLE TO HOLDING AND DISPOSING SHARES, AND TO REITS GENERALLY, ARE HIGHLY TECHNICAL AND COMPLEX. HOLDERS OF SHARES OF OUR CAPITAL STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP OF SUCH SHARES, AND OUR QUALIFICATION AS A REIT, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS, AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS, IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.
The U.S. federal income tax treatment of holders of our shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority is available. In addition, the tax consequences to a shareholder of holding our shares will depend on such shareholder’s particular tax circumstances. You should consult your tax advisor regarding the U.S. federal, state, local and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our shares, our election to be taxed as a REIT for U.S. federal income tax purposes, and potential changes in applicable law.
Taxation of the Company as a REIT
General
We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2017. A REIT generally is not subject to U.S. federal income tax on the income that it distributes to stockholders provided that the REIT meets the applicable REIT distribution requirements and other requirements for qualification as a REIT under the Code. We believe that we have been organized and operated in a manner to satisfy the requirements for qualification and taxation as a REIT under the Code, and we intend to continue to be organized and operated in a manner that will allow us to continue to meet the requirements for qualification and taxation as a REIT under the Code.
Qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through our actual annual (or in some cases quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various other REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, we cannot provide any assurances that we have been or will be organized or operated in a manner so as to satisfy the requirements for qualification and taxation as a REIT under the Code, or that we will meet in the future the requirements for qualification and taxation as a REIT. See “— Failure to Qualify as a REIT.”
The sections of the Code that relate to our qualification and operation as a REIT are highly technical and complex. This discussion sets forth the material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders.
Taxation
For each taxable year in which we qualify for taxation as a REIT, we generally will not be subject to U.S. federal corporate income tax on our “REIT taxable income” (generally, taxable income subject to specified adjustments, including a deduction for dividends paid and excluding our net capital gain) that is distributed currently to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a non-REIT C corporation. A non-REIT C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when the income is earned and once again at the stockholder level when the income is distributed. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.
U.S. shareholders (as defined below) generally will be subject to taxation on dividends distributed by us (other than designated capital gain dividends and “qualified dividend income”) at rates applicable to ordinary income, instead of at lower capital gain rates. For taxable years beginning after December 31, 2017, generally, U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate ordinary dividends distributed by us, subject to certain limitations. Capital gain dividends and qualified dividend income will continue to be subject to a maximum 20% rate.
Any net operating losses, foreign tax credits and other tax attributes of a REIT generally do not pass through to stockholders, subject to special rules for certain items such as recognized capital gains.
Even if we qualify for taxation as a REIT, we will be subject to U.S. federal income tax in the following circumstances:
1.
We will be taxed at regular corporate rates on any undistributed “REIT taxable income.”

2.
If we elect to treat property that we acquire in connection with certain leasehold terminations as “foreclosure property,” we may thereby avoid (a) the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction) as discussed below; and (b) the inclusion of any income from such property not qualifying for purposes of the gross income tests discussed below. Income from the sale or operation of the property may be subject to U.S. federal corporate income tax at the highest applicable rate (currently 21%).

3.
Our net income from “prohibited transactions” will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property. See “— Gross Income Tests — Income from Prohibited Transactions.”

4.
If we fail to satisfy either the 75% gross income test or the 95% gross income test, as discussed below, but our failure is due to reasonable cause and not due to willful neglect and we nonetheless maintain our qualification as a REIT because of specified cure provisions, we will be subject to a 100% tax on an amount equal to (a) the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which we fail the 95% gross income test, as the case may be, multiplied by (b) a fraction intended to reflect our profitability.

5.
We will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of amounts actually distributed, excess distributions from the preceding taxable year and amounts retained for which U.S. federal income tax was paid, if we fail to make the required distributions by the end of a calendar year. The required distributions for each calendar year is equal to the sum of: 85% of our REIT ordinary income for the year; 95% of our REIT capital gain net income for the year other than capital gains we elect to retain and pay tax on as described below; and any undistributed taxable income from prior taxable years.
6.
We will be subject to a 100% penalty tax on certain rental income we receive when a taxable REIT subsidiary provides services to our tenants, on certain expenses deducted by a taxable REIT subsidiary on payments made to us and on income for services rendered to us by a taxable REIT subsidiary, if the arrangements among us, our tenants, and our taxable REIT subsidiaries do not reflect arm’s-length terms.

7.
If we acquire any assets from a non-REIT C corporation in a transaction in which the basis of the assets in our hands is determined by reference to the basis of the asset in the hands of the non-REIT C corporation, we would be liable for corporate income tax, at the highest applicable corporate rate, for the “built-in gain” with respect to those assets if we dispose of those assets in a taxable transaction during the five-year period beginning on the day the asset was transferred to us by the non-REIT C corporation. To the extent that assets are transferred to us in a carry-over basis transaction by a partnership in which a corporation owns an interest, we will be subject to this tax in proportion to the non-REIT C corporation’s interest in the partnership. Built-in gain is the amount by which an asset’s fair market value exceeds its adjusted tax basis at the time we acquire the asset. The results described in this paragraph assume that the non-REIT C corporation will not elect, in lieu of this treatment, to be subject to an immediate tax when the asset is acquired by us. Any gain from the sale of property acquired by us in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code would be excluded from the application of this built-in gain tax.

8.
We may elect to retain and pay U.S. federal income tax on our net long-term capital gain. In that case, a U.S. shareholder would include its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) in its income, would be deemed to have paid the tax we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the basis of the U.S. shareholder in our shares.

9.
If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, but our failure is due to reasonable cause and not due to willful neglect and we nevertheless maintain our REIT qualification because of specified cure provisions, we will be subject to a tax equal to the greater of $50,000 or the amount determined by multiplying the net income generated by such non-qualifying assets by the highest rate of tax applicable to non-REIT C corporations during periods when such assets would have caused us to fail the asset test.

10.
If we fail to satisfy a requirement under the Code which would result in the loss of our REIT qualification, other than a failure to satisfy a gross income test, or an asset test as described in paragraph 9 above, but nonetheless maintain our qualification as a REIT because the requirements of certain relief provisions are satisfied, we will be subject to a penalty of $50,000 for each such failure.

11.
If we fail to comply with the requirements to send annual letters to our shareholders requesting information regarding the actual ownership of our shares and the failure was not due to reasonable cause or was due to willful neglect, we will be subject to a $25,000 penalty or, if the failure is intentional, a $50,000 penalty.

12.
The earnings of any subsidiaries that are subchapter C corporations, including any taxable REIT subsidiary, are subject to U.S. federal corporate income tax.

Notwithstanding our qualification as a REIT, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property and other taxes on our assets, operations and/or net worth. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for Qualification as a REIT
The Code defines a “REIT” as a corporation, trust or association:
1.
that is managed by one or more trustees or directors;

2.
that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3.
that would be taxable as a domestic corporation but for Sections 856 through 859 of the Code;

4.
that is neither a financial institution nor an insurance company within the meaning of certain provisions of the Code;

5.
that is beneficially owned by 100 or more persons;

6.
in which not more than 50% in value of the outstanding shares or other beneficial interest of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities and as determined by applying certain attribution rules) during the last half of each taxable year;

7.
that makes an election to be a REIT for the current taxable year, or has made such an election for a previous taxable year that has not been revoked or terminated, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.
that uses a calendar year for U.S. federal income tax purposes;

9.
that meets other applicable tests, described below, regarding the nature of its income and assets and the amount of its distributions; and

10.
that has no earnings and profits from any non-REIT taxable year at the close of any taxable year.

The Code provides that conditions (1), (2), (3) and (4) above must be met during the entire taxable year and condition (5) above must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. Condition (6) must be met during the last half of each taxable year. For purposes of determining share ownership under condition (6) above, a supplemental unemployment compensation benefits plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes generally is considered an individual. However, a trust that is a qualified trust under Code Section 401(a) generally is not considered an individual, and beneficiaries of a qualified trust are treated as holding shares of a REIT in proportion to their actuarial interests in the trust for purposes of condition (6) above. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT unless we qualify for certain relief provisions described in the following paragraph.
To monitor our compliance with condition (6) above, we are generally required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of certain specified percentages of our shares pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include in gross income the dividends paid by us). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. A shareholder that fails or refuses to comply with the demand is required by Treasury Regulations to submit a statement with its tax return disclosing the actual ownership of our shares and other information. If we comply with the record-keeping requirement and we do not know or, exercising reasonable diligence, would not have known of our failure to meet condition (6) above, then we will be treated as having met condition (6) above.
For purposes of condition (8), we adopted December 31 as our year end, and thereby satisfy this requirement.

Effect of Subsidiary Entities
Ownership of Interests in Partnerships and Limited Liability Companies.   In the case of a REIT which is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its pro rata share of the assets of the partnership or limited liability company, as the case may be, based on its capital interest in such partnership or limited liability company. Also, the REIT will be deemed to be entitled to the income of the partnership or limited liability company attributable to its pro rata share of the assets of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or limited liability company in which our operating partnership owns an interest, are treated as our assets and items of income for purposes of applying the requirements described in this prospectus, including the income and asset tests described below. For purposes of determining our proportionate share of a partnership’s income, we either calculate such share based on our capital interest in the partnership or based on the allocations provided in the applicable partnership’s operating agreement, using the more conservative calculation. As of the date of this prospectus, all our operations are conducted directly by Sachem Capital Corp. and not through other entities. The limited liability companies in which we have an interest are “disregarded entities” for tax purposes and, as such, we are deemed to own all their assets directly. In the future, we may be a limited partner or non-managing member in partnerships or limited liability companies. If such a partnership or limited liability company were to take actions which could jeopardize our qualification as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a REIT income or asset test, and that we would not become aware of such action in a time frame that would allow us to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless entitled to relief, as described below.
Under the Bipartisan Budget Act of 2015, liability is imposed on the partnership (rather than its partners) for adjustments to reported partnership taxable income resulting from audits or other tax proceedings. The liability can include an imputed underpayment of tax, calculated by using the highest marginal U.S. federal income tax rate, as well as interest and penalties on such imputed underpayment of tax. Using certain rules, partnerships may be able to transfer these liabilities to their partners. In the event any adjustments are imposed by the IRS on the taxable income reported by any subsidiary partnerships, we intend to utilize certain rules to the extent possible to allow us to transfer any liability with respect to such adjustments to the partners of the subsidiary partnerships who should properly bear such liability. However, there is no assurance that we will qualify under those rules or that we will have the authority to use those rules under the operating agreements for certain of our subsidiary partnerships.
Ownership of Interests in Qualified REIT Subsidiaries.   We may own 100% of the stock of one or more corporations that are qualified REIT subsidiaries. A corporation will qualify as a qualified REIT subsidiary if we own 100% of its stock and it is not a taxable REIT subsidiary. A qualified REIT subsidiary will not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary will be treated as our assets, liabilities and such items (as the case may be) for all purposes of the Code, including the REIT qualification tests. For this reason, references in this discussion to our income and assets should be understood to include the income and assets of any qualified REIT subsidiary we own. Our ownership of the voting stock of a qualified REIT subsidiary will not violate the restrictions against ownership of securities of any one issuer which constitute more than 10% of the voting power or value of such issuer’s securities or more than 5% of the value of our total assets, as described below in “— Asset Tests Applicable to REITs.”
Ownership of Interests in Taxable REIT Subsidiaries.   In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a taxable REIT subsidiary. A taxable REIT subsidiary of ours is a corporation other than a REIT in which we directly or indirectly hold stock, and that has made a joint election with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Code. A taxable REIT subsidiary also includes any corporation other than a REIT in which a taxable REIT subsidiary of ours owns, directly or indirectly, securities (other than certain “straight debt” securities), which represent more than 35% of the total voting power or value of the outstanding securities of such corporation. For purposes of the following discussion, the term “taxable REIT subsidiary” includes subsidiaries of the taxable REIT subsidiaries. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to our tenants without causing us to receive impermissible tenant service income under the REIT gross income tests. A taxable REIT subsidiary is required to pay regular U.S. federal income tax, and state and local income tax where applicable, as a non-REIT “C” corporation. In addition, a taxable REIT subsidiary may be prevented from deducting interest on debt funded directly or indirectly by us if certain tests regarding the taxable REIT subsidiary’s debt to equity ratio and interest expense are not satisfied. If dividends are paid to us by our taxable REIT subsidiaries, then a portion of the dividends we distribute to our shareholders who are taxed at individual rates will generally be eligible for taxation at lower capital gains rates, rather than at ordinary income rates. See “— Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Qualified Dividend Income.”
Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions applicable to the arrangements between us and our taxable REIT subsidiaries ensure that such taxable REIT subsidiaries will be subject to an appropriate level of U.S. federal income taxation. For example, taxable REIT subsidiaries are limited in their ability to deduct interest payments in excess of a certain amount made directly or indirectly to us. In addition, we will be obligated to pay a 100% penalty tax on some payments we receive from, or on certain expenses deducted by, or service income imputed to, our taxable REIT subsidiaries if the economic arrangements between us, our tenants and such taxable REIT subsidiaries are not comparable to similar arrangements among unrelated parties. Our taxable REIT subsidiaries, and any future taxable REIT subsidiaries acquired by us, may make interest and other payments to us and to third parties in connection with activities related to our properties. We cannot assure you that, in the future, our taxable REIT subsidiaries will not be limited in their ability to deduct interest payments made to us. In addition, we cannot assure you that the IRS might not seek to impose the 100% excise tax on a portion of payments received by us from, or expenses deducted by, or service income imputed to, our taxable REIT subsidiaries.
Ownership of Interests in Subsidiary REITs
We may own stock of one or more corporations that elect to be taxed as REITs. We currently do not own interests in any subsidiary REIT. We believe any REIT that we may acquire in the future will operate in a manner to permit us to qualify for taxation as a REIT for U.S. federal income tax purposes and that stock in any such REIT will be a qualifying asset for purposes of the 75% asset test. However, if any such other REIT that we may acquire in the future fails to qualify as a REIT then (i) the entity would be subject to regular corporate income tax, as described herein (refer below to the section entitled “— Failure to Qualify as a REIT”) and (ii) our equity interest in such entity would not be a qualifying real estate asset for purposes of the 75% asset test and would be subject to the 5% asset test and the 10% vote or value test generally applicable to a REIT’s ownership in corporations other than REITs, qualified REIT subsidiaries or taxable REIT subsidiaries (refer below to the section entitled “— Asset Tests”). If any REIT that we may acquire in the future fails to qualify as a REIT, it is possible that we would not meet the 75% asset test, the 5% asset test, and/or the 10% vote or value test with respect to its interest in such entity, in which event we would fail to qualify as a REIT, unless we qualified for certain relief provisions.
Gross Income Tests
To qualify as a REIT, we must satisfy two gross income tests which are applied on an annual basis. First, in each taxable year at least 75% of our gross income, excluding gross income from sales of inventory or dealer property in “prohibited transactions” and certain hedging and foreign currency transactions, must be derived from investments relating to real property or mortgages on real property, including:
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“rents from real property”;

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dividends or other distributions on, and gain from the sale of, shares in other REITs;

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gain from the sale of real property or mortgages on real property, in either case, not held for sale to customers;

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interest income derived from mortgage loans secured by real property and interests in real property (and certain loans partially secured by personal property);

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income attributable to temporary investments of new capital in stocks and debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or issuance of debt obligations with at least a five-year term; and

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gain from the sale of a debt instrument issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act) unless the debt instrument is secured by real property or an interest in real property, is not treated as qualifying income for purposes of the 75% income test.

Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as (a) other dividends, (b) interest, and (c) gain from the sale or disposition of shares or securities, in either case, not held for sale to customers.
Rents from Real Property.   Rents we receive will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable, and the nature of the property lease.
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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

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Second, we, or an actual or constructive owner of 10% or more in value of our shares, must not actually or constructively own 10% or more of the interests in the tenant, or, if the tenant is a corporation, 10% or more of the voting power or value of all classes of stock of the tenant. Rents received from such tenant that is a taxable REIT subsidiary, however, will not be excluded from the definition of “rents from real property” as a result of this condition if either (i) at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are comparable to rents paid by our other tenants for comparable space or (ii) the property is a qualified lodging or qualified health care facility and such property is operated on behalf of the taxable REIT subsidiary by a person who is an “eligible independent contractor” (as described below) and certain other requirements are met.

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Third, rent attributable to personal property, leased in connection with a lease of real property, must not be greater than 15% of the total rent received under the lease. If this requirement is not met, then the portion of rent attributable to personal property will not qualify as “rents from real property.”

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Fourth, for rents to qualify as rents from real property for the purpose of satisfying the gross income tests, we generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an “independent contractor” who is adequately compensated and from whom we derive no revenue or through a taxable REIT subsidiary. To the extent that impermissible services are provided by an independent contractor, the cost of the services generally must be borne by the independent contractor. We anticipate that any services we provide directly to tenants will be “usually or customarily rendered” in connection with the rental of space for occupancy only and not otherwise considered to be provided for the tenants’ convenience. We may provide a minimal amount of “non-customary” services to tenants of some of our properties, other than through an independent contractor or taxable REIT subsidiary, but we believe that our income from these services has not and will not in the future exceed 1% of our total gross income from any such property. If the impermissible tenant services income exceeds 1% of our total income from a property, then all the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant services income does not exceed 1% of our total income from the property, the services will not “taint” the other income from the property (that is, it will not cause the rent paid by tenants of that property to fail to qualify as rents from real property), but the impermissible tenant services income will not qualify as rents from real property. We are deemed to have received income from the provision of impermissible services in an amount equal to at least 150% of our direct cost of providing the service.
We monitor (and intend to continue to monitor) the activities provided at, and the non-qualifying income arising from, our properties and believe that we have not provided services at levels that will cause us to fail to meet the gross income tests. We provide services and may provide access to third party service providers at some or all our properties. Based upon our experience in the markets where the properties are located, we believe that all access to service providers and services provided to tenants by us (other than through a qualified independent contractor or a taxable REIT subsidiary) either are usually or customarily rendered in connection with the rental of real property and not otherwise considered rendered to the occupant, or, if considered impermissible services, will not result in an amount of impermissible tenant service income that will cause us to fail to meet the gross income test requirements. However, we cannot provide any assurance that the IRS will agree with these positions.
Interest Income.   “Interest” generally will be non-qualifying income for purposes of the 75% or 95% gross income tests if it depends in whole or in part on the income or profits of any person. However, interest based on a fixed percentage or percentages of receipts or sales may still qualify under the gross income tests. We do not expect to derive significant amounts of interest that will not qualify under the 75% and 95% gross income tests.
Dividend Income.   Our share of any dividends received from any corporations in which we own an interest (including taxable REIT subsidiaries but excluding qualified REIT subsidiaries) will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. At the present time, we do not have interests in other corporations ((including taxable REIT subsidiaries).
Income from Hedging Transactions.   Although we have not in the past and have no plans to do so in the future, there is a possibility that at some point in the future we may enter into hedging transactions with respect to one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap or cap agreements, option agreements, and futures or forward contracts. Income of a REIT, including income from a pass-through subsidiary, arising from “clearly identified” hedging transactions that are entered into to manage the risk of interest rate or price changes with respect to borrowings, including gain from the disposition of such hedging transactions, to the extent the hedging transactions hedge indebtedness incurred, or to be incurred, by the REIT to acquire or carry real estate assets (each such hedge, a “Borrowings Hedge”), will not be treated as gross income for purposes of the 95% gross income test, and will not be treated as gross income for purposes of the 75% gross income test. Income of a REIT arising from hedging transactions that are entered into to manage the risk of currency fluctuations with respect to our investments (each such hedge, a “Currency Hedge”) will not be treated as gross income for purposes of either the 95% gross income test or the 75% gross income test, provided that the transaction is “clearly identified.” This exclusion from the 95% and 75% gross income tests also will apply if we previously entered into a Borrowings Hedge or a Currency Hedge, a portion of the hedged indebtedness or property is disposed of, and in connection with such extinguishment or disposition we enter into a new “clearly identified” hedging transaction to offset the prior hedging position. In general, for a hedging transaction to be “clearly identified,” (1) it must be identified as a hedging transaction before the end of the day on which it is acquired, originated, or entered into; and (2) the items of risks being hedged must be identified “substantially contemporaneously” with entering into the hedging transaction (generally not more than 35 days after entering into the hedging transaction). To the extent that we hedge with other types of financial instruments or in other situations, the resultant income will be treated as income that does not qualify under the 95% or 75% gross income tests unless the hedge meets certain requirements and we elect to integrate it with a specified asset and to treat the integrated position as a synthetic debt instrument. If we engage in any hedging transactions, we intend to structure them in a manner that does not jeopardize our qualification as a REIT, but we cannot assure you that we will be successful in this regard.
Income from Prohibited Transactions.   Any gain that we realize on the sale of any property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business (commonly referred to as “dealer property”) including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. For purposes of determining the amount of income subject to the penalty tax, gains from sales of dealer property may not be offset by losses from such sales. Whether property is held as dealer property is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. Among the factors considered by the IRS and the courts in making the dealer determination are the nature and purpose of the acquisition of the property; the duration of ownership of the property; the extent and nature of the taxpayer’s efforts to sell the property; the number, extent, continuity, substantiality of the property sales; the extent of subdividing, developing, and advertising the property to increase sales; the use of a business office for the sale of the property; the character and degree of supervision or control exercised by the taxpayer over any representative selling the property; and the time and effort the taxpayer habitually devotes to the sale. The frequency and substantiality of sales is often cited by the courts as the most important objective factor in determining whether the taxpayer is engaged in the business of selling real estate to customers. The fact that the taxpayer holds some or even a substantial portion of its properties for lease and for long-term investment (i.e., not as dealer property) does not necessarily preclude other properties from being viewed as dealer property if the specific facts and circumstances relating thereto indicate that such properties were acquired and held for sale to customers in the ordinary course of business.
However, we will not be treated as a dealer in real property with respect to a property which is a real estate asset that we sell for the purposes of the 100% tax if (i) we have held the property for at least two years for the production of rental income prior to the sale, (ii) capitalized expenditures on the property in the two years preceding the sale are less than 30% of the net selling price of the property, and (iii) we either (a) have seven or fewer sales of property (excluding certain property obtained through foreclosure) for the year of sale, or (b) the aggregate adjusted basis of property sold during the year is 10% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year, or (c) the fair market value of property sold during the year is 10% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year, or (d) the aggregate adjusted basis of property sold during the year is 20% or less of the aggregate adjusted basis of all of our assets as of the beginning of the taxable year and the aggregate adjusted basis of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate tax basis of all of our assets as of the beginning of each of the three taxable years ending with the year of sale, or (e) the fair market value of property sold during the year is 20% or less of the aggregate fair market value of all of our assets as of the beginning of the taxable year and the fair market value of property sold during the three-year period ending with the year of sale is 10% or less of the aggregate fair market value of all of our assets as of the beginning of each of the three taxable years ending with the year of sale. If we rely on clauses (b), (c), (d), or (e) in the preceding sentence, substantially all the marketing and development expenditures with respect to the property sold must be made through an independent contractor from whom we derive no income or a taxable REIT subsidiary. The sale of more than one property to one buyer as part of one transaction constitutes one sale for purposes of this “safe harbor.” We intend to hold our properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning our properties and to make occasional sales of the properties as are consistent with our investment objectives. However, the IRS may successfully contend that some or all the sales made by us or subsidiary partnerships or limited liability companies are prohibited transactions. In that case, we would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales.
Income from Foreclosure Property.   We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that constitutes qualifying income for purposes of the 75% gross income test. Foreclosure property is real property and any personal property incident to such real property (1) that we acquire as the result of having bid on the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (2) for which we acquired the related loan or lease at a time when default was not imminent or anticipated, and (3) with respect to which we made a proper election to treat the property as foreclosure property. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. To the extent that we receive any income from foreclosure property that does not qualify for purposes of the 75% gross income test, we intend to make an election to treat the related property as foreclosure property if the election is available (which may not be the case with respect to acquired “distressed loans”).
Failure to Satisfy the Gross Income Tests.   If we fail to satisfy one or both the 75% and 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are entitled to relief under the Code. These relief provisions will be generally available if (1) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (2) following our identification of the failure to meet the 75% and/or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth a description of each item of our gross income that satisfies the gross income tests for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury Regulations. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. If these relief provisions do not apply under the circumstances, we will fail to qualify as a REIT. As discussed above, under “— Taxation of the Company as a REIT — General,” even if these relief provisions apply, a tax would be imposed based on the amount of non- qualifying income. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the income tests applicable to REITs.
Redetermined Rents; Redetermined Deductions; Excess Interest; or Redetermined Taxable REIT Subsidiary Service Income.   Any redetermined rents, redetermined deductions, excess interest or redetermined taxable REIT subsidiary service income will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of services furnished by one of our taxable REIT subsidiaries to any of our tenants, and redetermined deductions and excess interest represent amounts that are deducted by a taxable REIT subsidiary for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations. Redetermined taxable REIT subsidiary service income means gross income (less allocable deductions) of a taxable REIT subsidiary attributable to services provided to, or on behalf of, the REIT (other than to tenants) to the extent the taxable REIT subsidiary’s income (less deductions) attributable thereto is increased to clearly reflect income. Rents we receive will not constitute redetermined rents if they qualify for the safe harbor provisions contained in the Code. Safe harbor provisions are provided where:
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amounts are excluded from the definition of impermissible tenant service income as a result of satisfying the 1% de minimis exception;

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a taxable REIT subsidiary renders a significant amount of similar services to unrelated parties and the charges for such services are substantially comparable;

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rents paid to us by tenants leasing at least 25% of the net leasable space of the REIT’s property who are not receiving services from the taxable REIT subsidiary are substantially comparable to the rents paid by the REIT’s tenants leasing comparable space who are receiving such services from the taxable REIT subsidiary and the charge for the service is separately stated; or

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the taxable REIT subsidiary’s gross income from the service is not less than 150% of the taxable REIT subsidiary’s direct cost of furnishing the service.

While we believe that any fees paid to our taxable REIT subsidiaries for tenant services have and will continue to reflect arm’s-length rates, a taxable REIT subsidiary may under certain circumstances provide tenant services which do not satisfy any of the safe-harbor provisions described above. Nevertheless, these determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the redetermined rent, redetermined deductions, excess interest or redetermined taxable REIT subsidiary service income, as applicable.
Asset Tests
At the close of each calendar quarter, we must satisfy the following tests relating to the nature and diversification of our assets. For purposes of the asset tests, a REIT is not treated as owning the stock of a qualified REIT subsidiary, an equity interest in any entity treated as a partnership for U.S. federal income tax purposes, or an equity interest in any entity that is disregarded as separate from its owner for U.S. federal income tax purposes (a “disregarded entity”). Instead, a REIT is treated as owning its proportionate share of the assets held by such entity.
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At least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items and U.S. government securities. For purposes of this test, real estate assets include interests in real property, such as land and buildings, leasehold interests in real property, stock of other corporations that qualify as REITs, some types of mortgage-backed securities, mortgage loans on real property or on interests in real property, property attributable to the temporary investment of new capital (but only if such property is stock or a debt instrument and only for the one-year period beginning on the date we receive such capital), and: (i) personal property leased in connection with real property to the extent that rents attributable to such personal property are treated as “rents from real property,” and (ii) debt instruments issued by publicly offered REITs. Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.

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Not more than 25% of our total assets may be represented by securities other than those described in the first bullet above.

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Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities owned by us may not exceed 5% of the value of our total assets.

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Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer’s outstanding voting securities.

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Except for securities described in the first bullet above and securities in qualified REIT subsidiaries and taxable REIT subsidiaries, and certain types of indebtedness that are not treated as securities for purposes of this test, as discussed below, we may not own more than 10% of the total value of the outstanding securities of any one issuer.

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Real estate assets include debt instruments issued by publicly offered REITs to the extent not secured by real property or interests in real property, but the value of such debt instruments cannot exceed 25% of the value of our total assets.

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Not more than 20% (25% for calendar quarters beginning prior to the calendar quarter ended March 31, 2018) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

The 10% value test does not apply to certain “straight debt” and other excluded securities, as described in the Code, including (1) loans to individuals or estates; (2) obligations to pay rent from real property; (3) rental agreements described in Section 467 of the Code; (4) any security issued by other REITs; (5) certain securities issued by a state, the District of Columbia, a foreign government, or a political subdivision of any of the foregoing, or the Commonwealth of Puerto Rico; and (6) any other arrangement as determined by the IRS. In addition, (1) a REIT’s interest as a partner in a partnership is not considered a security for purposes of the 10% value test; (2) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by the partnership if at least 75% of the partnership’s gross income is derived from sources that would qualify for the 75% gross income test; and (3) any debt instrument issued by a partnership (other than straight debt or other excluded security) will not be considered a security issued by a partnership to the extent of the REIT’s interest as a partner in the partnership.
For purposes of the 10% value test, debt will meet the “straight debt” safe harbor if (1) neither us, nor any of our controlled taxable REIT subsidiaries (i.e., taxable REIT subsidiaries more than 50% of the vote or value of the outstanding stock of which is directly or indirectly owned by us), own any securities not described in the preceding paragraph that have an aggregate value greater than one percent of the issuer’s outstanding securities, as calculated under the Code, (2) the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, (3) the debt is not convertible, directly or indirectly, into stock, and (4) the interest rate and the interest payment dates of the debt are not contingent on the borrower’s profits, the borrower’s discretion or similar factors. However, contingencies regarding time of payment and interest are permissible for purposes of qualifying as a straight debt security if either (1) such contingency does not have the effect of changing the effective yield of maturity, as determined under the Code, other than a change in the annual yield to maturity that does not exceed the greater of (i) 5% of the annual yield to maturity and (ii) 0.25%, or (2) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt instruments held by the REIT exceeds $1,000,000 and not more than 12 months of unaccrued interest can be required to be prepaid thereunder. In addition, debt will not be disqualified from being treated as “straight debt” solely because the time or amount of payment is subject to a contingency upon a default or the exercise of a prepayment right by the issuer of the debt, provided that such contingency is consistent with customary commercial practice.
We believe that the assets that we hold and intend to hold will satisfy the foregoing asset test requirements. However, we have not and will not obtain independent appraisals to support our conclusions as to the value of our assets. Moreover, the value of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of assets violates one or more of the asset tests applicable to REITs in which case we might not satisfy the 75% asset test and the other asset tests and could fail to qualify as a REIT.
Failure to Satisfy the Asset Tests.   The asset tests must be satisfied not only on the last day of the calendar quarter in which we, directly or through pass-through subsidiaries, acquire securities in the applicable issuer, but also on the last day of the calendar quarter in which we increase our ownership of securities of such issuer, including as a result of increasing our interest in pass-through subsidiaries. After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests solely by reason of changes in the relative values of our assets. If failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, we can cure this failure by disposing of non-qualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to continue to maintain, adequate records of the value of our assets to ensure compliance with the asset tests, and we intend to take any available action within 30 days after the close of any quarter as may be required to cure any noncompliance with the asset tests. Although we plan to take steps to ensure that we satisfy such tests for any quarter with respect to which testing is to occur, there can be no assurance that such steps will always be successful. If we fail to timely cure any noncompliance with the asset tests, we will cease to qualify as a REIT, unless we satisfy certain relief provisions.
The failure to satisfy the 5% asset test, or the 10% vote or value asset tests can be remedied even after the 30-day cure period under certain circumstances. Specifically, if we fail these asset tests at the end of any quarter and such failure is not cured within 30 days thereafter, we may dispose of sufficient assets (generally within six months after the last day of the quarter in which our identification of the failure to satisfy these asset tests occurred) to cure such a violation that does not exceed the lesser of 1% of our assets at the end of the relevant quarter or $10,000,000. If we fail any of the other asset tests or our failure of the 5% and 10% asset tests is in excess of the de minimis amount described above, as long as such failure was due to reasonable cause and not willful neglect, we are permitted to avoid disqualification as a REIT, after the 30-day cure period, by taking steps including the disposing of sufficient assets to meet the asset test (generally within six months after the last day of the quarter in which our identification of the failure to satisfy the REIT asset test occurred), paying a tax equal to the greater of $50,000 and the highest corporate income tax rate of the net income generated by the non-qualifying assets during the period in which we failed to satisfy the asset test, and filing in accordance with applicable Treasury Regulations a schedule with the IRS that describes the assets that caused us to fail to satisfy the asset test(s). We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the asset tests applicable to REITs. In certain circumstances, utilization of such provisions could result in us being required to pay an excise or penalty tax, which could be significant in amount.
Annual Distribution Requirements
To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders each year in an amount at least equal to:
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the sum of: (1) 90% of our “REIT taxable income,” computed without regard to the dividends-paid deduction and our net capital gain; and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

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the sum of specified items of non-cash income.

For purposes of this test, non-cash income means income attributable to leveled stepped rents, original issue discount included in our taxable income without the receipt of a corresponding payment, cancellation of indebtedness or a like-kind exchange that is later determined to be taxable.
We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a prospective record date in one of these months and pay the dividend on or before January 31 of the following year, such distributions are treated as both paid by us and received by each shareholder on December 31 of the year in which they are declared. Second, distributions (“858 spill-over dividends”) may be made in the following year if (A) the distributions are (i) declared before we timely file our tax return for the prior year, (ii) distributed within the 12-month period following the close of the prior taxable year to which they relate back, and (iii) distributed with or before the “first regular dividend payment” after such declaration, and (B) we elect in our tax return to have a specified dollar amount of such dividend (or dividends) treated as if paid in the prior year. The maximum dollar amount that we may elect to treat as an 858 spill-over dividend is the amount by which the earnings and profits for the taxable year exceed the total amount of distributions out of such earnings and profits that were actually made during the taxable year to which they relate back. These distributions are taxable to our shareholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
To the extent that we do not distribute all our net capital gain or distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be required to pay tax on that amount at regular corporate tax rates. We believe that we have made, and we intend to continue to make, timely distributions to satisfy these annual distribution requirements. In certain circumstances, we may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate share of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their shares by the difference between (1) the amounts of capital gain dividends that we designated and that they included in their taxable income, minus (2) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, (1) will generally not affect the character, in the hands of our shareholders, of any distributions that are actually made as ordinary dividends or capital gains; and (2) cannot be passed through or used by our shareholders. See “— Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Distributions Generally.”
If we fail to distribute during each calendar year at least the sum of (a) 85% of our REIT ordinary income for such year, (b) 95% of our REIT capital gain net income for such year, and (c) any undistributed taxable income (ordinary and capital gain) from all prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (x) the amounts “actually distributed,” and (y) the amounts of income we retained and on which we paid corporate income tax.
We expect that our REIT taxable income (determined before our deduction for dividends paid) will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we will generally have enough cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in arriving at our taxable income. If these timing differences occur, we may need to arrange for short-term, or possibly long-term, borrowings or need to pay dividends in the form of taxable dividends to meet the distribution requirements. Furthermore, under Section 451 of the Code, subject to certain exceptions, we must accrue income for U.S. federal income tax purposes no later than when such income is taken into account as revenue in our financial statements, which could create additional differences between REIT taxable income and the receipt of cash attributable to such income. In addition, Section 162(m) of the Code places a per-employee limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and certain other highly compensated executive officers. Amendments to Section 162(m) eliminated an exception that formerly permitted certain performance-based compensation to be deducted even if in excess of $1 million, which may have the effect of increasing our REIT taxable income. We may be able to rectify a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends.
Commencing in taxable years beginning after December 31, 2017, Section 163(j) of the Code limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage, within the meaning of Section 469(c)(7)(C) of the Code. If this election is made, depreciable real property (including certain improvements) held by the relevant trade or business must be depreciated under the alternative depreciation system under the Code, which is generally less favorable than the generally applicable system of depreciation under the Code. If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the new interest deduction limitation could result in us having more REIT taxable income and thus increase the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. Similarly, the limitation could cause our taxable REIT subsidiaries to have greater taxable income and thus potentially greater corporate tax liability.
Record-Keeping Requirements
We are required to comply with applicable record-keeping requirements. Failure to comply could result in monetary fines.
Failure to Qualify as a REIT
If we fail to satisfy one or more requirements for REIT qualification other than gross income and asset tests that have the specific savings clauses, we can avoid termination of our REIT qualification by paying a penalty of $50,000 for each such failure, provided that our noncompliance was due to reasonable cause and not willful neglect. If we fail to qualify for taxation as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates. If we fail to qualify for taxation as a REIT, we will not be required to make any distributions to our shareholders, and any distributions that are made to our shareholders will not be deductible by us. As a result, our failure to qualify for taxation as a REIT would significantly reduce the cash available for distributions by us to our shareholders. In addition, if we fail to qualify for taxation as a REIT, all distributions to our shareholders, to the extent of our current and accumulated earnings and profits, will be taxable as regular corporate dividends. For taxable years beginning before January 1, 2026, generally U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate ordinary dividends distributed by us, subject to certain limitations. Alternatively, such dividends paid to U.S. shareholders that are individuals, trusts and estates may be taxable at the preferential income tax rates (i.e., the 20% maximum U.S. federal rate) for qualified dividends.
Unless entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. There can be no assurance that we would be entitled to any statutory relief. We intend to take advantage of any and all relief provisions that are available to us to cure any violation of the requirements applicable to REITs.

Taxation of U.S. Shareholders
Taxation of Taxable U.S. Shareholders
This section summarizes the taxation of U.S. shareholders that are not tax-exempt organizations. If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our shares, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding our shares should consult its tax advisor regarding the U.S. federal income tax consequences to the partner of the acquisition, ownership and disposition of our shares by the partnership.
Distributions Generally.   So long as we qualify as a REIT, distributions out of our current or accumulated earnings and profits that are not designated as capital gains dividends or “qualified dividend income” will be taxable to our taxable U.S. shareholders as ordinary income and will not be eligible for the dividends-received deduction in the case of U.S. shareholders that are corporations. However, for taxable years prior to 2026, generally U.S. shareholders that are individuals, trusts or estates may deduct 20% of the aggregate ordinary dividends distributed by us, subject to certain limitations. For purposes of determining whether distributions to holders of our shares are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any preferred shares and then to our common shares. Dividends received from REITs are generally not eligible to be taxed at the preferential qualified dividend income rates currently available to individual U.S. shareholders who receive dividends from taxable subchapter C corporations.
Capital Gain Dividends.   We may elect to designate distributions of our net capital gain as “capital gain dividends.” Distributions that we properly designate as “capital gain dividends” will be taxable to our taxable U.S. shareholders as long-term capital gains without regard to the period for which the U.S. shareholder that receives such distribution has held its shares, to the extent that such distributions do not exceed our actual net capital gain for the taxable year (and do not exceed our dividends paid with respect to the taxable year, taking Section 858 of the Code into account). Designations made by us will only be effective to the extent that they comply with Revenue Ruling 89-81, which requires that distributions made to different classes of shares be composed proportionately of dividends from each particular type of income. If we designate any portion of a dividend as a capital gain dividend, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as capital gain. Corporate shareholders, however, may be required to treat up to 20% of some capital gain dividends as ordinary income. Recipients of capital gain dividends from us that are taxed at corporate income tax rates will be taxed at the normal corporate income tax rates on these dividends.
We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case U.S. shareholders will be treated as having received, solely for U.S. federal income tax purposes, our undistributed capital gains as well as a corresponding credit or refund, as the case may be, for taxes that we paid on such undistributed capital gains. A U.S. shareholder will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. A U.S. shareholder that is a corporation will appropriately adjust its earnings and profits for the retained capital gain in accordance with Treasury Regulations to be prescribed by the IRS. Our earnings and profits will be adjusted appropriately.
We will classify portions of any designated capital gain dividend or undistributed capital gain as either:
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a long-term capital gain distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 20%, and taxable to U.S. shareholders that are corporations at a maximum rate of 21%; or

•
an “unrecaptured Section 1250 gain” distribution, which would be taxable to non-corporate U.S. shareholders at a maximum rate of 25%, to the extent of previously claimed depreciation deductions.

Distributions from us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of these shares. To the extent that such distributions exceed the adjusted basis of a U.S. shareholder’s shares, the

U.S. shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a prospective date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior taxable years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Under Section 172 of the Code, our deduction for any net operating loss carryforwards arising from losses we sustain in taxable years beginning after December 31, 2017, is limited to 80% of our REIT taxable income (determined without regard to the deduction for dividends paid), and any unused portion of losses arising in taxable years ending after December 31, 2017, may not be carried back, but may be carried forward indefinitely. See “— Taxation of the Company as a REIT” and “— Requirements for Qualification as a REIT — Annual Distribution Requirements.” Such losses, however, are not passed through to U.S. shareholders and do not offset income of U.S. shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of U.S. shareholders to the extent that we have current or accumulated earnings and profits.
Qualified Dividend Income.   With respect to U.S. shareholders who are taxed at the rates applicable to individuals, we may elect to designate a portion of our distributions paid to shareholders as “qualified dividend income.” A portion of a distribution that is properly designated as qualified dividend income is taxable to non-corporate U.S. shareholders as capital gain, provided that the U.S. shareholder has held the shares with respect to which the distribution is made for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which such shares become ex-dividend with respect to the relevant distribution. The maximum amount of our distributions eligible to be designated as qualified dividend income for a taxable year is equal to the sum of:
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the qualified dividend income received by us during such taxable year from non-REIT C corporations (including our taxable REIT subsidiaries);

•
the excess of any “undistributed” REIT taxable income recognized during the immediately preceding year over the U.S. federal income tax paid by us with respect to such undistributed REIT taxable income; and

•
the excess of (i) any income recognized during the immediately preceding year attributable to the sale of a built-in-gain asset that was acquired in a carry-over basis transaction from a C corporation with respect to which the Company is required to pay U.S. federal income tax, over (ii) the U.S. federal income tax paid by us with respect to such built-in gain.

Generally, dividends that we receive will be treated as qualified dividend income for purposes of the first bullet above if (A) the dividends are received from (i) a U.S. corporation (other than a REIT or a RIC), (ii) any of our taxable REIT subsidiaries, or (iii) a “qualifying foreign corporation,” and (B) specified holding period requirements and other requirements are met. A foreign corporation (other than a “foreign personal holding company,” a “foreign investment company,” or a “passive foreign investment company”) will be a qualifying foreign corporation if it is incorporated in a possession of the United States, the corporation is eligible for benefits of an income tax treaty with the United States that the Secretary of Treasury determines is satisfactory or the stock of the foreign corporation on which the dividend is paid is readily tradable on an established securities market in the United States. We generally expect that an insignificant portion, if any, of our distributions from us will consist of qualified dividend income. If we designate any portion of a dividend as qualified dividend income, a U.S. shareholder will receive an IRS Form 1099-DIV indicating the amount that will be taxable to the shareholder as qualified dividend income.
Passive Activity Losses and Investment Interest Limitations.   Distributions we make and gain arising from the sale or exchange by a U.S. shareholder of our shares will not be treated as passive activity income. As a result, U.S. shareholders generally will not be able to apply any “passive losses” against this income or gain. Distributions we make, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation. A U.S. shareholder may elect, depending on its particular situation, to treat capital gain dividends, capital gains from the disposition of our shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable capital gains will be taxed as ordinary income. We will notify shareholders regarding the portions of our distributions for each year that constitute ordinary income, return of capital and qualified dividend income.
Dispositions of Our Shares.   If a U.S. shareholder sells or otherwise disposes of our shares in a taxable transaction (other than redemption), it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted basis in the shares for tax purposes. In general, a U.S. shareholder’s adjusted basis will equal the U.S. shareholder’s acquisition cost, increased by the excess for net capital gains deemed distributed to the U.S. shareholder (discussed above) less tax deemed paid on it and reduced by returns on capital. In general, capital gains recognized by individuals and other non-corporate U.S. shareholders upon the sale or disposition of our shares will be subject to a maximum U.S. federal income tax rate of 20%, if our shares are held for more than one year and will be taxed as ordinary income (up to 37%) if our shares are held for one year or less. Gains recognized by U.S. shareholders that are corporations are subject to U.S. federal income tax at a maximum rate of 21%, regardless of whether such gains are classified as long-term capital gains or not. The IRS has the authority to prescribe, but has not yet prescribed, Treasury Regulations that would apply a capital gain tax rate of 25% (which is higher than the long-term capital gain tax rates for non-corporate U.S. shareholders) to a portion of capital gain realized by a non-corporate U.S. shareholder on the sale of our shares that would correspond to our “unrecaptured Section 1250 gain.” U.S. shareholders should consult with their tax advisors with respect to their capital gain tax liability.
Capital losses recognized by a U.S. shareholder upon the disposition of our shares that were held for more than one year at the time of disposition will be considered long-term capital losses and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). Similarly, capital losses recognized by a U.S. shareholder upon the disposition of our shares that were held for one year or less at the time of disposition will be considered short-term capital losses and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of our shares by a U.S. shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the U.S. shareholder as long-term capital gain.
If a shareholder recognizes a loss upon a subsequent disposition of our shares in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury Regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written, and may apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. U.S. shareholders should consult their tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our shares, or transactions that we might undertake directly or indirectly.
Medicare Tax on Unearned Income.   The Health Care and Reconciliation Act of 2010 requires certain U.S. shareholders that are individuals, estates or trusts to pay an additional 3.8% tax on “net investment income” (the “Medicare Tax”), which includes, among other things, dividends on and gains from the sale or other disposition of REIT shares. The temporary 20% deduction allowed by Section 199A of the Code with respect to ordinary REIT dividends received by non-corporate taxpayers, is allowed only for purposes of Chapter 1 of the Code and thus is apparently not allowed as a deduction allocable to such dividends for purposes of determining the amount of net investment income subject to the Medicare Tax, which is imposed under Chapter 2A of the Code. U.S. shareholders should consult their tax advisors regarding this legislation.
Legislation Relating to Foreign Accounts.   The Foreign Account Tax Compliance Act (“FATCA”), which was enacted in 2010, imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. Investors are advised to consult their tax advisors regarding this legislation. See “— Information Reporting and Backup Withholding Tax Applicable to Shareholders — U.S. Shareholders — Legislation Relating to Foreign Accounts.”
Redemption of Preferred Shares.   Whenever we redeem any preferred shares, the treatment accorded to any redemption by us for cash (as distinguished from a sale, exchange or other disposition) of our preferred shares to a holder of such shares can only be determined on the basis of the particular facts as to each holder at the time of redemption. In general, a holder of our preferred shares will recognize capital gain or loss measured by the difference between the amount received by the holder of such shares upon the redemption and such holder’s adjusted tax basis in the shares redeemed (provided the preferred shares are held as a capital asset) if such redemption (i) is “not essentially equivalent to a dividend” with respect to the holder of the preferred shares under Section 302(b)(1) of the Code, (ii) is a “substantially disproportionate” redemption with respect to the shareholder under Section 302(b)(2) of the Code, or (iii) results in a “complete termination” of the holder’s interest in all classes of our shares under Section 302(b)(3) of the Code. In applying these tests, there must be taken into account not only any series or class of the shares being redeemed, but also such holder’s ownership of other classes of our shares and any options (including share purchase rights) to acquire any of the foregoing. The holder of our preferred shares also must take into account any such securities (including options) which are considered to be owned by such holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.
If the holder of preferred shares owns (actually or constructively) none of our voting shares, or owns an insubstantial amount of our voting shares, based upon current law, it is probable that the redemption of preferred shares from such a holder would be considered to be “not essentially equivalent to a dividend.” However, whether a distribution is “not essentially equivalent to a dividend” depends on the facts and circumstances, and a holder of our preferred shares intending to rely on any of these tests at the time of redemption should consult its tax advisor to determine their application to its particular situation.
Satisfaction of the “substantially disproportionate” and “complete termination” exceptions is dependent upon compliance with the respective objective tests set forth in Section 302(b)(2) and Section 302(b)(3) of the Code. A distribution to a holder of preferred shares will be “substantially disproportionate” if the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately following the redemption of shares (treating shares of preferred stock redeemed as not outstanding) is less than 80% of the percentage of our outstanding voting shares actually and constructively owned by the shareholder immediately before the redemption, and immediately following the redemption the shareholder actually and constructively owns less than 50% of the total combined voting power of all of our outstanding shares of capital stock. If our preferred shares are nonvoting shares, a shareholder would have to reduce such holder’s holdings (if any) in our classes of voting shares to satisfy this test.
If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from our preferred shares will be treated as a distribution on our shares as described under “Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Distributions Generally.” If the redemption of a holder’s preferred shares is taxed as a dividend, the adjusted basis of such holder’s redeemed shares will be transferred to any other shares held by the holder. If the holder owns no other shares, under certain circumstances, such basis may be transferred to a related person, or it may be lost entirely.
With respect to a redemption of our preferred shares that is treated as a distribution with respect to our shares, which is not otherwise taxable as a dividend, the IRS has proposed Treasury regulations that would require any basis reduction associated with such a redemption to be applied on a share-by-share basis which could result in taxable gain with respect to some shares, even though the holder’s aggregate basis for the shares would be sufficient to absorb the entire amount of the redemption distribution (in excess of any amount of such distribution treated as a dividend). Additionally, these proposed Treasury regulations would not permit the transfer of basis in the redeemed shares of the preferred shares to the remaining shares held (directly or indirectly) by the redeemed holder. Instead, the unrecovered basis in our preferred shares would be treated as a deferred loss to be recognized when certain conditions are satisfied. These proposed Treasury regulations would be effective for transactions that occur after the date the regulations are published as final Treasury regulations. However, we cannot assure you as to whether, when, and in what particular form such proposed Treasury regulations will ultimately be finalized. If a redemption of shares is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Dispositions of Our Shares.”
Conversion of Preferred Shares into Common Shares.   Except as provided below, a U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our common shares. Except as provided below, a U.S. shareholder’s basis and holding period in the common shares received upon conversion generally will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional share of common shares exchanged for cash). Any common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described above in “— Taxation of U.S. Shareholders — Taxation of Taxable U.S. Shareholders — Distributions Generally.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share, and gain or loss will be recognized on the receipt of cash in an amount equal to the difference between the amount of cash received and the adjusted tax basis allocable to the fractional common share deemed exchanged. This gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the preferred shares for more than one year. See “— Taxation of U.S. Shareholders — Dispositions of Our Shares.” U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of preferred shares for cash or other property.
Taxation of Tax-Exempt Shareholders
U.S. tax-exempt entities, including qualified employee pension and profit-sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to taxation on their unrelated business taxable income, or UBTI. While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity generally do not constitute UBTI. Based on that ruling, and provided that (1) a tax-exempt shareholder has not held our shares as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the U.S. tax-exempt shareholder), (2) our shares are not otherwise used in an unrelated trade or business, and (3) we do not hold an asset that gives rise to “excess inclusion income,” distributions that we make and income from the sale of our shares generally should not give rise to UBTI to a U.S. tax-exempt shareholder. Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, or qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) or (c)(20) of the Code, respectively, or single parent title-holding corporations exempt under Section 501(c)(2) and whose income is payable to any of the aforementioned tax-exempt organizations, are subject to different UBTI rules, which generally require such shareholders to characterize distributions from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in our shares. These shareholders should consult with their tax advisors concerning these set aside and reserve requirements. In certain circumstances, a pension trust (1) that is described in Section 401(a) of the Code, (2) is tax exempt under Section 501(a) of the Code, and (3) that owns more than 10% of our shares could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless:
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either (1) one pension trust owns more than 25% of the value of our shares, or (2) one or more pension trusts, each individually holding more than 10% of the value of our shares, collectively own more than 50% of the value of our shares; and

•
we would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code provides that shares owned by such trusts shall be treated, for purposes of the requirement that not more than 50% of the value of the outstanding shares of a REIT are owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities), as owned by the beneficiaries of such trusts.

The percentage of any REIT dividend from a “pension-held REIT” that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI. The provisions requiring pension trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the “not closely held requirement” without relying upon the “look-through” exception with respect to pension trusts. As a result of certain limitations on the transfer and ownership of shares of our common and preferred shares contained in our certificate of incorporation, we do not expect to be classified as a “pension-held REIT,” and accordingly, the tax treatment described above with respect to pension-held REITs should be inapplicable to our tax-exempt shareholders.
Prospective shareholders who are tax-exempt organizations should consult with their tax advisors regarding the tax consequences of investing in our shares.
Taxation of Non-U.S. Shareholders
The following discussion addresses the rules governing U.S. federal income taxation of non-U.S. shareholders. For purposes of this discussion, “non-U.S. shareholder” is a beneficial owner of our shares that is not a U.S. shareholder (as defined above) or an entity that is treated as a partnership for U.S. federal income tax purposes. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address state, local, foreign, or other tax consequences that may be relevant to a non-U.S. shareholder considering its particular circumstances.
Distributions Generally.   As described in the discussion below, distributions paid by us with respect to our shares will be treated for U.S. federal income tax purposes as either:
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ordinary income dividends;

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long-term capital gain; or

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return of capital distributions.

This discussion assumes that our shares will be considered regularly traded on an established securities market for purposes of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, provisions described below. Generally, FIRPTA treats gain from the disposition of U.S. real property interests, or USRPIs, (and certain distributions received, that are attributable to gain from disposition of USRPIs) as income effectively connected with a non-U.S. shareholder’s conduct of a U.S. trade or business and subjects such income to U.S. federal income tax at rates applicable to U.S. individuals or corporations. If our shares are no longer regularly traded on an established securities market, the tax considerations described below would materially differ.
Ordinary Income Dividends.   A distribution paid by us to a non-U.S. shareholder will be treated as an ordinary income dividend if the distribution is payable out of our earnings and profits and:
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the distribution is not attributable to our net capital gain; or

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the distribution is attributable to our net capital gain from the sale of USRPIs, and the non-U.S. shareholder owns 10% or less of the value of our shares throughout the one-year period ending on the date of the distribution.

In general, non-U.S. shareholders will not be deemed to be engaged in a U.S. trade or business solely as a result of their ownership of our shares. In cases where the dividend income from a non-U.S. shareholder’s investment in our shares is, or is treated as, effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. federal income tax return filed by or on behalf of the non-U.S. shareholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation.
Generally, we will withhold and remit to the IRS 30% of dividend distributions (including distributions that may later be determined to have been made in excess of current and accumulated earnings and profits)

that could not be treated as capital gain distributions with respect to the non-U.S. shareholder (and that are not deemed to be capital gain dividends for purposes of the FIRPTA withholding rules described below) unless:
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a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, evidencing eligibility for that reduced treaty rate with us; or

•
the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. shareholder’s trade or business.

Return of Capital Distributions.   Unless (A) our shares constitute a USRPI, as described in “— Dispositions of Our Shares” below, or (B) either (1) the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder (in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain) or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States (in which case the non-U.S. shareholder will be subject to a 30% tax on the individual’s net capital gain for the year), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. federal income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. shareholder may seek a refund from the IRS of any amounts withheld if it subsequently is determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our shares constitute a USRPI, as described below, distributions that we make in excess of the sum of (1) the non-U.S. shareholder’s proportionate share of our earnings and profits, and (2) the non-U.S. shareholder’s basis in its shares, will be taxed under FIRPTA at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. shareholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.
Capital Gain Dividends.   A distribution paid by us to a non-U.S. shareholder will be treated as long-term capital gain if the distribution is paid out of our current or accumulated earnings and profits and:
•
the distribution is attributable to our net capital gain (other than from the sale of USRPIs) and we timely designate the distribution as a capital gain dividend; or

•
the distribution is attributable to our net capital gain from the sale of USRPIs and the non-U.S. shareholder owns more than 10% of the value of shares at any point during the one-year period ending on the date on which the distribution is paid.

Long-term capital gain that a non-U.S. shareholder is deemed to receive from a capital gain dividend that is not attributable to the sale of USRPIs generally will not be subject to U.S. federal income tax in the hands of the non-U.S. shareholder unless:
•
the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business of the non-U.S. shareholder, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to any gain, except that a non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax; or

•
the non-U.S. shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States in which case the nonresident alien individual will be subject to a 30% tax on his capital gains.

Subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” under FIRPTA, distributions that are attributable to net capital gain from the sale by us of USRPIs and paid to a non-U.S. shareholder that owns more than 10% of the value of our shares at any time during the one-year period ending on the date on which the distribution is paid will be subject to U.S. tax as income effectively connected with a U.S. trade or business. The FIRPTA tax will apply to these distributions regardless of whether the distribution is designated as a capital gain dividend or not, and, in the case of a non-U.S. shareholder that is a corporation, such distributions also may be subject to the 30% branch profits tax.
Subject to the discussion below regarding distributions to “qualified shareholders” and “qualified foreign pension funds,” any distribution paid by us that is treated as a capital gain dividend or that could be treated as a capital gain dividend with respect to a particular non-U.S. shareholder will be subject to special withholding rules under FIRPTA. We will withhold and remit to the IRS 21% of any distribution that could be treated as a capital gain dividend with respect to the non-U.S. shareholder, to the extent that the distribution is attributable to the sale by us of USRPIs. The amount withheld is creditable against the non-U.S. shareholder’s U.S. federal income tax liability or refundable when the non-U.S. shareholder properly and timely files a tax return with the IRS.
Qualified Shareholders.   Subject to the exception discussed below, any distribution to a “qualified shareholder” who holds REIT stock directly (or indirectly through one or more partnerships) will not be subject to U.S. tax under FIRPTA with respect to that REIT stock and thus will not be subject to withholding rules under FIRPTA. If a foreign investor in a “qualified shareholder” directly or indirectly, whether or not by reason of such investor’s ownership interest in the “qualified shareholder,” holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the “qualified shareholder” (based on the foreign investor’s percentage ownership of the “qualified shareholder”) will be treated as a USRPI in the hands of the “qualified shareholder” and will be subject to FIRPTA.
A “qualified shareholder” is a foreign person that (i) either is eligible for the benefits of a comprehensive income tax treaty with the United States that includes an exchange of information program and whose principal class of interests is listed and regularly traded on one or more recognized stock exchanges (as defined in such comprehensive income tax treaty), or is a foreign partnership that is created or organized under foreign law as a limited partnership in a jurisdiction that has an agreement for the exchange of information with respect to taxes with the United States and has a class of limited partnership units representing greater than 50% of the value of all the partnership units that is regularly traded on the NYSE or NASDAQ markets, (ii) is a “qualified collective investment vehicle” (defined below), and (iii) maintains records on the identity of each person who, at any time during the foreign person’s taxable year, is the direct owner of 5% or more of the class of interests or units (as applicable) described in (i), above.
A “qualified collective investment vehicle” is a foreign person that (i) would be eligible for a reduced rate of withholding under the comprehensive income tax treaty described above, even if such entity holds more than 10% of the stock of such REIT, (ii) is publicly traded, is treated as a partnership under the Code, is a withholding foreign partnership, and would be treated as a U.S. real property holding corporation (“USRPHC”) if it were a domestic corporation, or (iii) is designated as such by the Secretary of the Treasury and is either (a) fiscally transparent within the meaning of section 894 of the Code, or (b) required to include dividends in its gross income, but is entitled to a deduction for distributions to its investors.
Qualified Foreign Pension Funds.   Any distribution to a “qualified foreign pension fund” or an entity all of the interests of which are held by a “qualified foreign pension fund” who holds REIT stock directly (or indirectly through one or more partnerships) will not be subject to U.S. tax under FIRPTA and thus will not be subject to the withholding rules under FIRPTA.
A qualified foreign pension fund is any trust, corporation, or other organization or arrangement (A) that is created or organized under the law of a country other than the United States, (B) that is established to provide retirement or pension benefits to participants or beneficiaries that are current or former employees (or persons designated by such employees) of one or more employers in consideration for services rendered, (C) that does not have a single participant or beneficiary with a right to more than 5% of its assets or income, (D) that is subject to government regulation and provides annual information reporting about its beneficiaries to the relevant tax authorities in the country in which it is established or operates, and (E) with respect to which, under the laws of the country in which it is established or operates, (i) contributions to such organization or arrangement that would otherwise be subject to tax under such laws are deductible or excluded from the gross income of such entity or taxed at a reduced rate, or (ii) taxation of any investment income of such organization or arrangement is deferred or such income is taxed at a reduced rate.

Undistributed Capital Gain.   Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of our shares held by non-U.S. shareholders generally should be treated in the same manner as actual distributions by us of capital gain dividends. Under this approach, the non-U.S. shareholder would be able to offset as a credit against their U.S. federal income tax liability resulting therefrom their proportionate share of the tax paid by us on the undistributed capital gains treated as long-term capital gains to the non-U.S. shareholder, and generally receive from the IRS a refund to the extent their proportionate share of the tax paid by us were to exceed the non-U.S. shareholder’s actual U.S. federal income tax liability on such long-term capital gain. If we were to designate any portion of our net capital gain as undistributed capital gain, a non-U.S. shareholder should consult its tax advisors regarding taxation of such undistributed capital gain.
Dispositions of Our Shares.   Unless our shares constitute a USRPI, a sale of our shares by a non-U.S. shareholder generally will not be subject to U.S. federal income taxation under FIRPTA. Generally, subject to the discussion below regarding dispositions by “qualified shareholders” and “qualified foreign pension funds,” with respect to any shareholder, our shares will constitute a USRPI only if each of the following three statements is true:
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Fifty percent or more of our assets on any of certain testing dates during a prescribed testing period consist of interests in real property located within the United States, excluding for this purpose, interests in real property solely in a capacity as creditor (which we expect to be the case).

•
We are not a “domestically-controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held directly or indirectly by non-U.S. shareholders throughout the specified testing period. Although we believe that we are and will remain a domestically controlled REIT, because our shares are publicly traded, we cannot make any assurance that we are or will remain a domestically controlled qualified investment entity.

•
Either (a) our shares are not “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market; or (b) our shares are “regularly traded” on an established securities market and the selling non-U.S. shareholder has held over 10% of our outstanding shares any time during the five-year period ending on the date of the sale.

A sale of our shares by a “qualified shareholder” or a “qualified pension fund” that holds our shares directly (or indirectly through one or more partnerships) will not be subject to U.S. federal income taxation under FIRPTA. However, if a foreign investor in a “qualified shareholder” directly or indirectly, whether or not by reason of such investor’s ownership interest in the “qualified shareholder,” holds more than 10% of the stock of the REIT, then a portion of the REIT stock held by the “qualified shareholder” (based on the foreign investor’s percentage ownership of the “qualified shareholder”) will be treated as a USRPI in the hands of the “qualified shareholder” and will be subject to FIRPTA.
Specific wash sales rules applicable to sales of shares in a domestically controlled qualified investment entity could result in gain recognition, taxable under FIRPTA, upon the sale of our shares even if we are a domestically controlled qualified investment entity. These rules would apply if a non-U.S. shareholder (1) disposes of our shares within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been taxable to such non-U.S. shareholder as gain from the sale or exchange of a USRPI, and (2) acquires, or enters into a contract or option to acquire, other shares during the 61-day period that begins 30 days prior to such ex-dividend date.
If gain on the sale of our shares was subject to taxation under FIRPTA, the non-U.S. shareholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. shareholder with respect to such gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the shares could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of our shares that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. shareholder as follows: (1) if the non-U.S. shareholder’s investment in our shares is effectively connected with a U.S. trade or business conducted by such non-U.S. shareholder, the non-U.S. shareholder will be subject to the same treatment as a U.S. shareholder with respect to such gain, or (2) if the non-U.S. shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Legislation Relating to Payments to Certain Foreign Entities.   FATCA imposes a 30% withholding tax on certain types of payments made to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligations requirements are satisfied. Investors are advised to consult their tax advisors regarding this legislation. See “— Information Reporting and Backup Withholding Tax Applicable to Shareholders — Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities.”
Redemption of Preferred Stock and Depositary Shares.   See discussion above under “— Taxation of Taxable U.S. Shareholders — Redemption of Preferred Shares.” If the redemption does not meet any of the tests described in “— Taxation of Taxable U.S. Shareholders — Redemption of Preferred Shares,” then the redemption proceeds received from our shares will be treated as a distribution on our shares as described under “— Taxation of Non-U.S. Shareholders — Distributions Generally.” If a redemption of shares is not treated as a distribution taxable as a dividend, it will be treated as a taxable sale or exchange in the manner described under “Taxation of Non-U.S. Shareholders — Dispositions of Our Shares.”
Conversion of Our Preferred Shares into Common Shares.   Except as provided below, a non-U.S. shareholder generally will not recognize gain or loss upon the conversion of our preferred shares into our common shares, provided our preferred shares do not constitute a USRPI. Even if our preferred shares do constitute a USRPI, provided our common shares also constitutes a USRPI, a non-U.S. shareholder generally will not recognize gain or loss upon a conversion of our preferred shares into our common shares provided certain reporting requirements are satisfied. Except as provided below, a non-U.S. shareholder’s basis and holding period in the common shares received upon conversion will be the same as those of the converted preferred shares (but the basis will be reduced by the portion of adjusted tax basis allocated to any fractional common share exchanged for cash). Any common shares received in a conversion that is attributable to accumulated and unpaid dividends on the converted preferred shares will be treated as a distribution on our shares as described under “— Taxation of Non-U.S. Shareholders — Ordinary Income Dividends.” Cash received upon conversion in lieu of a fractional common share generally will be treated as a payment in a taxable exchange for such fractional common share as described under “— Taxation of Non-U.S. Shareholders — Dispositions of Our Shares.” Non-U.S. shareholders should consult with their tax advisor regarding the U.S. federal income tax consequences of any transaction by which such holder exchanges common shares received on a conversion of preferred shares for cash or other property.
Information Reporting and Backup Withholding Tax Applicable to Shareholders
U.S. Shareholders — Generally
In general, information reporting requirements will apply to payments of distributions on our shares and payments of the proceeds of the sale of our shares to some U.S. shareholders, unless an exception applies. Further, the payor will be required to withhold backup withholding tax on such payments (currently at the rate of 24%) if:
1.
the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding;

2.
the IRS notifies the payor that the TIN furnished by the payee is incorrect;

3.
there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Code; or

4.
there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Code.

Some shareholders may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder’s U.S.

federal income tax liability and may entitle the shareholder to a refund, provided that the required information is furnished to the IRS.
U.S. Shareholders — Legislation Relating to Foreign Accounts
Under FATCA certain payments made to “foreign financial institutions” and “non-financial foreign entities” may be subject to withholding at a rate of 30%. U.S. shareholders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of their shares. See “— Information Reporting and Backup Withholding Tax Applicable to Shareholders — Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities.”
Non-U.S. Shareholders — Generally
Generally, information reporting will apply to payments of distributions on our shares, and backup withholding, currently at a rate of 30%, may apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.
The proceeds from a disposition by a non-U.S. shareholder of shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the United States, then information reporting generally will apply as though the payment were made through a U.S. office of a U.S. or foreign broker. Generally, backup withholding does not apply in such a case.
Generally, non-U.S. shareholders will satisfy the information reporting requirements by providing a proper IRS withholding certificate (such as the Form W-8BEN or Form W-8BEN-E). In the absence of a proper withholding certificate, applicable Treasury Regulations provide presumptions regarding the status of holders of our shares when payments to the holders cannot be reliably associated with appropriate documentation provided to the payor. If a non-U.S. shareholder fails to comply with the information reporting requirement, payments to such person may be subject to the full withholding tax even if such person might have been eligible for a reduced rate of withholding or no withholding under an applicable income tax treaty. Any payment subject to a withholding tax will not be again subject to backup withholding. Because the application of these Treasury Regulations varies depending on the holder’s particular circumstances, a non-U.S. shareholder is advised to consult its tax advisor regarding the information reporting requirements applicable to it.
Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules may be refunded or credited against the non-U.S. shareholder’s federal income tax liability if certain required information is furnished to the IRS. Non-U.S. shareholders should consult their tax advisors regarding application of backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury Regulations.
Non-U.S. Shareholders — Withholding on Payments to Certain Foreign Entities
FATCA imposes a 30% withholding tax on certain types of payments to “foreign financial institutions” and certain non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied.
Under the applicable Treasury Regulations and administrative guidance, FATCA imposes a 30% withholding tax on dividends on, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our shares if paid to a foreign entity unless: (i) the foreign entity is a “foreign financial institution” that undertakes certain due diligence, reporting, withholding, and certification obligations, or in the case of a foreign financial institution that is a resident in a jurisdiction that has entered into an intergovernmental agreement to implement FATCA, the entity complies with the diligence and reporting requirements of such agreement, (ii) the foreign entity is not a “foreign financial institution” and either certifies it does not have any “substantial United States owners” (as defined in the Code) or identifies certain of its U.S. investors, or (iii) the foreign entity otherwise is exempted under FATCA. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of our shares on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
If withholding is required under FATCA on a payment related to our shares, investors that otherwise would not be subject to withholding (or that otherwise would be entitled to a reduced rate of withholding) generally will be required to seek a refund or credit from the IRS to obtain the benefit of such exemption or reduction (provided that such benefit is available). Prospective investors should consult their tax advisors regarding the effect of FATCA in their particular circumstances.
Taxation of Holders of Our Warrants
Holders of warrants to purchase our preferred shares or common shares will not generally recognize gain or loss upon the exercise of a warrant. A holder’s basis in the preferred shares or common shares, as the case may be, received upon the exercise of the warrant will be equal to the sum of the holder’s adjusted tax basis in the warrant and the exercise price paid. A holder’s holding period in the preferred shares or common shares, as the case may be, received upon the exercise of the warrant will not include the period during which the warrant was held by the holder. Upon the expiration of a warrant, a holder will recognize a capital loss in an amount equal to his or her adjusted tax basis in the warrant. Upon the sale or exchange of a warrant to a person other than us, a holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder’s adjusted tax basis in the warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the warrant was held for more than one year. Upon the sale of the warrant to us, the IRS may argue that a holder should recognize ordinary income on the sale. Prospective investors should consult their tax advisors as to the consequences of a sale of a warrant to us.
Other Tax Consequences
Legislative or other actions affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department, which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the federal tax laws and interpretations thereof could adversely affect an investment in our shares. Investors should consult with their tax advisors regarding the effect of potential changes to the federal tax laws and on an investment in our shares.
State, Local and Foreign Taxes
We may be required to pay tax in various state or local jurisdictions, including those in which we transact business, and our shareholders may be required to pay tax in various state or local jurisdictions, including those in which they reside. Our state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. In addition, a shareholder’s state and local tax treatment may not conform to the U.S. federal income tax consequences discussed above. Consequently, investors should consult with their tax advisors regarding the effect of state and local tax laws on an investment in our shares.
Tax Shelter Reporting
If a holder recognizes a loss as a result of a transaction with respect to our shares of at least (i) for a holder that is an individual, S corporation, trust or a partnership with at least one non-corporate partner, $2 million or more in a single taxable year or $4.0 million or more in a combination of taxable years, or (ii) for a holder that is either a corporation or a partnership with only corporate partners, $10 million or more in a single taxable year or $20 million or more in a combination of taxable years, such holder may be required to file a disclosure statement with the IRS on IRS Form 8886. Direct shareholders of portfolio securities are in many cases exempt from this reporting requirement, but shareholders of a REIT currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Investors should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

PLAN OF DISTRIBUTION
We may sell Securities to one or more underwriters or dealers for public offering and sale by them, or we may sell the Securities to investors directly or through agents. The applicable prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:
•
the name or names of any underwriters;

•
the purchase price of the Securities;

•
any underwriting discounts and other items constituting underwriters’ compensation;

•
any initial public offering price and the net proceeds we will receive from such sale;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any Securities exchange or market on which the Securities offered in the prospectus supplement may be listed.

We may distribute our Securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies, including in “at-the-market” offerings. We may sell Securities through a rights offering, forward contracts, or similar arrangements.
We may authorize underwriters, dealers, or agents to solicit offers by certain purchasers to purchase the Securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.
Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the offering of our Securities, and any discounts, concessions or commissions which underwriters allow to dealers, will be set forth in the prospectus supplement. Underwriters may sell our Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our Securities may be deemed to be underwriters under the Securities Act and any discounts or commissions they receive from us and any profit on the resale of our Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us, will be described in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our Securities will be subject to conditions precedent and the underwriters will be obligated to purchase all our offered Securities if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
Any common shares sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the NYSE American or such other stock exchange on which our Securities are listed.
Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof.
An underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Securities laws. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bidders to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the Securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the Securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the Securities to be higher than it would otherwise be. The underwriters may engage in these activities on any exchange or other market in which the Securities may be traded. If commenced, the underwriters may discontinue these activities at any time.
Certain of the underwriters and their affiliates may be customers of, engage in transactions with, and perform services for, us and our subsidiaries, if any, in the ordinary course of business at any time. We may sell the Securities covered in this prospectus in any of these ways (or in any combination).

LEGAL MATTERS
The validity of the shares offered hereby will be passed upon for us by Kurzman Eisenberg Corbin Lever, LLP, White Plains, New York. Certain partners of Kurzman Eisenberg Corbin Lever, LLP own in the aggregate 52,000 common shares.
EXPERTS
Our financial statements as of, and for each of the years ended, December 31, 2020 and 2019 have been so included in reliance on the report of Hoberman & Lesser CPA’s, LLP, an independent registered public accounting firm, included in this prospectus given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE
We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our shares offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
We are a reporting company and file annual, quarterly and current reports, proxy statements and other material with the SEC. You may read and copy our reports, proxy statements and other information, including the registration statement of which this prospectus is a part at the Public Reference Room of the SEC, 100 F Street, N. E., Room 1580, Washington D. C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC. The address of that site is www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus or any document that we file in the future with the SEC. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC and all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portion of the respective filings that are furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K (including exhibits related thereto) or other applicable SEC rules, rather than filed) after the date of this prospectus from their respective filing dates. These documents contain important information about us, our business and our finances.
Document	Filed
Annual Report on Form 10-K for the year ended December 31, 2020	March 31, 2021
Quarterly Report on Form 10-Q for the period ended March 31, 2021	May 12, 2021
Current Reports on Form 8-K	April 5, 2021, April 14, 2021 and May 19, 2021
Description common shares contained in our Registration Statement on Form 8-A	January 25, 2017
Description of 7.75% September 2025 notes contained in Registration Statement on Form 8-A	September 2, 2020
Description of 7.125% June 2024 notes contained in Registration Statement on Form 8-A	June 24, 2019
Description of 6.875% December 2024 notes contained in Registration Statement on Form 8-A	November 6, 2019
At your request, either orally or in writing, we will provide you with a copy of any or all documents which are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are specifically incorporated by reference into those documents. Requests should be addressed to Sachem Capital Corp., 698 Main Street, Branford, Connecticut 06405, attention: Chief Financial Officer, telephone number (203) 433-4736.

1,700,000 Shares
7.75% Series A Cumulative Redeemable Preferred Stock
Sachem Capital Corp.

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
Ladenburg Thalmann	Janney Montgomery Scott	William Blair
Co-Manager
Aegis Capital Corp.
June 23 , 2021